    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            HEWLETT-PACKARD COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                        3570                    94-1081436
 (State or other jurisdiction        (Primary Standard           (IRS Employer
     of incorporation or         Industrial Classification    Identification No.)
        organization)                  Code Number)

                              3000 HANOVER STREET
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              ANN O. BASKINS, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            HEWLETT-PACKARD COMPANY
                              3000 HANOVER STREET
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

          Kenton J. King, Esq.            Charles N. Charnas, Esq.          Michael P. Gallagher, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP   Assistant Secretary and             Pepper Hamilton LLP
    525 University Avenue, Suite 220       Senior Managing Counsel       1235 Westlakes Drive, Suite 400
      Palo Alto, California 94301          Hewlett-Packard Company          Berwyn, Pennsylvania 19312
             (650) 470-4500                  3000 Hanover Street                  (610) 640-7800
                                         Palo Alto, California 94304
                                               (650) 857-1501

                           --------------------------

    Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE   AMOUNT OF SHARES    OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              REGISTERED                  TO BE REGISTERED           SHARE                PRICE          REGISTRATION FEE
Common Stock, par value $0.01 per
  share................................    13,585,937 (1)             N/A           $610,752,932 (2)         $161,239

(1) Based on the maximum number of shares of common stock, par value $0.01 per share, of Hewlett-Packard Company that may be issued in the merger, calculated by multiplying (i) 20,812,792 outstanding shares of common stock of Bluestone Software, Inc. on October 24, 2000 plus an additional 7,107,342 shares of Bluestone common stock reserved for issuance by (ii) the exchange ratio of 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27,
    2000).

(2) Reflects the market price of the common stock of Bluestone computed in accordance with Rule 457(f) and Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the Bluestone common stock on the Nasdaq Stock Market on November 8, 2000. The proposed maximum aggregate offering price is estimated solely to determine the registration fee.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [BLUESTONE LOGO]

                               300 STEVENS DRIVE
                        PHILADELPHIA, PENNSYLVANIA 19113

                 MERGER PROPOSED. YOUR VOTE IS VERY IMPORTANT.

November   , 2000

DEAR STOCKHOLDER:

    You are cordially invited to attend a special meeting of stockholders of
Bluestone Software, Inc. to be held on       ,         , 2000 at 10:00 A.M.,
local time, at the Marriott Hotel--Philadelphia Airport, Philadelphia, Pennsylvania.

    At this important meeting, you will be asked to vote upon the merger of Bluestone and Beta Acquisition Corporation, a wholly owned subsidiary of Hewlett-Packard Company. If the merger is approved, you will receive 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a share of Hewlett-Packard common stock for each share of Bluestone common stock that you own. Hewlett-Packard shares are traded on the New York Stock Exchange under the symbol "HWP." We expect that the merger will be tax-free to you for United States federal income tax purposes, except for cash received in place of fractional shares.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND THE MERGER AGREEMENT WITH HEWLETT-PACKARD, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

    We believe that the merger represents an exciting strategic opportunity which will allow you to continue your investment in Bluestone's future as part of a larger and more diversified company.

    YOUR VOTE IS IMPORTANT. We cannot complete the merger unless the holders of a majority of our outstanding shares vote to approve and adopt the merger agreement. Whether or not you are able to attend the meeting personally, please complete, sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the meeting and vote in person, even if you have previously returned your proxy card.

    If you fail to return your proxy card or vote in person at the meeting, it will have the same effect as a vote against the merger.

    This document provides you with detailed information about the merger. We encourage you to read this entire document carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS RELATING
TO THE PROPOSED MERGER," BEGINNING ON PAGE   , DESCRIBING SOME OF THE RISKS THAT
YOU SHOULD CONSIDER IN EVALUATING THE MERGER.

    I look forward to your support.

                                          Sincerely,

                                          /s/ P. Kevin Kilroy

                                          P. Kevin Kilroy

                                          Chairman and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE HEWLETT-PACKARD SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THIS PROXY STATEMENT/PROSPECTUS IS DATED           , 2000
       AND WAS FIRST MAILED TO STOCKHOLDERS ON OR ABOUT           , 2000

                                [BLUESTONE LOGO]

                               300 STEVENS DRIVE
                        PHILADELPHIA, PENNSYLVANIA 19113

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON            , 2000

                            ------------------------

To the Stockholders of
Bluestone Software, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Bluestone Software, Inc. will be held at the Marriott Hotel--Philadelphia Airport, One
Arrivals Road, Philadelphia, Pennsylvania 19153, on           ,     , 2000, at
10:00 A.M., local time, for the following purposes:

1. To consider and vote upon a proposal to approve the merger of Beta Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Hewlett-Packard Company, into Bluestone and adopt the Agreement and Plan of Merger, dated as of October 24, 2000, by and among Hewlett-Packard, Beta Acquisition Corporation and Bluestone, pursuant to which, among other things, each share of Bluestone common stock outstanding immediately prior to the effective time of the merger will be converted into
    0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a share of Hewlett-Packard common stock.

2. To act upon other matters relating to the conduct of the special meeting and any adjournments or postponements thereto.

    A copy of the merger agreement is attached as Appendix A to the accompanying document. Approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of the outstanding Bluestone shares. Holders of Bluestone shares will not have dissenter's or appraisal rights, or have the right to demand payment for their shares under Delaware law in connection with the merger.

    All stockholders are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting, all holders of Bluestone's common stock are urged to complete and sign the enclosed proxy, and return it promptly to Bluestone. At any time prior to their being voted, proxies are revocable by delivering written notice to Bluestone in accordance with the instructions set forth in the proxy statement or by voting at the special meeting in person.

    Only stockholders of record as of the close of business on             ,
2000 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, BY DELIVERY TO BLUESTONE OF A SUBSEQUENTLY EXECUTED PROXY OR A WRITTEN NOTICE OF REVOCATION OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT, AS DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By order of the Board of Directors,

                                          /s/ Paul T. Porrini
                                          Paul T. Porrini
                                          Secretary

Philadelphia, Pennsylvania
          , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      1

QUESTIONS AND ANSWERS ABOUT THE MERGER......................      3

SUMMARY.....................................................      4

  The Companies.............................................      4

  The Special Meeting.......................................      5

  Record Date; Vote Required................................      5

  Reasons for the Merger....................................      5

  Recommendations of The Bluestone Board....................      5

  Opinion of Bluestone's Financial Advisor..................      5

  The Merger................................................      5

  The Terms of the Merger Agreement.........................      6

  Regulatory Matters........................................      7

  Accounting Treatment......................................      8

  New York Stock Exchange Listing...........................      8

  Ownership of Shares After the Merger......................      8

  Interests of Bluestone Officers and Directors in the
    Merger..................................................      8

  Effects of the Merger on the Rights of Bluestone
    Stockholders............................................      8

SELECTED HEWLETT-PACKARD CONSOLIDATED FINANCIAL DATA........      9

SELECTED BLUESTONE CONSOLIDATED FINANCIAL DATA..............     10

COMPARATIVE PER SHARE DATA..................................     12

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........     13

RISK FACTORS RELATED TO THE PROPOSED MERGER.................     14

THE SPECIAL MEETING.........................................     17

  Time and Place; Purposes..................................     17

  Record Date...............................................     17

  Quorum....................................................     17

  Vote Required.............................................     17

  Proxies...................................................     18

THE MERGER..................................................     19

  Structure of the Merger...................................     19

  Exchange of Bluestone Stock Certificates for
    Hewlett-Packard Stock Certificates......................     19

  Background of the Merger..................................     20

  Bluestone's Reasons for Engaging in the Merger;
    Recommendation of the Bluestone Board...................     23

  Opinion of Bluestone's Financial Advisor..................     26

  Material United States Federal Income Tax Consequences....     32

  Anticipated Accounting Treatment..........................     33

                                                                PAGE
                                                              --------
  Interests of Directors and Officers in the Merger.........     34

  Director and Officer Indemnification and Insurance........     34

  Regulatory Matters........................................     34

  No Dissenter's or Appraisal Rights........................     35

  Listing on the New York Stock Exchange....................     35

  Delisting and Deregistration of Bluestone Common Stock....     36

  Federal Securities Laws Consequences......................     36

THE MERGER AGREEMENT........................................     37

  The Merger................................................     37

  Conversion or Cancellation of Bluestone Shares and Options
    in the Merger...........................................     37

  Exchange of Certificates in the Merger....................     38

  Representations and Warranties............................     38

  Conduct of Business Pending the Merger....................     40

  No Solicitation...........................................     42

  Insurance and Indemnification.............................     44

  Additional Material Covenants.............................     44

  Conditions................................................     45

  Termination...............................................     47

  Effect of Termination.....................................     48

  Termination Fee and Expenses..............................     48

  Amendment and Modification................................     48

RELATED AGREEMENTS..........................................     49

  Stock Option Agreement....................................     49

  Voting Agreement..........................................     50

MARKET PRICE AND DIVIDEND INFORMATION.......................     52

COMPARATIVE RIGHTS OF STOCKHOLDERS..........................     53

SUBSEQUENT EVENTS...........................................     56

EXPERTS.....................................................     56

LEGAL MATTERS...............................................     56

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS..................     56

APPENDIX A  AGREEMENT AND PLAN OF MERGER....................    A-1

APPENDIX B  STOCK OPTION AGREEMENT..........................    B-1

APPENDIX C  VOTING AGREEMENT................................    C-1

APPENDIX D  OPINION OF BLUESTONE'S FINANCIAL ADVISOR,
            DEUTSCHE BANK SECURITIES INC....................    D-1

                      WHERE YOU CAN FIND MORE INFORMATION

    Hewlett-Packard and Bluestone file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Hewlett-Packard and Bluestone's SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

    Hewlett-Packard filed a registration statement on Form S-4 to register with the SEC the Hewlett-Packard common stock to be issued to Bluestone stockholders in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes both a prospectus of Hewlett-Packard and a proxy statement for Bluestone for its special meeting. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

    The SEC allows both Hewlett-Packard and Bluestone to "incorporate by reference" information into this proxy statement/prospectus. This means that both Hewlett-Packard and Bluestone may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information modified or superseded by information in or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Hewlett-Packard and Bluestone have previously filed with the SEC. The documents contain important information about both Hewlett-Packard and Bluestone and their respective financial conditions.

HEWLETT-PACKARD'S FILINGS WITH THE SEC         PERIOD
--------------------------------------         ------
Annual Report on Form 10-K                     Fiscal year ended October 31, 1999
Quarterly Reports on Form 10-Q                 Quarters ended:
                                               -  January 31, 2000
                                               -  April 30, 2000
                                               -  July 31, 2000
Quarterly Report on Form 10-Q/A                Quarter ended July 31, 2000

Current Reports on Form 8-K                    Filed on:
                                               -  April 11, 2000
                                               -  May 12, 2000
                                               -  June 5, 2000
                                               -  June 15, 2000
                                               -  August 18, 2000
                                               -  September 12, 2000
                                               -  September 18, 2000
                                               -  September 22, 2000
                                               -  October 25, 2000
The description of shares of Hewlett-Packard
common stock set forth in Hewlett-Packard's
registration statement on Form S-3, filed on
February 18, 2000, including any amendment or
report filed with the SEC for the purpose of
updating such description

BLUESTONE'S FILINGS WITH THE SEC               PERIOD
--------------------------------               ------
Annual Report on Form 10-K                     Fiscal year ended December 31, 1999
Annual Report on Form 10-K/A                   Fiscal year ended December 31, 1999
Quarterly Reports on Form 10-Q                 Quarters ended:
                                               -  March 31, 2000
                                               -  June 30, 2000
Current Report on Form 8-K                     Filed on:
                                               -  November 7, 2000
The description of Bluestone's capital stock
set forth in Bluestone's registration
statement on Form 8-A, filed on July 7, 1999,
including any amendment or report filed with
the SEC for the purpose of updating such
description

    Hewlett-Packard and Bluestone incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC between the date of this proxy statement/ prospectus and the date of the special meeting of the Bluestone stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Hewlett-Packard has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Hewlett-Packard, and Bluestone has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bluestone.

    If you are a stockholder, we may already have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                         FOR HEWLETT-PACKARD DOCUMENTS:

                            Hewlett-Packard Company
                              3000 Hanover Street
                          Palo Alto, California 94304
                    Attention: Investor Relations Department
                           Telephone: (650) 857-4872

                            FOR BLUESTONE DOCUMENTS:

                              Bluestone Software, Inc.
                               300 Stevens Drive
                     Philadelphia, Pennsylvania 19113-4597
                    Attention: Investor Relations Department
                      Telephone: (610) 915-5000, Ext. 3123

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY
            , 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF THE BLUESTONE STOCKHOLDERS.

    You should rely on the information contained or incorporated by reference in this proxy statement/ prospectus to vote on the merger agreement and the transactions associated with it. Neither Hewlett-Packard nor Bluestone has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is
dated             , 2000. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Hewlett-Packard common stock in the merger shall create any implication to the contrary.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: A wholly owned subsidiary of Hewlett-Packard will merge into Bluestone. As a result, Bluestone will become a wholly owned subsidiary of Hewlett-Packard.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A. Each Bluestone share will be converted into 0.4866 of a Hewlett-Packard share (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000). Hewlett-Packard will not issue fractional shares. Rather, you will receive cash payments in place of any fractional Hewlett-Packard shares you would have otherwise received. After giving effect to the merger, Bluestone stockholders will hold less than one percent of the outstanding Hewlett-Packard shares on a fully diluted basis.

Q: HOW DO I VOTE?

A: You may vote by mailing a signed proxy card in the enclosed return envelope as soon as possible so that those shares may be represented at the special meeting. You may also attend the special meeting and vote in person.

Q: CAN I CHANGE MY VOTE?

A: Yes. You may change your vote by delivering a written notice of revocation to Bluestone's secretary, by delivering a later-dated, signed proxy card to Bluestone's secretary before the special meeting, or by attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions to your broker, your shares will not be voted on the merger and will have the same effect as a vote against the merger.

Q: IS THE MERGER TAXABLE TO ME?

A: Hewlett-Packard and Bluestone each expect the merger to be tax-free. We have structured the merger so that, in general, Hewlett-Packard, Beta Acquisition Corporation, Hewlett-Packard's wholly owned subsidiary formed for the purpose of the merger, Bluestone and the Bluestone stockholders will not recognize any gain or loss for United States federal income tax purposes in the merger, except with respect to any cash that Bluestone stockholders will receive in lieu of fractional Hewlett-Packard shares. We describe the material United States federal income tax consequences of the transactions
    in more detail on page   . The tax consequences to you will depend on the
    facts of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you of the merger.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. You will not be entitled to appraisal rights in connection with the merger.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger on or about             . Because the merger
    is subject to government approvals and factors beyond our control, however, we cannot predict the exact time of completion.

Q: SHOULD I SEND IN MY BLUESTONE STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Hewlett-Packard will send instructions explaining how to exchange your Bluestone share certificates for Hewlett-Packard share certificates and, if applicable, cash in place of any fractional shares.

Q: WHOM CAN I CALL WITH QUESTIONS?

A: If you have any questions about the merger, or if you would like copies of any of the documents we refer to in this proxy statement/prospectus, you should call Bluestone's Investor Relations Department at (610) 915-5000, ext. 3123 if they relate to Bluestone, or Hewlett-Packard's Investor Relations Department at (650) 857-4872 if they relate to Hewlett-Packard.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER, AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THESE TRANSACTIONS, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THOSE ADDITIONAL DOCUMENTS TO WHICH WE
REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE   .

THE COMPANIES

HEWLETT-PACKARD COMPANY
3000 Hanover Street
Palo Alto, California 94304
Tel: (650) 857-1501
website: www.hp.com The information found on our website is not intended to be a part of this proxy statement/prospectus.

    Hewlett-Packard is a leading global provider of computing and imaging solutions and services for business and home. Hewlett-Packard is focused on making technology and its benefits accessible to individuals and businesses through simple appliances, useful e-services and an Internet infrastructure that is always on. Hewlett-Packard's major businesses include Imaging and Printing Systems, Computing Systems and Information Technology Services, or IT Services:
(1) Imaging and Printing Systems provides laser and inkjet printers (both monochrome and color), mopiers, scanners, all-in-one devices, personal color copiers and faxes, digital senders, wide- and large-format printers, print servers, network-management software, networking solutions, digital photography products, imaging and printing supplies, imaging and software solutions and related professional and consulting services; (2) Computing Systems provides a broad range of computing systems for the enterprise, commercial and consumer markets. The products and solutions range from mission-critical systems and software to personal computers for the business and home. Major product lines include UNIX-Registered Trademark- and PC servers, desktop and mobile personal computers, workstations, software solutions and storage solutions; and (3) IT Services provides consulting, education, design and installation services, ongoing support and maintenance, proactive services like mission-critical support, outsourcing and utility-computing capabilities. Financing capabilities include leasing, automatic technology-refreshment services, solution financing and venture financing.

    Hewlett-Packard is a corporation organized under the laws of the State of Delaware. Hewlett-Packard shares are currently listed on the New York Stock Exchange under the symbol "HWP."

BLUESTONE SOFTWARE, INC.
300 Stevens Drive
Philadelphia, Pennsylvania 19113
Tel: (610) 915-5000
website: www.bluestone.com The information found on our website is not intended to be a part of this proxy statement/prospectus.

    Bluestone is a leading provider of software for enterprise interaction management, which enables businesses to extend information over the World Wide Web in a controlled manner and to support high volumes of users and interactions. Bluestone's flagship suite of products, Total-e-Business, is a framework for Java Web application servers and is currently in Release 7.2. A Web application server is a software product that allows broad access to stored corporate information and applications to a variety of users, including customers, suppliers and employees, via the Web. Bluestone believes that its Java Web application server is the leading solution of its kind based on the breadth of its functionality. It believes that it is the only product to adequately address the four defining elements of enterprise interaction management--development, deployment, integration and management--and therefore provides the most complete overall solution to its customers. In January 1999, Bluestone released Bluestone XML Suite, which represented a new generation of specialized Web application servers focused on e-commerce via the Internet. In December 1999, Bluestone released Bluestone Total-e-Business, an e-business platform that provides the infrastructure, integration, content management, personalization and e-commerce components that companies utilize to conduct their business on the Internet.

    Bluestone is a corporation organized under the laws of the State of Delaware. Bluestone shares are currently listed for quotation on the Nasdaq National Market under the symbol "BLSW."

THE SPECIAL MEETING (SEE PAGE   )

    The special meeting will be held on   , 2000, at 10:00 A.M., local time, at
the Marriott Hotel--Philadelphia Airport, Philadelphia, Pennsylvania. At the special meeting, Bluestone stockholders will be asked to:

    - approve and adopt the merger and the merger agreement; and

    - act upon other matters relating to the conduct of the special meeting and any adjournments or postponements thereto.

RECORD DATE; VOTE REQUIRED (SEE PAGE   )

    You can vote at the special meeting if you owned Bluestone shares at the
close of business on   , 2000. On that date, there were   shares of Bluestone
common stock outstanding and entitled to vote. You can cast one vote for each Bluestone share you owned on that date. Approval and adoption of the merger and the merger agreement requires the favorable vote of the holders of a majority of the outstanding Bluestone shares.

    Stockholders representing approximately 32.2% of the voting power of Bluestone shares, as of October 24, 2000, have entered into voting agreements with Hewlett-Packard in which they agreed to vote in favor of approval and adoption of the merger and the merger agreement. We have attached a copy of the voting agreement as Appendix C to this proxy statement/prospectus.

REASONS FOR THE MERGER (SEE PAGE   )

    Hewlett-Packard and Bluestone believe that the merger will enhance opportunities in Web development across many industries and enable customers to benefit from greater resources and economies of scale. Bluestone provides Hewlett-Packard with middleware and infrastructure software. Hewlett-Packard provides a platform for Bluestone to compete against larger competitors in the market and a global distribution channel.

RECOMMENDATION OF THE BLUESTONE BOARD (SEE PAGE   )

    The Bluestone board of directors has approved the merger and the merger agreement and recommends that Bluestone stockholders vote "FOR" approval and adoption of the merger and the merger agreement.

OPINION OF BLUESTONE'S FINANCIAL ADVISOR (SEE PAGE   )

    Deutsche Bank Securities Inc., Bluestone's financial advisor, has rendered a written opinion, dated October 24, 2000, to the Bluestone board that, as of the date of the opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Bluestone shares. The full text of the written opinion of Deutsche Bank is attached to this document as Appendix D. We encourage you to read the opinion carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Deutsche Bank in providing its opinion. The opinion of Deutsche Bank is directed to the Bluestone board and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

THE MERGER (SEE PAGE   )

    We propose that a wholly owned subsidiary of Hewlett-Packard, formed solely for the purpose of the merger, merge with and into Bluestone. As a result, Bluestone will become a wholly owned subsidiary of Hewlett-Packard.

    We have attached the merger agreement, which is the legal document that governs the merger, as Appendix A. We encourage you to read this document.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE   )

    Each of your Bluestone shares will be exchanged for 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a Hewlett-Packard share. Because the number of Hewlett-Packard shares that you will receive in the merger is fixed, the value of the Hewlett-Packard shares you receive in the merger will fluctuate up or down as the price of Hewlett-Packard common stock changes.

    You will have to surrender your Bluestone stock certificates to receive Hewlett-Packard common stock certificates. HOWEVER, PLEASE DO NOT SEND BLUESTONE COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE WRITTEN INSTRUCTIONS AFTER WE COMPLETE THE MERGER.

TERMS OF THE MERGER AGREEMENT

    CONDITIONS (SEE PAGE   )

    We will complete the merger only if certain conditions are satisfied or waived, including the following:

    - approval by the Bluestone stockholders;

    - expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable foreign antitrust laws and the filing of any and all government filings to permit consummation of the merger;

    - the absence of any statute, rule, regulation, injunction or order prohibiting the merger;

    - the absence of litigation challenging or seeking to enjoin the merger;

    - the approval for listing on the New York Stock Exchange of the Hewlett-Packard shares to be issued in the merger;

    - the receipt of consents from several specified stockholders of Bluestone waiving their respective rights to receive Bluestone shares in exchange for the right to receive options to purchase Hewlett-Packard shares;
    - the receipt of opinions from counsel to Bluestone and Hewlett-Packard that the merger will qualify as a tax-free reorganization;

    - the accuracy of representations and warranties of Bluestone and Hewlett-Packard and the compliance with agreements and covenants of Bluestone and Hewlett-Packard;

    - at least 40 of 48 specified employees at Bluestone having accepted employment offer letters; and

    - the absence of a material adverse change with respect to Bluestone.

    NON-SOLICITATION COVENANT (SEE PAGE   )

    Bluestone has agreed not to initiate or, subject to some limited exceptions, engage in discussions with any party other than Hewlett-Packard about a business combination or other extraordinary transaction, such as a merger or a sale of significant assets, while the merger is pending.

    TERMINATION (SEE PAGE   )

    Either Hewlett-Packard or Bluestone may terminate the merger agreement if:

    - Hewlett-Packard and Bluestone mutually agree to terminate the agreement;

    - if the merger has not occurred by March 31, 2001, other than as a result of the failure of the terminating party to perform its obligations;

    - a final and non-appealable order is entered enjoining or prohibiting the completion of the merger;

    - the merger agreement fails to receive Bluestone stockholder approval at the special meeting; or

    - the other party breaches, in any material respect, its representations or any of its material agreements, which breach is incapable of being cured or is not cured within 10 business days following written notice.

    In addition, Hewlett-Packard may terminate the merger agreement if:

    - the Bluestone board fails to recommend adoption and approval of the merger and the merger agreement or modifies or withdraws such recommendation;

    - the Bluestone board recommends a transaction other than the merger with Hewlett-Packard;

    - an alternative transaction proposal is announced or otherwise publicly known and the Bluestone board fails to recommend against acceptance of such transaction within 10 business days;

    - a tender offer or exchange offer is commenced by a third party and the Bluestone board recommends that stockholders tender in, or fails to recommend against, such offer within 10 days; or

    - any third party becomes beneficial owner of more than 15% of the outstanding Bluestone shares.

    TERMINATION FEE AND STOCK OPTION AGREEMENT (SEE PAGE   )

    Bluestone will pay Hewlett-Packard a termination fee of $19 million if Hewlett-Packard terminates the merger agreement pursuant to any of the reasons for which it alone may do so, as set forth above, or if either Bluestone or Hewlett-Packard terminates the merger agreement because of the failure to obtain the Bluestone stockholders' approval at the special meeting.

    Bluestone and Hewlett-Packard have entered into a stock option agreement, under which Bluestone has granted to Hewlett-Packard an option to purchase approximately 19.9% of its outstanding shares. The exercise price of the option for Bluestone shares is $21.51 per share. The stock option agreement is attached as Appendix B. The option is exercisable by Hewlett-Packard under those circumstances where Hewlett-Packard would be entitled to terminate the merger agreement and receive a termination fee.

    The termination fee and stock option could discourage other companies from trying or proposing to combine with Bluestone. The total termination fee and profit realizable under the stock option agreement by Hewlett-Packard is limited to $19 million under certain circumstances.

    REGULATORY MATTERS (SEE PAGE   )

    Hewlett-Packard and Bluestone must comply with their filing obligations and all applicable waiting periods must expire or be terminated. Hewlett-Packard and Bluestone have agreed to cooperate with each other in connection with with such filings.

    Hewlett-Packard and Bluestone each filed required notifications with United States regulatory authorities on October 31, 2000. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire on November 30, 2000 unless early termination of the waiting period is granted or such authorities request additional information or documents with respect to the proposed merger.

    TAX TREATMENT (SEE PAGE   )

    The parties have structured the merger so that in general, Hewlett-Packard, Beta Acquisition Corporation, Bluestone and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by Bluestone stockholders in lieu of fractional shares. It is a condition to the merger that we receive legal opinions to this effect. After receipt of the Bluestone stockholder approval, we may not waive the requirement that legal opinions be provided unless further stockholder approval is obtained with appropriate disclosure.

    Because tax matters are complicated, we encourage you to contact your tax advisor to determine the particular tax consequences of the merger to you.

    ACCOUNTING TREATMENT (SEE PAGE   )

    The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. Accordingly, the cost to acquire Bluestone will be allocated to the tangible assets acquired and liabilities assumed based on their fair values, with any excess being treated as goodwill, other intangible assets and deferred stock compensation. To the extent that a portion of the purchase price is allocated to in-process research and development, as is anticipated, a charge will be recognized for the period in which the merger occurs.

    NYSE LISTING (SEE PAGE   )

    Hewlett-Packard intends to list the Hewlett-Packard shares to be issued in the merger on the New York Stock Exchange.

OWNERSHIP OF SHARES AFTER THE MERGER (SEE PAGE   )

    After giving effect to the merger, the former stockholders of Bluestone common stock will, in the aggregate, hold less than one percent of the outstanding Hewlett-Packard common stock, on a fully diluted basis, based upon
the figures for outstanding stock as of             , 2000.

INTERESTS OF BLUESTONE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE   )

    When considering the merger agreement, Bluestone was aware that certain of the officers and directors of Bluestone may have interests and arrangements that may be different from your interests as stockholders, including new employment arrangements with Hewlett-Packard, rights under stock-based employee benefits plans and severance arrangements.

EFFECTS OF THE MERGER ON THE RIGHTS OF BLUESTONE STOCKHOLDERS (SEE PAGE   )

    The rights of Bluestone stockholders who receive Hewlett-Packard shares in the merger will continue to be governed by Delaware law, but will also be governed by Hewlett-Packard's certificate of incorporation and Hewlett-Packard's by-laws. The rights of Bluestone stockholders under Hewlett-Packard's certificate of incorporation and by-laws will differ in certain respects from the rights under Bluestone's certificate of incorporation and by-laws.

              SELECTED HEWLETT-PACKARD CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of Hewlett-Packard are derived from Hewlett-Packard's consolidated financial statements. The selected consolidated financial data are not necessarily indicative of results to be expected for any future period and should be read in conjunction with Hewlett-Packard's consolidated financial statements and Hewlett-Packard's "Management's Discussion and Analysis of Financial Condition and Results of Operations," each incorporated by reference in this proxy statement/prospectus. All stock splits, including the two-for-one stock split, in the form of a stock dividend of Hewlett-Packard shares effective October 27, 2000, have been retroactively reflected herein.

                                 FOR THE NINE
                                 MONTHS ENDED
                                   JULY 31,                    FOR THE YEARS ENDED OCTOBER 31,
                            ----------------------   ----------------------------------------------------
                               2000         1999       1999       1998       1997       1996       1995
                            -----------   --------   --------   --------   --------   --------   --------
                                 (UNAUDITED)
                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net revenue...............    $35,519     $31,008    $42,370    $39,419    $35,465    $31,613    $25,381
Earnings from
  operations..............      2,934       2,779      3,688      3,399      3,405      2,926      2,818
Net earnings from
  continuing operations...      2,639       2,344      3,104      2,678      2,515      2,085      1,973
Net earnings per share,
  continuing operations
  Basic...................       1.33        1.16       1.54       1.29       1.23       1.02       0.96
  Diluted.................       1.28        1.12       1.49       1.26       1.19       0.99       0.94
Cash dividends per
  share...................       0.32        0.32       0.32       0.30       0.26       0.22       0.18
At period end:
  Assets--continuing
    operations............     32,457      30,648     31,764     28,624     26,681     22,934     19,950
  Assets--total...........     32,457      34,070     35,297     31,708     29,852     25,977     22,802
  Long-term debt..........      3,390       1,824      1,764      2,063      3,158      2,579        663

                 SELECTED BLUESTONE CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data of Bluestone are derived from Bluestone's consolidated financial statements. The pro forma net loss per share amount presented below reflects the outstanding preferred stock during the period presented on an as-converted basis. The selected consolidated financial data are not necessarily indicative of results to be expected for any future period and should be read in conjunction with Bluestone's consolidated financial statements and Bluestone's "Management's Discussion and Analysis of Financial Condition and Results of Operations," each incorporated by reference in this proxy statement/prospectus.

                                                     SIX MONTHS
                                                   ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                 -------------------   ----------------------------------------------------
                                                   2000       1999       1999       1998       1997       1996       1995
                                                 --------   --------   --------   --------   --------   --------   --------
                                                     (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees........................  $ 12,190   $ 4,727    $ 11,654   $  3,391   $ 2,337    $ 1,475     $   --
  Services.....................................     4,462     1,865       3,993      3,620     2,179         43         --
  Third-party products and related services....        --        --          --      1,107     5,225      6,555      6,950
                                                 --------   -------    --------   --------   -------    -------     ------
    Total revenues.............................    16,652     6,592      15,647      8,118     9,741      8,073      6,950
Cost of revenues:
  Software license fees........................       502       156         401        259       202        113         --
  Services.....................................     5,393     2,467       4,792      4,433     2,516        305         --
  Third-party products and related services....        --        --          --        643     2,798      4,261      3,975
                                                 --------   -------    --------   --------   -------    -------     ------
    Total cost of revenues.....................     5,895     2,623       5,193      5,335     5,516      4,679      3,975
                                                 --------   -------    --------   --------   -------    -------     ------
Gross profit...................................    10,757     3,969      10,454      2,783     4,225      3,394      2,975
Operating expenses:
  Sales and marketing..........................    17,172     6,185      15,936      9,551     5,131      3,005      1,836
  Product development..........................     3,853     1,869       4,537      2,474     1,295        702        458
  General and administrative...................     3,482     2,124       4,412      2,316     1,616      1,515        841
  Amortization of stock-based compensation.....       170       112         282         --        --         --         --
                                                 --------   -------    --------   --------   -------    -------     ------
  Total operating expenses.....................    24,677    10,290      25,167     14,341     8,042      5,222      3,135
                                                 --------   -------    --------   --------   -------    -------     ------
Loss from operations...........................   (13,921)   (6,321)    (14,713)   (11,558)   (3,817)    (1,828)      (160)
Interest Income (expense), net.................     4,819    (1,148)       (405)       (47)      (80)       (50)       (41)
                                                 --------   -------    --------   --------   -------    -------     ------
Loss from continuing operations................    (9,102)   (7,469)    (15,118)   (11,605)   (3,896)    (1,878)      (201)
Income (loss) from discontinued operations.....        --        --          --         --        99       (738)       497
                                                 --------   -------    --------   --------   -------    -------     ------
Net income (loss)..............................    (9,102)   (7,469)    (15,118)   (11,605)   (3,798)    (2,616)       296
Accretion of preferred stock redemption
  value........................................        --      (779)     (1,636)      (846)     (240)        --         --
                                                 --------   -------    --------   --------   -------    -------     ------
Net income (loss) available to common
  stockholders.................................  $ (9,102)  $(8,247)   $(16,754)  $(12,451)  $(4,038)   $(2,616)    $  296
                                                 ========   =======    ========   ========   =======    =======     ======
Basic and diluted net income (loss) per share:
  Continuing operations........................  $  (0.46)  $ (2.65)   $  (2.18)  $  (4.12)  $ (1.39)   $ (0.67)    $(0.07)
  Discontinued operations......................        --        --          --         --      0.04      (0.26)      0.18
  Accretion of preferred stock redemption
    value......................................        --     (0.28)      (0.24)     (0.30)    (0.09)        --         --
                                                 --------   -------    --------   --------   -------    -------     ------
                                                 $  (0.46)  $ (2.93)   $  (2.42)  $  (4.42)  $ (1.44)   $ (0.93)    $ 0.11
                                                 ========   =======    ========   ========   =======    =======     ======
Shares used in computing net income (loss) per
  share........................................    19,776     2,815       6,928      2,814     2,813      2,813      2,813
                                                 ========   =======    ========   ========   =======    =======     ======
Pro forma basic and diluted net loss per share
  from continuing operations...................                        $  (1.13)
                                                                       --------
Shares used in computing pro forma basic and
  diluted net loss per share...................                          13,429
                                                                       ========

                                                                         AS OF DECEMBER 31,                       AS OF
                                                        ----------------------------------------------------    JUNE 30,
                                                          1995       1996       1997       1998       1999        2000
                                                        --------   --------   --------   --------   --------   -----------
                                                                                                               (UNAUDITED)
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................   $  146    $ 1,086    $ 2,330    $  2,535   $66,160     $145,289
Working capital (deficit).............................    1,205       (640)       (48)       (340)   63,545      201,802
Total assets..........................................    4,888      6,734      5,815       7,536    74,140      217,028
Long-term obligations, net of current portion.........      518      1,289      1,270       1,876       439           --
Mandatorily redeemable convertible preferred stock....       --         --      5,331      17,415        --           --
Total stockholders' equity (deficit)..................    1,375     (1,269)    (5,703)    (18,147)   65,964      206,108

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Hewlett-Packard and Bluestone and certain equivalent Bluestone per share data. The information set forth below should be read in conjunction with the selected historical financial data included elsewhere in this proxy statement/ prospectus. The equivalent Bluestone per share data is calculated based on Hewlett-Packard historical data, and an exchange ratio of 0.4866 of a share of Hewlett-Packard common stock for each share of Bluestone common stock (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000.) Pro forma Hewlett-Packard data giving effect to the merger under the purchase method of accounting have not been presented because it is not materially different from historical Hewlett-Packard information. All stock splits, including the two-for-one stock split, in the form of a stock dividend of Hewlett-Packard shares effective October 27, 2000, have been retroactively reflected herein.


Historical Hewlett-Packard--
  Diluted net earnings per share from continuing operations:
    For the twelve months ended October 31, 1999............   $ 1.48
    For the nine months ended July 31, 2000.................     1.28

  Cash dividends per share:
    For the twelve months ended October 31, 1999............     0.32
    For the nine months ended July 31, 2000.................     0.32

  Book value per share (1):
    As of October 31, 1999..................................     9.11
    As of July 31, 2000.....................................     7.39

Historical Bluestone--
  Diluted net loss per share from continuing operations:
    For the twelve months ended December 31, 1999...........    (2.18)
    For the six months ended June 30, 2000..................    (0.46)

  Cash dividends per share:
    For the twelve months ended December 31, 1999...........       --
    For the six months ended June 30, 2000..................       --

  Book value per share (1):
    As of December 31, 1999.................................     3.62
    As of June 30, 2000.....................................    10.06


Equivalent Bluestone--
  Diluted net earnings per share from continuing operations:
    For the twelve months ended October 31, 1999............   $0.72
    For the nine months ended July 31, 2000.................    0.62

  Cash dividends per share:
    For the twelve months ended October 31, 1999............    0.16
    For the nine months ended July 31, 2000.................    0.16

  Book value per share:
    As of October 31, 1999..................................    4.43
    As of July 31, 2000.....................................    3.60

------------------------

(1) Historical book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at the end of each period.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT, IF THEY NEVER MATERIALIZE OR PROVE INCORRECT, COULD CAUSE THE RESULTS OF HEWLETT-PACKARD AND BLUESTONE, AND THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES, TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

    ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING STATEMENTS, INCLUDING: ANY PROJECTIONS OF EARNINGS, REVENUES OR OTHER FINANCIAL ITEMS; ANY STATEMENTS OF THE PLANS, STRATEGIES AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS; ANY STATEMENTS CONCERNING PROPOSED NEW PRODUCTS, SERVICES OR DEVELOPMENTS; ANY STATEMENTS REGARDING FUTURE ECONOMIC CONDITIONS OR PERFORMANCE; STATEMENTS OF BELIEF; AND ANY STATEMENTS OF ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING.

    THE RISKS, UNCERTAINTIES AND ASSUMPTIONS REFERRED TO ABOVE INCLUDE:

    - THOSE RISKS DESCRIBED IN THE SECTION "RISK FACTORS" BEGINNING ON PAGE  ;
      AND

    - OTHER RISKS, ASSUMPTIONS AND UNCERTAINTIES THAT ARE DESCRIBED FROM TIME TO TIME IN HEWLETT-PACKARD'S AND BLUESTONE'S SEC FILINGS, INCLUDING, BUT NOT LIMITED TO, HEWLETT-PACKARD'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1999 AND OTHER SUBSEQUENTLY FILED REPORTS AND BLUESTONE'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AND OTHER SUBSEQUENTLY FILED REPORTS.

    MOREOVER, THE POTENTIAL ACQUISITION BY HEWLETT-PACKARD OF BLUESTONE PRESENTS ADDITIONAL RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THE POSSIBILITY THAT THE MERGER MAY NOT BE CONSUMMATED; THE CHALLENGE OF INTEGRATING THE BLUESTONE BUSINESS; THE POSSIBILITY THAT THE COMBINED BUSINESSES MAY FAIL TO ACHIEVE DESIRED SYNERGIES AND THAT, AFTER THE ACQUISITION, HEWLETT-PACKARD AS A WHOLE MAY FAIL TO ACHIEVE REVENUE AND PROFIT EXPECTATIONS. NEITHER HEWLETT-PACKARD NOR BLUESTONE INTENDS TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

                  RISK FACTORS RELATED TO THE PROPOSED MERGER

    By voting in favor of the merger, you will be choosing to invest in Hewlett-Packard common stock. You should consider carefully the following important factors, in addition to those discussed in the documents that we have filed with the SEC, and that we have incorporated by reference in this proxy statement/prospectus, to determine whether to vote for the proposals relating to the merger.

THE VALUE OF HEWLETT-PACKARD SHARES TO BE RECEIVED IN THE MERGER WILL FLUCTUATE.

    In the merger, each Bluestone share will be converted into 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a share of Hewlett-Packard common stock. This exchange ratio is fixed and will not be adjusted in the event of any increase or decrease in the price of the common stock of either Hewlett-Packard or Bluestone. The price of Hewlett-Packard common stock at the time of the merger may be higher or lower than its price as of today's date or at the date of the special meeting of stockholders of Bluestone. The price of Hewlett-Packard common stock could change due to changes in the business, operations or prospects of Hewlett-Packard or Bluestone, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors. As a result, there can be no assurance to Bluestone stockholders that the fractional share of Hewlett-Packard common stock issuable in respect of a share of Bluestone common stock will equal or exceed the market value of a share of Bluestone common stock. Stockholders of Bluestone are urged to obtain current market quotations for Bluestone common stock and Hewlett-Packard common stock.

HEWLETT-PACKARD AND BLUESTONE MAY ENCOUNTER DIFFICULTIES IN INTEGRATING THEIR OPERATIONS OR ACHIEVING THE DESIRED BENEFITS OF THE ACQUISITION.

    Although the Hewlett-Packard and Bluestone boards of directors have each determined that the merger is in the best interests of the stockholders of Hewlett-Packard and Bluestone, respectively, the integration of the two companies will involve special risks and challenges, including:

    - the retention of Bluestone customers;

    - the retention and assimilation of Bluestone employees; and

    - the integration of the operations and systems of the two companies.

    The realization of potential operating synergies may prove difficult and may cause management's attention to be diverted from other business concerns. In addition, the combined businesses may fail to achieve the desired synergies of the combination and other expected benefits of the transaction.

CERTAIN OFFICERS AND DIRECTORS OF BLUESTONE HAVE INTERESTS IN THE PROPOSED MERGER THAT DIFFER FROM THE INTERESTS OF OTHER STOCKHOLDERS.

    In considering the Bluestone board of directors' recommendation to approve the merger, you should be aware that some officers and directors of Bluestone may have potential conflicts of interest. The directors and certain officers of Bluestone participate in certain arrangements and have continuing indemnification against certain liabilities that provide them with interests in the merger that are different from, or in addition to, stockholders of Bluestone generally. These arrangements include:

    - the acceleration of the vesting of one-half of the unvested Bluestone options previously granted to the officers, as well as all other Bluestone employees;

    - the offers of employment of the officers, as well as other Bluestone employees, that will become effective upon the consummation of the merger; and

    - certain severance agreement arrangements.

    In addition, under the terms of the merger agreement, Hewlett-Packard will indemnify the directors and officers of Bluestone to the same extent they are now indemnified under Bluestone's current certificate of incorporation and by-laws. Hewlett-Packard has also agreed to cause the surviving corporation to provide directors' and officers' liability insurance for the directors and officers of Bluestone for six years after the effective date of the merger. As a result of these arrangements, the Bluestone directors and officers may be more likely to vote to approve the merger agreement and the transactions associated with it than if they did not hold these interests. Bluestone stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

FAILURE TO CONSUMMATE THE MERGER COULD NEGATIVELY IMPACT BLUESTONE AND/OR HEWLETT-PACKARD'S STOCK PRICE, FUTURE BUSINESS AND OPERATIONS.

    If the merger is not consummated for any reason, Bluestone and/or Hewlett-Packard may be subject to a number of material risks, including:

    - Bluestone may be required, under certain circumstances, to pay Hewlett-Packard a termination fee of $19 million;

    - the option granted to Hewlett-Packard by Bluestone may become exercisable and, if exercised, will result in a substantial decrease in the percentage of outstanding Bluestone common stock currently held by Bluestone stockholders, may depress Bluestone's stock price and may make another business combination involving Bluestone more difficult;

    - dilution to the Bluestone stockholders, and potential significant additional costs to Bluestone, in the event that Hewlett-Packard exercises its rights under the stock option agreement to acquire 4,058,494 newly issued Bluestone shares at $21.51 per share;

    - the price of Bluestone and/or Hewlett-Packard common stock may decline to the extent that the then current market price reflects a market assumption that the merger will be consummated;

    - costs related to the merger, such as legal, accounting and financial printing fees, as well as a portion of the financial advisory fees, must be paid even if the merger is not completed; and

    - the diversion of management attention from the day-to-day business of each company and the unavoidable disruption to its employees and its relationships with its customers and suppliers, during the period before consummation of the merger, may make it difficult to regain financial and market position if the merger does not occur.

THE MERGER MAY CAUSE BLUESTONE CUSTOMERS TO DELAY OR ALTER PURCHASING DECISIONS AND MAY CAUSE STRATEGIC PARTNERS TO ALTER OR SEVER THEIR RELATIONSHIP WITH BLUESTONE.

    Bluestone's customers may delay or alter purchasing decisions and Bluestone's strategic partners may alter or sever their relationships with Bluestone in response to the announcement of the merger. Any of these events could have a material adverse effect on Bluestone's business, regardless of whether the merger is ultimately completed. In particular, some of Bluestone's strategic partners (for example, a Bluestone partner competitive with Hewlett-Packard) may determine that the merger is detrimental to their relationship with Bluestone and may accordingly alter or sever the relationship.

THE MERGER MAY ADVERSELY AFFECT BLUESTONE'S ABILITY TO ATTRACT AND RETAIN KEY BLUESTONE EMPLOYEES.

    Current and prospective Bluestone employees may experience uncertainty about their future roles with the surviving corporation. This uncertainty may adversely affect Bluestone's ability to attract and retain key management, sales, marketing and technical personnel. In addition, current and prospective Bluestone employees may determine that they do not desire to work for Hewlett-Packard for a variety of reasons.

THE MERGER AGREEMENT LIMITS BLUESTONE'S ABILITY, SUBJECT TO CERTAIN EXCEPTIONS, TO ENTER INTO OTHER TRANSACTIONS AND, IN THE EVENT THAT THIS MERGER IS NOT CONSUMMATED, SUCH OTHER TRANSACTIONS MAY NOT BE AVAILABLE TO BLUESTONE.

    If the merger is terminated and Bluestone's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms similar to those provided for in this merger agreement. In addition, while the merger agreement is in effect, subject to very narrowly defined exceptions, Bluestone is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party.

THE PRICE OF HEWLETT-PACKARD SHARES ARE AFFECTED BY FACTORS DIFFERENT FROM THE FACTORS AFFECTING THE PRICE OF BLUESTONE SHARES.

    Upon completion of the proposed merger, holders of Bluestone shares will become holders of Hewlett-Packard shares. Hewlett-Packard's business differs significantly from that of Bluestone, and Hewlett-Packard's results of operations, as well as the trading price of Hewlett-Packard's common stock, are affected by factors that differ from those that affect Bluestone's results of operations and the price of Bluestone's common stock.

IF BLUESTONE FAILS TO OBTAIN REQUIRED CONSENTS AND WAIVERS, THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS WITH BLUESTONE.

    Bluestone has contracts with some of its customers and licensors that require Bluestone to obtain the consent, waiver or approval of these other parties to the assignment of certain contracts. Bluestone and Hewlett-Packard may be adversely affected to the extent such consents, waivers or approvals are not obtained. We cannot be sure that Bluestone will be able to obtain all of the necessary consents, waivers and approvals.

HEWLETT-PACKARD IS IN DISCUSSIONS TO ACQUIRE THE GLOBAL MANAGEMENT AND INFORMATION TECHNOLOGY CONSULTING PRACTICE OF PRICEWATERHOUSECOOPERS.

    Hewlett-Packard has recently announced that it is in discussions with PricewaterhouseCoopers, or PwC, with respect to a possible acquisition of PwC's global management and information technology consulting practice. Terms of a transaction, including price, have not been agreed upon, and significant issues remain to be resolved. Bluestone stockholders should not assume that any such transaction will occur in making their decision as to whether to vote for the proposals relating to the merger.

                              THE SPECIAL MEETING

    This proxy statement/prospectus is furnished in connection with the solicitation of proxies from Bluestone stockholders for use at the Bluestone special meeting in connection with our proposed merger. This proxy statement/prospectus is also furnished to Bluestone stockholders as a prospectus issued in connection with the issuance of Hewlett-Packard shares in the merger. This proxy statement/ prospectus and accompanying form of proxy are first being
mailed to Bluestone stockholders on or about             , 2000.

TIME AND PLACE; PURPOSES

    The special meeting will be held on       , 2000, at 10:00 a.m., local time,
at the Marriott Hotel--Philadelphia Airport, Philadelphia, Pennsylvania. At that meeting, Bluestone stockholders will be asked to vote on the proposal to approve and adopt the merger and the merger agreement.

RECORD DATE

    Bluestone has established the close of business on           , 2000, as the
record date to determine Bluestone stockholders entitled to receive notice of and to vote at the special meeting. At the close of business on the record date,
        Bluestone shares were outstanding and entitled to vote at the special
meeting, and were held by approximately     record holders. The Bluestone shares
constitute the only outstanding class of Bluestone voting securities. Each Bluestone share is entitled to one vote.

QUORUM

    The presence at the special meeting, either in person or by proxy, of a majority of the Bluestone shares outstanding on the record date is necessary to constitute a quorum to transact business at that meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

    Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding Bluestone shares in street name for customers are prohibited from voting those customers' shares regarding the merger and merger agreement in the absence of specific instructions from those customers.

VOTE REQUIRED

    Approval and adoption of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the Bluestone shares outstanding on the record date. Failures to vote, abstentions and broker non-votes will not be deemed to be cast either "FOR" or "AGAINST" the merger and the merger agreement. However, because approval and adoption of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Bluestone shares, failures to vote, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the merger and the merger agreement. Votes may be cast at the meeting in person or by proxy.

    Bluestone's directors and executive officers beneficially owned, as of the record date, 6,820,508 Bluestone shares, which represented approximately 32.8% of the outstanding Bluestone shares. Stockholders representing approximately 32.2% of the voting power of Bluestone shares, as of October 24, 2000, have entered into a voting agreement with Hewlett-Packard, in which they agree to vote in favor of approval and adoption of the merger and the merger agreement.

PROXIES

    Bluestone shares represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with instructions indicated on the proxies. Except for the broker non-votes, if no instructions are indicated, those proxies will be voted "FOR" approval and adoption of the merger and the merger agreement, and as determined by the Bluestone board as to any other matter that may properly come before the special meeting. In the event that a quorum is not present at the time the special meeting is convened, or if for any other reason Bluestone believes that additional time should be allowed for the solicitation of proxies, Bluestone may postpone the meeting or may adjourn the meeting with or without a vote of stockholders.

    Any Bluestone stockholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to Bluestone, by executing a later-dated proxy or by attending the special meeting and voting in person.

    All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Bluestone Software, Inc., 300 Stevens Drive, Philadelphia, Pennsylvania 19113-4597, Attention: Secretary. A proxy appointment will not be revoked by death or incapacity of the Bluestone stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Bluestone's secretary or other person responsible for tabulating votes on Bluestone's behalf.

    Your attendance at the special meeting will not by itself constitute revocation of your proxy. If you wish to revoke your proxy at the special meeting, you must also vote in person at the special meeting. If you instructed your broker to vote your Bluestone shares, you must follow the broker's directions in order to change your vote.

    Bluestone will pay the cost of soliciting proxies. In addition to solicitation by mail, Bluestone's officers and employees may solicit proxies by telephone, fax, telegram or in person. Arrangements will also be made with brokerage houses and other nominees and fiduciaries for forwarding solicitation material to the beneficial owners of stock held of record by those persons, and Bluestone will reimburse those custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. Bluestone may also retain a proxy solicitation firm to assist in the solicitation of proxies. Such firm will likely charge fees plus expenses for such solicitation services.

                                   THE MERGER

STRUCTURE OF THE MERGER

    In accordance with the merger agreement and Delaware law, a wholly owned subsidiary of Hewlett-Packard formed for the purpose of the merger, or Merger Sub, will merge with and into Bluestone. Upon consummation of the merger, Bluestone will become a wholly owned subsidiary of Hewlett-Packard. In the merger, each share of Bluestone common stock, par value $.001 per share, issued and outstanding will be converted into the right to receive 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000), or the Exchange Ratio, of a Hewlett-Packard share. No fractional Hewlett-Packard shares will be issued in the merger, and the cash value equal to the value of any fractional share will be paid instead. All Bluestone shares held in the treasury of Bluestone or by Hewlett-Packard or Merger Sub will be cancelled, and market trading of Bluestone common stock will cease.

    The merger will become effective when a certificate of merger is filed with the Secretary of State of Delaware or at such other time as may be specified in the certificate of merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been
satisfied or waived. We expect the merger to occur on or about             .
However, we cannot predict the exact time of completion because the merger is subject to government approvals and factors beyond our control.

EXCHANGE OF BLUESTONE STOCK CERTIFICATES FOR HEWLETT-PACKARD STOCK CERTIFICATES

    When the merger is completed, we will mail to Bluestone stockholders a letter of transmittal and instructions for use in surrendering Bluestone stock certificates in exchange for Hewlett-Packard stock certificates. When you deliver your Bluestone stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Bluestone stock certificates will be canceled and you will receive Hewlett-Packard stock certificates representing the number of full shares of Hewlett-Packard common stock to which you are entitled under the merger agreement.

    You will receive payment in cash, without interest, in place of any fractional shares of Hewlett-Packard common stock which would have been otherwise issuable to you as a result of the merger based on the closing price of a Hewlett-Packard share on the New York Stock Exchange on the closing date of the merger.

    Please do not submit your Bluestone stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

    You are not entitled to receive any dividends or other distributions on Bluestone common stock after the merger is completed.

    If there is any dividend or other distribution on Hewlett-Packard common stock with a record date after the merger and a payment date prior to the date you surrender your Bluestone stock certificates in exchange for Hewlett-Packard stock certificates, you will receive it with respect to the whole shares of Hewlett-Packard common stock issued to you promptly after they are issued.

    Hewlett-Packard will issue a Hewlett-Packard stock certificate or a check only in place of a fractional share in a name other than that in which a surrendered Bluestone stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes or that such transfer taxes were not applicable.

BACKGROUND OF THE MERGER

    Bluestone conducted its initial public offering of its common stock in September 1999, raising net proceeds of $54.8 million. Bluestone conducted a follow-on offering of its common stock in February 2000 in which it raised net proceeds of $146.7 million. Throughout the development of the company, Bluestone senior management has held regular corporate and business development discussions with numerous leading and established technology companies, independent software vendors, systems integrators and value added resellers. Such discussions centered around various business opportunities including joint product development, independent software vendor relationships, technology license agreements, distribution agreements, strategic investments and sales and marketing partnerships. In May 2000, Bluestone had extensive discussions with a strategic partner about the possibility of a strategic business combination that it believed would significantly increase distribution channels for Bluestone's products. Such discussions terminated without agreement.

    Since 1998, Hewlett-Packard has been a significant customer of Bluestone. As such, the companies were familiar with each other's businesses and technologies. Bluestone has recognized software license fees and services revenue from Hewlett-Packard during the periods indicated:

                                                     YEAR ENDED DECEMBER 31,     SIX MONTHS
                                                    -------------------------       ENDED
                                                       1998          1999       JUNE 30, 2000
                                                    ----------   ------------   -------------
Software license fees.............................   $454,145     $1,160,646     $1,302,900
Services..........................................    424,425         55,250          9,332
                                                     --------     ----------     ----------
                                                     $878,570     $1,215,896     $1,312,232
                                                     ========     ==========     ==========

During the fall of 1998, Hewlett-Packard and Bluestone entered into preliminary discussions regarding a potential business combination. The discussions terminated without agreement. Also in 1998, Bluestone licensed its SapphireWeb product to Hewlett-Packard to embed into Hewlett-Packard's Changengine software product. In June 2000, Bluestone licensed additional products to Hewlett-Packard to embed into Hewlett-Packard's OpenView software product line.

    In August 2000, senior management of Bluestone met with executives from Hewlett-Packard's Software and Solutions Organization to discuss the licensing of Bluestone's Internet Operating Environment software to Hewlett-Packard. Discussions regarding the possible licensing transaction continued through September 2000.

    Within the context of continuing discussions regarding a possible licensing transaction, at meetings held between September 26 and September 28, 2000, representatives of Bluestone and Hewlett-Packard met to discuss each company's interest in a potential strategic business combination. Throughout this period, Bluestone management briefed Bluestone board members individually regarding the status of discussions with Hewlett-Packard about a potential transaction.

    On September 29, 2000, the board of directors of Bluestone met to discuss a potential business combination transaction and authorized management to continue discussions with Hewlett-Packard. Shortly thereafter Bluestone and Hewlett-Packard agreed to terminate discussions regarding additional licensing by Hewlett-Packard of Bluestone products and focus instead on discussions relating to a potential strategic business combination.

    In furtherance of a potential business combination, the parties held initial due diligence meetings at Hewlett-Packard headquarters and participated in various conference calls during the second week of October 2000. The parties also preliminarily discussed issues related to corporate strategy, product offerings, potential integration synergies and personnel.

    On October 12, 2000, representatives of Hewlett-Packard and Bluestone met in Philadelphia and conference calls were held on October 13, 2000 and October 14, 2000 among the business development teams, at which valuation and structure of a potential combination were discussed.

    On October 13, 2000, Bluestone engaged Deutsche Bank to act as Bluestone's financial advisor in connection with a potential business combination transaction.

    On October 15, 2000, a meeting between the parties was held at Hewlett-Packard headquarters in Palo Alto, California. Members of Bluestone's management, business development group and its general counsel were present along with representatives of Deutsche Bank, attending in person and by teleconference, and representatives of Pepper Hamilton LLP, counsel to Bluestone, participating by teleconference. Representatives of Hewlett-Packard were present, as well as representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Hewlett-Packard. The representatives of Hewlett-Packard presented proposed general terms of a cash tender offer and some discussion ensued.

    On the evening of October 15, 2000, a meeting of the Bluestone board of directors was held at which representatives of Bluestone provided the board a detailed update on the status of negotiations with Hewlett-Packard and described the terms proposed by Hewlett-Packard. The Bluestone board of directors authorized management to continue discussions regarding a potential business combination with Hewlett-Packard.

    On October 16, 2000, Hewlett-Packard provided Bluestone a revised proposal that envisioned Hewlett-Packard's commencing a stock-for-stock exchange offer for all of the outstanding shares of Bluestone. Also on October 16, 2000, an agreement was executed by the parties which provided that Bluestone would negotiate exclusively with Hewlett-Packard, neither party would divulge the existence or substance of the negotiations and neither party would solicit employees of the other party. The agreement to negotiate exclusively with Hewlett-Packard expired on October 23, 2000.

    On several occasions during the week of October 16, 2000, representatives of Bluestone, Deutsche Bank and Hewlett-Packard met to discuss valuation methodologies.

    On October 17, 2000 and October 19, 2000, meetings attended by Bluestone's management, business development group and general counsel, representatives from Pepper Hamilton and Deutsche Bank and Hewlett-Packard's management, corporate development group and Skadden, Arps were held at Hewlett-Packard headquarters. The parties discussed the proposed terms and structure of a transaction and valuation issues.

    On October 18, 2000, P. Kevin Kilroy, Bluestone's chief executive officer, met with representatives of Hewlett-Packard. Also on October 18, 2000 a conference call between attorneys from Pepper Hamilton and Skadden, Arps was held to discuss issues surrounding the structure of the proposed transaction. Counsel for Bluestone emphasized Bluestone's desire that any transaction be structured as a tax-free reorganization and to permit Bluestone stockholders to continue to participate in the long-term growth prospects of the combined entity. The parties believed one of two structures, that is, a stock exchange offer or a one-step stock merger, would be acceptable, subject to further clarification of tax issues.

    On October 19, 2000, a meeting was held at Hewlett-Packard headquarters at which the parties further discussed and negotiated issues relating to valuation and structure. The parties focused discussions on a proposed transaction that would value Bluestone at $475 million, structured as a one-step stock merger that would value Hewlett-Packard's common stock using a 10-day average for purposes of fixing an exchange ratio. On October 19, 2000, a meeting of the board of directors of Bluestone was held at which management updated the Board on the status of discussions. Bluestone's board of directors authorized management to proceed to negotiate definitive agreements based on the terms that had been discussed between the parties, subject to further review and approval.

    On October 20, 2000, Skadden, Arps delivered a draft merger agreement to Pepper Hamilton and Bluestone. On October 21, 2000, Skadden, Arps delivered drafts of the other transaction documents, which included a voting agreement to be entered into by the major stockholders of Bluestone and an option agreement to be entered into by Bluestone in favor of Hewlett-Packard. Also on October 20, 2000, Bluestone and Pepper Hamilton provided their initial comments on the draft merger agreement and other transaction documents previously delivered by Skadden, Arps.

    On October 20, 2000, the negotiating teams of Hewlett-Packard and Bluestone along with Bluestone's financial advisor and Skadden, Arps and Pepper Hamilton participated in a series of negotiations on the terms of the merger agreement and the other related agreements. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their business, the conditions to completion of the proposed merger, the provisions regarding termination, the details of the "no shop" clause, the amount, triggers and payment of the termination fee and the consequences of termination, the details and operation of the stock option agreement, and the delivery and terms of the voting agreements.

    From October 20, 2000 through the afternoon of October 22, 2000, representatives of Bluestone and Hewlett-Packard, including their respective auditors and advisors, continued to perform due diligence investigations and to negotiate the terms of the proposed transaction documents. During this period, affiliates of Bluestone who were asked to enter into a voting agreement supporting the proposed transaction engaged their own legal counsel to review and advise them regarding the delivery and terms of such agreement, and such counsel participated in negotiations relating thereto.

    Also on October 22, 2000 the board of directors of Bluestone held a meeting to discuss the status of negotiations and authorized management to continue negotiations with Hewlett-Packard.

    On October 23, 2000, the Bluestone board of directors held its regularly scheduled quarterly meeting and a special meeting at which Mr. Kilroy, together with a representative of Pepper Hamilton, reviewed the status of negotiations and discussions with Hewlett-Packard since the board's October 22, 2000 meeting. Paul Porrini, Bluestone's general counsel, reviewed in detail the principal terms of the proposed merger agreement and related agreements and summarized the remaining open issues. In addition, a representative of Pepper Hamilton reviewed with the Bluestone board of directors the main legal principles applicable to the proposed merger (including the board's fiduciary duties and authority in considering the merger). Representatives of Deutsche Bank gave a detailed oral presentation regarding valuation, valuation methodology, comparable transactions and the factors considered in enabling the rendering of a fairness opinion. The Bluestone board of directors reviewed and discussed the terms of the proposed transaction, including the exchange ratio and merger consideration, closing conditions, termination rights, termination fee, the stock option agreement, the voting agreement and Bluestone's ability to consider alternative proposals. The Bluestone board authorized management to continue to negotiate to resolve open issues and complete the transaction documents.

    Also on October 23, 2000, the Hewlett-Packard board of directors held a special meeting and approved the proposed transaction, including the price, form of consideration and structure of transaction, subject to the approval by the executive committee of the board of the final terms and conditions of the proposed merger agreement and related voting and stock option agreements.

    On the evening of October 23, 2000 through the afternoon of October 24, 2000, representatives of Bluestone and Hewlett-Packard, with consultation from their respective legal counsel, continued to negotiate the terms of the proposed transaction documents.

    On October 24, 2000, the Bluestone board of directors held a special meeting to review revised drafts of the merger agreement and related agreements. Representatives of Deutsche Bank, also reviewed the financial terms of the proposed transaction in detail and delivered its oral fairness opinion, to the Bluestone board of directors, subsequently confirmed in writing as of the same date, that, based upon and subject to various considerations, as of October 24, 2000, the exchange ratio of 0.2433 (0.4866 after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a share of Hewlett-Packard common stock to be received for each share of Bluestone common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Bluestone common stock.

    The board of directors questioned the representatives of Deutsche Bank regarding the fairness opinion and further discussed the principal terms of the proposed merger. After further deliberation, the Bluestone board of directors unanimously (with Mr. Kilroy abstaining due to his interests in the proposed transaction):

    - determined that the merger and the merger agreement are advisable, and fair to and in the best interests of Bluestone and its stockholders;

    - approved the merger, the merger agreement, the stock option agreement, the voting agreement and the transactions contemplated thereby, together with such changes as were discussed at the meeting;

    - resolved to call a special meeting of Bluestone's stockholders to adopt and approve the merger agreement and to approve the merger;

    - resolved to recommend that stockholders of Bluestone vote in favor of adoption and approval of the merger agreement and approval of the merger; and

    - authorized Mr. Kilroy or other proper officers of Bluestone to execute, on behalf of Bluestone, the merger agreement and the stock option agreement and such other documents that Mr. Kilroy and other proper officers deemed necessary or advisable in their discretion, together with any changes, deletions, additions and alterations Mr. Kilroy approved consistent with the resolutions of the Bluestone board of directors.

    Also on October 24, the Hewlett-Packard executive committee approved the terms and conditions of the proposed merger agreement and related voting and stock option agreements, and the Merger Sub board of directors approved the merger and the merger agreement. During the afternoon of October 24, 2000, certain affiliates of Bluestone entered into voting agreements with Hewlett-Packard, pursuant to which they agreed to vote their Bluestone shares in favor of adoption and approval of the merger and the merger agreement. In addition, certain officers of Bluestone, including Mr. Kilroy, accepted employment offer letters from Hewlett-Packard, effective upon the completion of the merger, that include compensation terms. Hewlett-Packard and Bluestone then entered into the merger agreement, the stock option agreement and the voting agreement.

    A joint press release was issued on October 24, 2000 announcing the signing of the merger agreement. A joint conference call was held following the issuance of the press release.

BLUESTONE'S REASONS FOR ENGAGING IN THE MERGER; RECOMMENDATION OF THE BLUESTONE
  BOARD

    The Bluestone board has unanimously (with Mr. Kilroy abstaining due to his interests in the proposed transaction) approved the merger agreement and recommends that Bluestone stockholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger. In reaching its decision to approve the merger agreement, the Bluestone board consulted with (1) its legal counsel regarding the legal terms of the transaction and the obligations of the Bluestone board in its consideration of the proposed transaction, (2) its financial advisors regarding the financial aspects of the proposed transaction and the fairness from a financial point of view of the exchange ratio to Bluestone's stockholders, and (3) the management of Bluestone concerning the strategic advantages of an alliance with Hewlett-Packard, Bluestone's prospects in the absence of such an alliance and Bluestone's alternatives for enhancement of stockholder value. At the same time, the Bluestone board also reviewed the history of Hewlett-Packard and the prospects of Hewlett-Packard if the merger were completed. The factors that were examined as part of this analysis include, but were not limited to, the following:

    - a review of Bluestone's business, operations, financial condition and earnings on an historical and a prospective basis;

    - the efficacy of Bluestone's strategic plan under current competitive conditions and actions that would increase financial performance and long-term stockholder value;

    - the increasing competition in the application server markets from both existing and potential competitors, some of which are larger and have far greater assets and resources, in part as a result of the consolidation taking place in the computer software industry;

    - Bluestone's need to develop greater distribution power and marketing infrastructure and the difficulties of doing so as a stand-alone entity;

    - the potential for achieving long-term economies of scale, particularly in sales and distribution, that would not have been readily achievable by Bluestone independently;

    - a review of potential benefits for stockholders of a larger organization with greater resources, increased financial resources and a stronger market position;

    - the potential for increased revenues by selling into Hewlett-Packard's installed customer base and through its larger sales force;

    - Hewlett-Packard's publicly stated intent to become a leader in the Internet infrastructure market;

    - the ability to develop future products more quickly and to attract and retain critical and scarce engineering talent as a result of having access to both companies' financial, development and personnel resources;

    - the Bluestone board's review of the business, operations, earnings and financial condition of Hewlett-Packard on both an historical and a prospective basis, the enhanced opportunities for operating efficiencies and sales growth that could result from the merger, the enhanced opportunities for growth that the merger would make possible and the respective contributions that the parties would bring to a combined corporation;

    - the nature of the consideration for the merger being Hewlett-Packard stock and that Hewlett-Packard is a widely-held company listed on the New York Stock Exchange with no dominant or controlling stockholder;

    - the differences in the stock price, volatility, public float and trading volume trends for Bluestone and Hewlett-Packard's common stock and concern about future fluctuations in the market price for Bluestone stock as a result of market factors, fluctuating quarterly operating results, potential future sales by large stockholders, as well as the prospects for future growth;

    - the belief of the Bluestone board and management that a business combination with Hewlett-Packard would offer the potential for increased immediate and long-term value and liquidity to current Bluestone stockholders;

    - the terms of the merger agreement and the transactions contemplated by the merger agreement, including the exchange ratio, noting that it reflected an approximately 30% premium, based on the average closing prices of the common stock of the two companies during the 10-day trading period ending October 23, 2000, and an approximately 34% premium, based on the average closing prices of the common stock of the two companies during the 30-day trading period ending on such date, the "no-solicitation" provisions, the assumption of Bluestone's outstanding options, the termination provisions, the termination payments and option to acquire shares of

      Bluestone in certain circumstances, the voting agreement from major stockholders, the continuation of director and officer insurance and the indemnification of directors;

    - the expectation that the merger will be treated as a tax-free reorganization to Bluestone and its stockholders;

    - a comparison of the Hewlett-Packard offer with reported transactions, nationally and in Bluestone's market, by companies with similar characteristics;

    - alternatives to the proposed transaction, including remaining independent as well as consideration of other potential strategic merger partners;

    - the opinion of Deutsche Bank, dated as of October 24, 2000, that, as of that date, based upon and subject to the matters stated in that opinion, the exchange ratio set forth in the merger agreement was fair to Bluestone stockholders from a financial point of view;

    - the timing of the proposed transaction relative to Bluestone's current and proposed activities;

    - the interests of management, particularly the condition that several individuals, including Mr. Kilroy, accept new employment offers;

    - the enhanced ability to attract and retain key managers and developers in light of competition and market conditions as a result of a combination with Hewlett-Packard; and

    - the interests of employees in being part of, and opportunities for career advancement as a result of, Hewlett-Packard's new e-commerce initiative.

    The Bluestone board also considered several potentially negative factors relating to the merger, including:

    - the risk that the benefits sought from the merger would not be fully achieved;

    - the risk that the merger would not be completed and the effect of the public announcement of the merger on Bluestone's sales and operating results, particularly the effect of the announcement on key customer and supplier relationships;

    - the impact of the merger on key customer and partner relationships of Bluestone;

    - the difficulty of and risks associated with the integration of different organizational structures;

    - the risks of Bluestone suffering employee attrition or of failing to attract key personnel due to uncertainties associated with a pending merger; and

    - conditions to the merger, including that at least 40 of 48 specified employees of Bluestone accept new employment offer letters on or before closing.

    The Bluestone board concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and the completion of the proposed merger. The above discussion of material factors is not exhaustive, but does set forth the principal factors considered by the Bluestone board. The Bluestone board collectively reached the conclusion to approve the merger agreement and the merger in light of the factors described above and other factors that each member of the Bluestone board felt were appropriate. The Bluestone board did not assign relative or specific weights to any of the factors described above, and individual directors may have weighed the factors differently.

    FOR THE REASONS SET FORTH ABOVE, THE BLUESTONE BOARD HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AS FAIR TO AND IN THE BEST INTERESTS OF BLUESTONE AND THE STOCKHOLDERS OF BLUESTONE, AND RECOMMENDS THAT BLUESTONE STOCKHOLDERS APPROVE THE MERGER AND THE MERGER AGREEMENT.

OPINION OF BLUESTONE'S FINANCIAL ADVISOR

    THE FULL TEXT OF DEUTSCHE BANK'S WRITTEN OPINION, DATED OCTOBER 24, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DEUTSCHE BANK IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BLUESTONE STOCKHOLDERS ARE URGED TO READ THE OPINION OF DEUTSCHE BANK IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF DEUTSCHE BANK SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION OF DEUTSCHE BANK.

    Deutsche Bank has acted as financial advisor to Bluestone in connection with the merger. At the October 24, 2000 meeting of the Bluestone board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of the same date to the Bluestone board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the Exchange Ratio was fair, from a financial point of view, to holders of Bluestone shares.

    In connection with Deutsche Bank's role as financial advisor to Bluestone, and in arriving at its opinion, Deutsche Bank has reviewed, among other things, certain publicly available financial information and other information concerning Bluestone and Hewlett-Packard and certain internal analyses and other information furnished to it by Bluestone. Deutsche Bank also held discussions with the members of the senior managements of Bluestone and Hewlett-Packard regarding the businesses and prospects of their respective companies. Deutsche Bank was granted limited access to management of Hewlett-Packard for the purpose of discussing Hewlett-Packard's business and relied solely on publicly available information with respect thereto. In addition, Deutsche Bank was not provided information on the status of any potential acquisitions by Hewlett-Packard, and accordingly did not consider the potential impact of such combinations, if any, in its analysis. In addition, Deutsche Bank:

    - reviewed the reported prices and trading activity for the common stock of both Bluestone and Hewlett-Packard;

    - compared certain financial and stock market information for Bluestone and Hewlett-Packard with similar information for selected companies whose securities are publicly traded;

    - reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

    - reviewed the terms of the merger agreement and certain related documents; and

    - performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Bluestone or Hewlett-Packard, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Bluestone or Hewlett-Packard. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of publicly available earnings estimates reported by research analysts who cover Bluestone and selected companies or the assumptions on which they are based. The opinion of Deutsche Bank was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of the opinion.

    For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis,

    - the representations and warranties of Bluestone, Hewlett-Packard and Merger Sub contained in the merger agreement are true and correct;

    - Bluestone, Hewlett-Packard and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement;

    - all conditions to the obligation of each of Bluestone, Hewlett-Packard and Merger Sub to consummate the merger will be satisfied without any waiver thereof;

    - all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained;

    - in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Bluestone or Hewlett-Packard is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Bluestone or Hewlett-Packard; and

    - the merger will be tax-free to each of Bluestone and Hewlett-Packard and their respective stockholders and that the merger will be accounted for as a purchase.

    In connection with Deutsche Bank's role as financial advisor to Bluestone and in arriving at its opinion, Deutsche Bank was not authorized to solicit, and did not solicit, interest from any other person with respect to the acquisition of all or any part of Bluestone or investigate any alternative transactions.

    Deutsche Bank reviewed and analyzed recent and historical market prices and trading volumes for Bluestone shares and Hewlett-Packard shares and compared such market prices to certain stock market and industry indices. Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Bluestone board of directors at its meetings on October 23 and October 24, 2000. These summaries of financial analyses include information presented in a tabular format. In order to understand fully the financial analyses used by Deutsche Bank, the tables must be read with the text of each summary, because the tables alone are not a complete description of the financial analyses.

    Deutsche Bank's review and analysis was completed prior to the two-for-one split, in the form of a stock dividend, of Hewlett-Packard shares that was effective on October 27, 2000.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Deutsche Bank reviewed the historical ratio of the daily per share market closing prices of Bluestone shares divided by the corresponding prices of Hewlett-Packard shares over the 10-day, 20-day, 30-day and 60-day periods prior to and as of October 23, 2000 (the last business day prior to announcement of the merger). Deutsche Bank examined the premiums represented by the exchange ratio of 0.2433 (0.4866 after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) over the averages of these ratios over the various periods. The following table summarizes the average exchange ratio over the indicated period and the premium represented by such exchange ratio.

                                                       AVERAGE EXCHANGE RATIO       PREMIUM
                              AVERAGE EXCHANGE RATIO        ADJUSTED FOR         REPRESENTED BY
PERIOD                            DURING PERIOD             STOCK SPLIT          EXCHANGE RATIO
------                        ----------------------   ----------------------   ----------------
October 23, 2000............          .2230                    .4460                   9.1%
10 trading day average......          .1876                    .3752                  29.7%
20 trading day average......          .1809                    .3618                  34.5%
30 trading day average......          .1817                    .3634                  33.9%
60 trading day average......          .1791                    .3582                  35.8%

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. Deutsche Bank compared certain financial information and commonly used valuation measurements for Bluestone to corresponding information and measurements for a group of six publicly traded companies that Deutsche Bank deemed to be software companies comparable to the business of Bluestone, which we refer to as the selected companies. The following table lists the relevant selected companies:

SELECTED SOFTWARE COMPANIES
---------------------------
Allaire Corporation
Backweb Technologies Ltd.
Marimba, Inc.
NetObjects, Inc.
Persistence Software, Inc.
Silverstream Software, Inc.

    Deutsche Bank compared, among other things,

    - equity market valuation;

    - operating performance; and

    - the enterprise value (determined as the equity market valuation adjusted by adding the amount of any debt and subtracting the amount of any cash and cash equivalents, as most recently reported) to revenue.

    To calculate the trading multiples for Bluestone and the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by research analysts who cover the selected companies. The following table summarizes the calculations by Deutsche Bank of the multiples of enterprise value to revenue for Bluestone implied by the merger and the mean, median, and ranges of multiples of enterprise value to revenue for the selected companies for the indicated periods.

                                                                          SELECTED COMPANIES
                                                      BLUESTONE   -----------------------------------
PERIOD                                    BLUESTONE   AT MERGER     MEAN      MEDIAN        RANGE
------                                    ---------   ---------   --------   --------   -------------
Trailing 12 Months......................    11.0x       12.7x       4.7x       4.0x     0.6x to 10.6x
Calendar Year 2000......................     7.0x        8.0x       3.5x       3.3x     0.6x to 7.9x
Calendar Year 2001......................     3.2x        3.7x       2.3x       2.0x     0.4x to 4.8x

    None of the companies utilized as a comparison was identical to Bluestone. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Deutsche Bank reviewed the financial terms, to the extent publicly available, of 133 proposed, pending or completed mergers and acquisition transactions since November 24, 1997 involving companies in the software industry, which we refer to as the selected transactions. Deutsche Bank calculated various financial multiples and premiums over market value based on certain publicly available information for each of the selected transactions and compared them to corresponding financial multiples and premiums over market value for the merger, based on the exchange ratio. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the three-year period during which the selected transactions occurred.

    The following table summarizes the calculations by Deutsche Bank of the range, mean and median of multiples of enterprise value to revenue for the selected transactions and the corresponding multiples for Bluestone implied by the merger.

                                                BLUESTONE AT MERGER     MEAN      MEDIAN        RANGE
                                                -------------------   --------   --------   --------------
Trailing 12 Months Revenue....................         12.7x           24.8x      13.4x     0.4x to 100.6x
Forward 12 Months Revenue.....................          5.6x           15.0x      10.4x     1.1x to 62.4x

    Deutsche Bank calculated the premium of the price at which the selected transactions were announced or effected to each acquired company's per share market price for the one day prior and the average for the thirty-day period prior to the announcement of the transaction. Deutsche Bank further calculated the premium represented by the per share market price implied by the exchange ratio in the merger over the per share market price of Bluestone shares for the one day prior and the average for the thirty-day period prior to the announcement of the merger. Deutsche Bank also calculated the premium of the price at which the selected transactions were announced or effected to each acquired company's enterprise value for the one day prior and the average for the thirty-day period prior to the announcement of the transaction, as well as the premium represented by the price per share implied by the exchange ratio in the merger over the enterprise value per share of Bluestone shares for the one day prior and the average for the thirty-day period prior to the announcement of the merger. The following table sets forth the premiums for the selected transactions analyzed by Deutsche Bank:

                                  PRICE PREMIUM                  ENTERPRISE VALUE PRICE PREMIUM
                       ------------------------------------   -------------------------------------
                            ONE DAY         30 DAY AVERAGE         ONE DAY         30 DAY AVERAGE
                       -----------------   ----------------   -----------------   -----------------
Range................  (10.7)% to 333.3%   (6.7)% to 574.3%   (16.3)% to 321.8%   (12.0)% to 544.0%
Mean.................        46.3%              67.7%               52.8%               79.7%
Median...............        33.8%              47.7%               33.9%               53.6%
Bluestone at
  Merger.............        9.1%               36.2%               15.2%               74.7%

    Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Bluestone and Hewlett-Packard and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Bluestone and Hewlett-Packard.

    CONTRIBUTION ANALYSIS. Deutsche Bank analyzed the relative contributions of Bluestone and Hewlett-Packard to the pro forma revenue, operating income and net income of the combined company, based on historical data for the last 12 months and research analysts' reports for Hewlett-Packard's fiscal years ending
October 31, 2000 and October 31, 2001 (excluding the effect of any synergies that may be realized as a result of the merger, and non-recurring expenses relating to the merger). The following table summarizes the results of this analysis:

                                                               PERCENTAGE CONTRIBUTION TO
                                                                 THE PRO FORMA COMBINED
                                                                      COMPANY BY:
                                                              ----------------------------
                                                              BLUESTONE    HEWLETT-PACKARD
                                                              ----------   ---------------
Last 12 Months:
  Revenue...................................................     0.1%           99.9%
  Operating Income..........................................      NM*             NM
  Net Income................................................      NM              NM
Fiscal Year Ending October 31, 2000:
  Revenue...................................................     0.1%           99.9%
  Operating Income..........................................      NM              NM
  Net Income................................................      NM              NM
Fiscal Year Ending October 31, 2001:
  Revenue...................................................     0.1%           99.9%
  Operating Income..........................................      NM              NM
  Net Income................................................      NM              NM

------------------------

* Not Meaningful.

    Deutsche Bank compared the results of their analysis to the relative ownership, based on the Exchange Ratio, by Bluestone's stockholders of approximately 0.5% of the outstanding capital of the combined company on an enterprise value basis.

    PRO FORMA COMBINED EARNINGS ANALYSIS. Deutsche Bank analyzed certain pro forma effects of the merger. Based on such analysis, Deutsche Bank computed the resulting dilution/accretion to the combined company's earnings per share estimate for the fiscal year ending October 31, 2001 without taking into account any potential cost savings and other synergies identified by management that Hewlett-Packard and Bluestone could achieve if the merger were consummated and before non-recurring costs relating to the merger. Deutsche Bank concluded that before taking into account any potential cost savings and other synergies and before such non-recurring costs, the merger would be approximately 1.1% dilutive to the combined company's earnings per share for the fiscal year ending
October 31, 2001.

    The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Bluestone board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

    In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Bluestone board of directors as to the fairness to holders of Bluestone shares of the exchange ratio and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Bluestone management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bluestone and Hewlett-Packard's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Bluestone, Hewlett-Packard or their respective advisors, neither Bluestone, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    The terms of the merger were determined through negotiations between Bluestone and Hewlett-Packard and were approved by the Bluestone board of directors. Although Deutsche Bank provided advice to Bluestone during the course of these negotiations, the decision to enter into the merger was solely that of the Bluestone board of directors. As described above, the opinion and presentation of Deutsche Bank to the Bluestone board of directors were only part of a number of factors taken into consideration by the Bluestone board of directors in making its determination to approve the transaction. Deutsche Bank's opinion was provided to the Bluestone board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Bluestone shares as to how to vote with respect to the merger.

    Bluestone selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. Bluestone has retained Deutsche Bank under a letter agreement dated October 13, 2000, or the Engagement Letter. As compensation for Deutsche Bank's services in connection with the merger, Bluestone will pay Deutsche Bank a cash fee of $1.5 million and an additional cash fee equal to 1.0% of the value of the aggregate consideration to be paid in connection with the merger, less $1.0 million, if the merger is consummated. Regardless of whether the merger is consummated, Bluestone has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter. Bluestone has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

    Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, or, together with its affiliates, the DB Group. One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to Bluestone and Hewlett-Packard or their affiliates for which it has received compensation. Deutsche Bank acted as the placement agent for a private placement of preferred stock for Bluestone in May 1999 for which it received $1.4 million in fees and warrants to purchase 150,448 shares of Bluestone common stock, at an exercise price of $15.00 per share, which warrants have not been exercised to date. Deutsche Bank also was the lead underwriter for Bluestone's initial public offering in September 1999 and its follow-on offering in February 2000 for which it received aggregate underwriting fees of approximately $9.8 million. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Bluestone and Hewlett-Packard for their own accounts and for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities, instruments and obligations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses the anticipated material United States federal income tax consequences of the merger to holders of Bluestone common stock who exchange such stock for Hewlett-Packard common stock in the merger. The summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations under the Code and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that holders of Bluestone shares hold such shares as capital assets. This discussion does not address all aspects of United States federal income taxation that may be relevant to a stockholder in light of that stockholder's particular circumstances, or to stockholders subject to special rules, such as rules relating to:

    - financial institutions;

    - mutual funds;

    - tax-exempt organizations;

    - insurance companies;

    - dealers in securities or foreign currencies;

    - traders in securities who elect to apply a mark-to-market method of accounting;

    - foreign stockholders;

    - stockholders who acquired Bluestone shares under Bluestone's equity-based compensation plans or otherwise as compensation, or through a tax-qualified retirement plan; and

    - stockholders who hold Bluestone shares as part of a hedge, straddle, constructive sale or conversion transaction.

    This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or under federal laws other than the United States federal income tax laws.

    Holders of Bluestone common stock are strongly urged to consult their tax advisor as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

    The respective obligations of the parties to complete the merger are conditioned on the receipt by Hewlett-Packard of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and the receipt by Bluestone of an opinion of Pepper Hamilton LLP, on the closing date of the merger, that the merger (taking into account the effect of the subsequent upstream merger of Bluestone with and into Hewlett-Packard, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to the tax opinions are not waivable by Bluestone or Hewlett-Packard after receipt of the Bluestone stockholder approval unless further stockholder approval is obtained with appropriate disclosure. See "The Merger Agreement--Conditions." Such opinions of counsel will be based upon, among other things, assumptions, representations and covenants, including those contained in certificates of officers of Hewlett-Packard, Bluestone and others, which counsel will assume to be true, correct and complete. The opinions of counsel are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not challenge the conclusions set forth in the opinions of counsel or that a court will not sustain such a challenge.

    Assuming the merger qualifies as a reorganization:

    - No gain or loss will be recognized for United States federal income tax purposes by holders of Bluestone shares who exchange their Bluestone shares solely for Hewlett-Packard shares pursuant to the merger, except to the extent of cash, if any, received by Bluestone stockholders in lieu of fractional share interests in such Hewlett-Packard shares.

    - The aggregate adjusted tax basis of the Hewlett-Packard shares received in the merger by a Bluestone stockholder (treating fractional share interests in Hewlett-Packard shares as having been issued to such holder in the merger and then sold for cash) will be the same as the aggregate adjusted tax basis of the Bluestone shares surrendered in the merger.

    - The holding period of the Hewlett-Packard shares that a Bluestone stockholder receives in the merger will include the period during which such holder held the Bluestone shares surrendered in the merger.

    - Cash received by a Bluestone stockholder in lieu of a fractional share interest in the Hewlett-Packard shares will result in the recognition of gain or loss for United States federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the Bluestone share allocable to this fractional share interest. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Bluestone stockholder's holding period in the fractional Hewlett-Packard share interest is more than one year at the effective time of the merger and such share was held as a capital asset.

    Certain non-corporate Bluestone stockholders may be subject to backup withholding at a 31% rate on cash payments received in lieu of a fractional share interest in the Hewlett-Packard shares. Backup withholding will not apply, however, to a Bluestone stockholder who:

    - furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Bluestone stockholders;

    - provides a certification of foreign status on Internal Revenue Service Form W-8 or successor form; or

    - is otherwise exempt from backup withholding.

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Hewlett-Packard's consolidated financial statements, Hewlett-Packard will establish a new accounting basis for Bluestone's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Hewlett-Packard believes that any excess of cost over the fair value of the net assets of Bluestone will be recorded as goodwill, other intangible assets and deferred stock compensation. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Hewlett-Packard will determine the fair value of Bluestone's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination. To the extent that a portion of the purchase price is allocated to in-process research and development, as is anticipated, a charge will be recognized for the period in which the merger occurs.

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INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the Bluestone board of directors with respect to the adoption and approval of the merger agreement and approval of the merger, Bluestone stockholders should be aware that certain members of the management of Bluestone and the Bluestone board of directors may have interests in the merger that are different from, or in addition to, the interests of Bluestone stockholders generally. The Bluestone board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.

    As of the record date for the special meeting of Bluestone stockholders at which the merger agreement and the merger will be presented and voted upon, directors and executive officers of Bluestone (and their respective affiliates) collectively beneficially owned directly or indirectly an aggregate of approximately 6,820,508 shares of Bluestone common stock. Upon completion of the merger, it is anticipated that the former directors and executive officers of Bluestone (and their respective affiliates) collectively will beneficially own an aggregate of 3,318,859 shares of Hewlett-Packard common stock, constituting less than one percent of the then outstanding shares of Hewlett-Packard common stock.

TREATMENT OF BLUESTONE OPTIONS

    The Bluestone 1996 Incentive and Qualified Stock Option Plan provides that 50% of the unvested option shares will vest and become exercisable upon the completion of the merger. Upon the completion of the merger, all options will be substituted by Hewlett-Packard in accordance with the merger agreement. See the
section entitled "The Merger Agreement" beginning on page   of this document,
for a further description of the substitution of Bluestone options by Hewlett-Packard and for a description of the outstanding Bluestone options that will become options to purchase Hewlett-Packard common stock upon completion of the merger.

EMPLOYMENT OFFER LETTERS

    Officers of Bluestone, including Kevin Kilroy who is also a director, Joseph Krivickas, Robert Bickel, Andre Pino, Thomas Stiling, Thomas Leonard, John Capobianco, Al Smith and Craig Huke, along with several other Bluestone employees, have accepted employment offers from Hewlett-Packard, effective upon the completion of the merger.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    Hewlett-Packard has agreed to cause the surviving company to fulfill and honor in all respects the indemnification agreements Bluestone and its subsidiaries have previously entered into with their respective officers and directors and to fulfill and honor any indemnification provisions of Bluestone's and its subsidiaries' applicable charter documents.

    Hewlett-Packard also has agreed to maintain insurance for Bluestone's directors and officers that is no less favorable than Bluestone's current directors' and officers' liability insurance for actions or omissions occurring on or prior to the date of the completion of the merger for a period of not less than six years after the completion of the merger, subject to limitations regarding cost.

REGULATORY MATTERS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules that have been promulgated thereunder by the United States Federal Trade Commission, or the FTC, certain transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice, or the Antitrust Division, and all applicable waiting periods have expired or been terminated. The merger is

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subject to these requirements. Hewlett-Packard and Bluestone each filed a
Notification and Report Form with respect to the merger under the HSR Act on October 31, 2000. The waiting period under the HSR Act with respect to the merger will expire at 11:59 p.m., Washington, D.C. time, on November 30, 2000, unless early termination of the waiting period is granted.

    The FTC or the Antitrust Division may extend the waiting period under the HSR Act by requesting additional information or documentary material from Hewlett-Packard or Bluestone. If such a request is made with respect to the merger, the waiting period related to the merger will expire at 11:59 p.m., Washington, D.C. time, on the 20th day after substantial compliance with any such request. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the FTC or the Antitrust Division raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the merger while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the merger. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed merger.

    Completion of the transactions may also require other regulatory approvals, including approvals of foreign regulatory authorities. Under the laws of certain foreign nations, the merger may not be completed unless certain filings are made with these nations' antitrust regulatory authorities and these authorities approve or clear the merger. Hewlett-Packard and Bluestone conduct operations in a number of foreign countries, some of which have pre-merger and/or post-merger notification systems. Should any other approval or action be required or deemed advisable, Hewlett-Packard and Bluestone currently contemplate that such approval or action would be sought. The failure to make any such filings or to obtain any such approvals is not anticipated to have a material effect on the merger or the combined company. Hewlett-Packard and Bluestone believe that they will have obtained all material required regulatory approvals in connection with the merger prior to the special meeting.

    At any time before or after the merger and notwithstanding expiration of the waiting period, the FTC, the Antitrust Division, or state and foreign antitrust authorities could take such action under the antitrust laws as any of them deems necessary or desirable in the public interest, including seeking to enjoin the merger, seeking the divestiture by Hewlett-Packard of all or part of the stock or assets of Bluestone or of assets or businesses of Hewlett-Packard, or seeking to subject Hewlett-Packard or Bluestone to certain operating conditions. Litigation seeking similar relief could be brought by private parties. Hewlett-Packard does not believe that consummation of the merger will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. The obligations of Hewlett-Packard and Bluestone to complete the merger are subject to the condition that there be no decree, order or injunction of a court of competent jurisdiction that prohibits the completion of the merger.

NO DISSENTER'S OR APPRAISAL RIGHTS

    Under Delaware law, stockholders of Bluestone will not be entitled to exercise dissenter's rights or to demand payment for their shares in connection with the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE

    It is a condition to the merger that the shares of Hewlett-Packard common stock to be issued in the merger and the other shares to be reserved for issuance in connection with the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF BLUESTONE COMMON STOCK

    If the merger is completed, the Bluestone common stock will be delisted from quotation on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

FEDERAL SECURITIES LAWS CONSEQUENCES

    The Hewlett-Packard shares to be issued to Bluestone stockholders in the merger will have been registered under the Securities Act of 1933, as amended. Upon issuance, these shares may be traded freely and without restriction by those stockholders not deemed to be affiliates of Bluestone as that term is defined under the Securities Act. An "affiliate" of Bluestone, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Bluestone. Any transfer of Hewlett-Packard shares after the merger by an affiliate of Bluestone must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Hewlett-Packard) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Bluestone shares (as well as to certain other related individuals or entities).

    This proxy statement/prospectus does not cover resales of Hewlett-Packard shares to be received by the stockholders of Bluestone in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

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                              THE MERGER AGREEMENT

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE MERGER AGREEMENT, BUT DOES NOT PURPORT TO DESCRIBE ALL THE TERMS OF THE MERGER AGREEMENT. THE FULL TEXT OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BLUESTONE STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

    THE MERGER

    Subject to the terms and conditions of the merger agreement, Merger Sub will merge with and into Bluestone. Bluestone will continue as the surviving corporation, the separate existence of Merger Sub will cease and Bluestone will become a wholly owned subsidiary of Hewlett-Packard.

    EFFECTIVE TIME

    Hewlett-Packard, Merger Sub, and Bluestone will complete the merger by filing a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable following the satisfaction or waiver of the conditions to the merger. The date and time the certificate of merger is filed or another later time specified in the certificate of merger is the effective time of the merger.

    CERTIFICATE OF INCORPORATION AND BY-LAWS

    The merger agreement provides that at the effective time of the merger, the certificate of incorporation and bylaws of Merger Sub will be the restated certificate of incorporation and the by-laws of the surviving corporation.

    DIRECTORS AND OFFICERS

    The merger agreement provides that the directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

CONVERSION OR CANCELLATION OF BLUESTONE SHARES AND OPTIONS IN THE MERGER

    The merger agreement provides that, at the effective time of the merger and without any further action on the part of Merger Sub, Bluestone or holders of any of the securities listed below, each Bluestone share and each outstanding option to purchase Bluestone shares will be treated as follows:

    - Each Bluestone share issued and outstanding immediately prior to the effective time, will be converted into the right to receive 0.4866 (after giving effect to a two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard shares effective October 27, 2000) of a Hewlett-Packard share.

    - Each unexercised and unexpired stock option to purchase Bluestone shares will be converted into an option to acquire the number of Hewlett-Packard shares (rounded down to the nearest whole share) equal to 0.4866 of the number of Bluestone shares subject to such option, at an exercise price per Hewlett-Packard share equal to the exercise price per share of such option immediately prior to the effective time divided by 0.4866 (rounded up to the nearest whole cent).

    - Shares of Bluestone common stock held in the treasury of Bluestone, or owned by Hewlett-Packard or any direct or indirect subsidiary of Bluestone or Hewlett-Packard, will be canceled and no Hewlett-Packard common stock or other consideration will be delivered in exchange for this cancellation.

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
EXCHANGE OF CERTIFICATES IN THE MERGER

    As soon as reasonably practicable after the effective time of the merger, an exchange agent will mail to each stockholder of record of Bluestone a letter of transmittal containing instructions for the surrender of certificates representing Bluestone shares in exchange for certificates representing Hewlett-Packard shares. WE REQUEST THAT YOU NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. No dividends or other distributions declared or made after the effective time with respect to Hewlett-Packard shares will be paid to the holder of record of any unsurrendered certificate. However, the holder of record will be paid, without interest, upon surrender of such certificate, any dividends or distributions with a record date after the effective time but a payment between the effective time and the time of surrender. No transfers of Bluestone shares will be made after the effective time.

    No fractional Hewlett-Packard shares will be issued in the merger. Instead of issuing fractional shares of Hewlett-Packard common stock to the holders of Bluestone shares, the exchange agent will pay the aggregate of the fractional shares at then prevailing prices of Hewlett-Packard shares on the New York Stock Exchange and will distribute the net proceeds from such sale to the respective holders of the fractional shares on a pro rata basis.

    If, after six months from the effective date of the merger, a holder of Bluestone shares has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing Bluestone shares may look only to Hewlett-Packard to receive its Hewlett-Packard shares. None of Hewlett-Packard, Merger Sub, Bluestone or the exchange agent will be liable to any holder of a certificate formerly representing Bluestone shares for Hewlett-Packard shares, cash in lieu of fractional shares, or any unpaid dividends or distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

REPRESENTATIONS AND WARRANTIES

    REPRESENTATIONS AND WARRANTIES BY BLUESTONE. The merger agreement contains representations and warranties made by Bluestone that are customary for this type of transaction, subject to qualifications, including representations and warranties as to:

    - organization, standing and similar corporate matters regarding Bluestone and its subsidiaries;

    - capitalization of Bluestone and its subsidiaries;

    - the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

    - the absence of conflicts between organizational documents, by-laws and agreements and the merger agreement and the related transactions;

    - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

    - the timely filing of documents and the accuracy of information contained in documents filed with the SEC;

    - the absence of certain changes or events relating to Bluestone's business since June 30, 2000;

    - the absence of undisclosed liabilities;

    - the accuracy of information supplied by Bluestone in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

    - benefit plans and other employment-related matters;

    - compliance with applicable laws and possession of material permits;

    - the absence of undisclosed pending or threatened material litigation;

    - the absence of default or violation of any organizational documents or federal, state, local or foreign laws;

    - timely filing of tax returns and other tax-related matters;

    - the existence, validity and status of material contracts;

    - the absence of owned real property by Bluestone or any of its subsidiaries;

    - compliance with environmental laws and regulations;

    - the absence of undisclosed transactions with affiliates;

    - Bluestone's receipt of a fairness opinion from Deutsche Bank;

    - the absence of undisclosed brokers', finders', financial advisor's or other similar fees or commissions;

    - intellectual property matters;

    - the absence of actions that would prevent the merger from constituting a reorganization under the Internal Revenue Code;

    - insurance matters;

    - matters related to accounts receivable;

    - matters related to suppliers and customers;

    - labor matters; and

    - full disclosure of material facts.

    REPRESENTATIONS AND WARRANTIES BY HEWLETT-PACKARD AND MERGER SUB. The merger agreement contains representations and warranties made by Hewlett-Packard and Merger Sub that are customary for this type of transaction, subject to qualifications, relating to the following matters:

    - organization, standing and similar corporate matters;

    - capitalization;

    - the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

    - the absence of conflicts between organizational documents, by-laws and agreements and the merger agreement and the related transactions;

    - the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement;

    - the accuracy of information supplied by Hewlett-Packard in connection with this proxy statement/prospectus and the registration statement of which it is a part;

    - the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission; and

    - the absence of material changes or events relating to Hewlett-Packard and Merger Sub's respective business since July 31, 2000.

    All representations and warranties of Bluestone, Hewlett-Packard and Merger Sub will expire at the effective time of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    CONDUCT OF BUSINESS OF BLUESTONE PENDING THE MERGER. Bluestone has agreed to conduct its business and the businesses of its subsidiaries, in the ordinary and customary course consistent with past practice and to use commercially reasonable efforts to preserve the business organization intact and maintain their existing relationships with customers, suppliers, employees, creditors and business partners.

Bluestone has agreed that, with certain exceptions, neither it nor any of its subsidiaries, will do any of the following without the prior written consent of Hewlett-Packard:

    AMENDMENT TO ORGANIZATIONAL DOCUMENTS

    - amend its certificate of incorporation or by-laws or similar organizational documents;

    STOCK SPLITS, REDEMPTION AND DIVIDENDS

    - split, combine or reclassify any of its capital stock;

    - redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

    - declare, set aside or pay any dividend or other distribution;

    SALE AND PURCHASE OF SECURITIES OR ASSETS

    - issue, sell, transfer, pledge, dispose of or encumber any additional shares of securities convertible into or exchangeable for, options, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock, other than issuances pursuant to options outstanding on October 24, 2000;

    - transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice;

    COMPENSATION

    - grant any increase in compensation payable or to become payable to any of its officers or directors or, except for planned increases previously disclosed to Hewlett-Packard or increases in accordance with normal past practice, to employees, agents or consultants;

    - adopt or enter into any new plan, policy, agreement or arrangement for the benefit of any of its current or former employees or directors;

    - amend or otherwise increase, or accelerate the payment of the amounts payable or to become payable under any existing employee benefit or stock-based compensation plan;

    - amend or modify in any manner, including but not limited to the acceleration of vesting, an existing grant or award of restricted stock, options or any similar award or grant of stock pursuant to any existing stock-based compensation plan, except as otherwise provided under Bluestone's stock option plans, programs or agreements;

    - grant any rights to acquire or receive any Bluestone shares of its capital stock, whether or not pursuant to existing employee benefit or option plans;

    - enter into any, or amend any existing, employment or severance agreement with or, except in accordance with its existing written policies previously delivered to Hewlett-Packard, grant any severance or termination pay to any of its officers, directors or employees;

    - make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the merger or otherwise;

    MATERIAL CONTRACTS

    - modify, amend or terminate any of its material agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    INSURANCE

    - permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Hewlett-Packard, except in the ordinary course of business and consistent with past practice;

    INDEBTEDNESS

    - incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice;

    - assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice;

    - make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Bluestone or customary advances to employees in accordance with past practice); or

    - enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than certain disclosed capital expenditures;

    ACCOUNTING AND TAX

    - change any of the accounting principles used by it unless required by accounting principles generally accepted in the United States or applicable law;

    - voluntarily make or agree to make any changes in federal and state tax accounting methods, waive or consent to the extension of any statute of limitations with respect to taxes, or consent to any assessment of any material taxes, or settle any judicial or administrative proceeding affecting any material taxes;

    CLAIMS

    - pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations occuring:

       - in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Bluestone and its consolidated subsidiaries;

       - incurred in the ordinary course of business and consistent with past practice; or

       - which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause are legally required to be paid and are also not otherwise payable in accordance with the first two clauses above, Bluestone will notify Hewlett-Packard in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $250,000 in value, reasonably in advance of their payment);

    REORGANIZATION

    - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bluestone or any of its subsidiaries or any agreement relating to a Takeover Proposal (as defined below) other than the merger;

    CONDITIONS

    - take, or agree to commit to take, any action that would make any representation or warranty of Bluestone inaccurate in any material respect at, or as of any time prior to, the effective time; or

    - enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing;

    CONDUCT OF BUSINESS OF HEWLETT-PACKARD PENDING THE MERGER. Hewlett-Packard has agreed that, subject to certain exceptions, it will not do any of the following without the prior written consent of Bluestone:

    SECURITIES

    - directly or indirectly, split, combine or reclassify the outstanding Hewlett-Packard common stock (except for the two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard common stock effective October 27, 2000 and any other action that would result in an adjustment to the exchange ratio);

    - declare, set aside or pay any dividend or other distribution payable in cash (other than regular quarterly dividends), stock or property with respect to its capital stock (except for the two-for-one stock split, in the form of a stock dividend, of Hewlett-Packard common stock effective October 27, 2000 and any other action that would result in an adjustment to the exchange ratio);

    ACCOUNTING

    - change any of the accounting principles used by it unless required by accounting principles generally accepted in the United States;

    CONDITIONS

    - take, or agree to commit to take, any action that would make any representation or warranty of Hewlett-Packard inaccurate in any material respect at, or as of any time prior to, the effective time; or

    - enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

NO SOLICITATION

    Bluestone has agreed that neither it, nor any of its subsidiaries and/or affiliates, will, and each will use its best efforts to ensure that its respective representatives and agents do not, directly or indirectly:

    - initiate, solicit or knowingly encourage, or take any other action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal of Bluestone or any subsidiary or affiliate of Bluestone or any inquiry with respect thereto;

    - enter into any agreement with respect to any Takeover Proposal; or

    - in the event of an unsolicited written Takeover Proposal for Bluestone or any subsidiary or affiliate of Bluestone, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Hewlett-Packard, its affiliates or representatives) relating to any Takeover Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage any effort or attempt by any such person to do or seek to do any of the foregoing.

    However, prior to the approval and adoption of the merger and the merger agreement by Bluestone stockholders, Bluestone may furnish confidential information and engage in negotiations in response to an unsolicited written Takeover Proposal relating to such Takeover Proposal to the extent

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
that the Bluestone board determines in good faith and on the basis of advice
(1) from financial advisors that such alternative transaction involves consideration to holders of Bluestone's shares that is superior to the consideration offered pursuant to the merger agreement with Hewlett-Packard and is otherwise superior to the merger and (2) from independent outside counsel that the failure to take such action would constitute a violation of the board's fiduciary duties under applicable law.

    Bluestone has agreed to immediately notify Hewlett-Packard of any inquiries, expressions of interest, proposals or offers received by Bluestone or any of its representatives relating to any Takeover Proposal or the possibility of consideration of making a Takeover Proposal and indicating in such notice the name of the party indicating interest in a Takeover Proposal and the terms and conditions of any proposals or offers. Bluestone will also keep Hewlett-Packard informed of the status and terms of any interest in a Takeover Proposal.

    "Takeover Proposal" means:

    - any tender or exchange offer;

    - any proposal for merger, consolidation or other business combination;

    - any proposal or offer to acquire in any manner an interest in excess of 15% of Bluestone's outstanding securities or a substantial portion of Bluestone's assets;

    - any proposal or offer with respect to any recapitalization or restructuring; or

    - any proposal or offer with respect to a transaction similar to any of the foregoing other than the transactions to be effected under the merger agreement.

    Bluestone has also agreed in the merger agreement that, except as described below in connection with a Superior Proposal, its board of directors may not:

    - withdraw, qualify or modify, or propose publicly to do any of the foregoing, in a manner adverse to Hewlett-Packard or Merger Sub, its approval or recommendation, or the issuance of Hewlett-Packard shares in connection with the merger;

    - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

    - cause Bluestone to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

    In the event that the Bluestone board determines in good faith, after it has received a Superior Proposal, and after receipt of advice from outside counsel that the failure to do so would violate the board's fiduciary duties under applicable law, the Bluestone board may inform Bluestone's stockholders that it no longer believes that the merger or the merger agreement is advisable and no longer recommends approval but only after:

    - the third business day following Hewlett-Packard's receipt of written notice advising it that the Bluestone board has received a Superior Proposal which specifies the material terms and conditions of the Superior Proposal, including the person making such proposal and stating that it intends to inform Bluestone's stockholders that it no longer believes that the merger or the merger agreement is advisable and no longer recommends approval; and

    - providing Hewlett-Packard a reasonable opportunity to make such adjustments in the terms and conditions of the merger agreement and/or the stock option agreement that would enable Bluestone to proceed with its recommendation to the stockholders without informing Bluestone's stockholders that it no longer believes that the merger or the merger agreement is advisable and no longer recommends approval.

    "Superior Proposal" means any Takeover Proposal made by a person that the Bluestone board determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Bluestone stockholders than the merger, taking into account all relevant factors, including whether, in the good faith judgment of the Bluestone board, after obtaining advice of such financial advisor, the person is reasonably able to finance the transaction, as well as any proposed changes to the merger agreement and/or the stock option agreement that may be proposed by Hewlett-Packard in response to such Takeover Proposal.

    Notwithstanding any Superior Proposal or the intention of the Bluestone board to inform Bluestone's stockholders that it no longer believes that the merger or the merger agreement is advisable and no longer recommends approval, Bluestone is obligated to submit the merger agreement to the Bluestone stockholders.

INSURANCE AND INDEMNIFICATION

    Under the merger agreement, Hewlett-Packard agrees to cause the surviving corporation in the merger to indemnify, at all times after the effective time, directors or officers of Bluestone and any of its subsidiaries, to the same extent and in the same manner as provided in Bluestone's charter or by-laws as in effect on October 24, 2000.

    In addition, Hewlett-Packard also agrees to maintain for at least six years after the effective time of the merger directors and officers' current liability insurance policies on the same terms and conditions as Bluestone's insurance policies in effect on October 24, 2000, which will cover events occurring at or prior to the effective time of the merger. If the aggregate annual premiums for such insurance at any time during the six-year period shall exceed 150% of the per annum rate of premium currently paid by Bluestone and its subsidiaries for such insurance on October 24, 2000, then Hewlett-Packard shall cause Bluestone to provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate.

ADDITIONAL MATERIAL COVENANTS

    ACCESS TO INFORMATION. Subject to existing confidentiality obligations, Hewlett-Packard and Bluestone have agreed to afford each other and each of their respective representatives access during normal business hours to information reasonably requested by the other party.

    COOPERATION.  Hewlett-Packard and Bluestone shall coordinate and cooperate:

    - in determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement and the option agreement; and

    - in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

    REGISTRATION STATEMENT. Subject to the terms and conditions of the merger agreement, each of the parties will use its commercially reasonable efforts to have the registration statement declared effective under the Securities Act of 1933 as promptly as practicable after the registration statement is filed.

    TAX TREATMENT. Hewlett-Packard, Merger Sub and Bluestone have agreed to use commercially reasonable efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code and they will not knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the merger as a reorganization.

    In addition, Hewlett-Packard and Bluestone have agreed that if, not later than three days prior to the effective time of the merger, Hewlett-Packard provides written notice to Bluestone of its intention and Bluestone consents, Bluestone may be merged with and into Hewlett-Packard immediately following the effective time of the merger instead of remaining wholly owned by Hewlett-Packard.

    EMPLOYEE BENEFITS. Hewlett-Packard and Merger Sub have agreed that, effective as of the effective time, Hewlett-Packard shall provide, or cause Merger Sub to provide, to those persons who, immediately prior to the effective time, were employees of Bluestone and its subsidiaries and who continue in such employment with benefits and compensation no less favorable than benefits and compensation that are provided to substantially similarly situated employees of Hewlett-Packard or Merger Sub as of the effective time.

    Bluestone has agreed to terminate its 401(k) plan, effective not later than the day immediately preceding the closing date of the merger, unless Hewlett-Packard, in its sole and absolute discretion, elects to sponsor and maintain such plan or to merge such plan into Hewlett-Packard's 401(k) plan, in which event Hewlett-Packard has agreed to provide Bluestone with written notice of such election at least three days prior to the closing date. Unless Hewlett-Packard provides such notice to Bluestone, Hewlett-Packard shall receive from Bluestone evidence that Bluestone's 401(k) plan has been terminated pursuant to resolution of Bluestone's board of directors (the form and substance of such resolutions shall be subject to review and approval by Hewlett-Packard), not later than the day immediately preceding the closing date.

CONDITIONS

    The merger agreement generally provides that the obligations of the parties to complete the transactions contemplated in the merger agreement are subject to customary conditions, including the following:

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

    - HSR ACT. Expiration or termination of any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act and any comparable premerger notification laws, and no institution of any action by a Hart-Scott-Rodino authority challenging or seeking to enjoin the consummation of the merger.

    - STOCKHOLDERS' APPROVAL. Adoption and approval of the merger agreement by the stockholders of Bluestone in accordance with the Delaware General Corporation Law.

    - NYSE LISTING. Authorization for listing on the NYSE of the shares of Hewlett-Packard common stock to be issued pursuant to the merger, upon official notice of issuance.

    - GOVERNMENTAL ORDERS AND STATUTES. No issuance by any court, arbitrator or governmental body, agency or official of any order, and no existence of any statute, rule or regulation, restraining or prohibiting the consummation of the merger or the effective operation of the business of Bluestone and its subsidiaries after the effective time.

    - GOVERNMENTAL CONSENTS. Receipt of all actions by or in respect of or filings with any governmental body, agency official, or authority required to permit the consummation of the merger (except for any consent, approval, clearance or confirmation the failure to obtain which would not have a material adverse effect on Hewlett-Packard, Merger Sub, Bluestone or, after the effective time, the surviving corporation).

    - EFFECTIVENESS OF FORM S-4. The registration statement having been declared effective under the Securities Act of 1933, no issuance of any stop order suspending effectiveness of the registration statement and no initiation of any proceeding for that purpose initiated or threatened by the SEC.

    CONDITIONS TO THE OBLIGATIONS OF HEWLETT-PACKARD

    - REPRESENTATIONS AND WARRANTIES OF BLUESTONE. The representations and warranties of Bluestone contained in the merger agreement being true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the effective time, except where the failure of such representations and warranties to be so true and correct is not likely to have a material adverse effect on Bluestone and its subsidiaries, taken as a whole (except that the representations and warranties regarding capitalization and corporate authorization shall be true and correct in all respects).

    - AGREEMENTS AND COVENANTS. Bluestone having performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time.

    - RECEIPT OF CONSENTS. Bluestone having obtained, and there shall be in full force and effect, any required consents under the merger agreement, including obtaining the consent from several specified stockholders waiving their respective rights to receive shares of Bluestone common stock in exchange for the right to receive options to purchase shares of Hewlett-Packard common stock.

    - EMPLOYMENT ARRANGEMENTS. The offer letters previously accepted by certain employees of Bluestone being valid, in full force and effect and complied with in all material respects by such employees.

    - ACCEPTANCE OF OFFERS OF EMPLOYMENT. At least 40 of 48 specified employees of Bluestone having accepted an employment offer letter, and each of such offer letters shall be valid, in full force and effect and complied with in all material respects by such employees.

    - NO MATERIAL ADVERSE EFFECT. Since the date of the merger agreement, there not having occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Bluestone and its subsidiaries, taken as a whole, other than any decrease in revenues, decrease in customer orders or any lawsuit, in each case directly attributable to the public announcement of the merger and the merger agreement.

    - TAX OPINION. Hewlett-Packard having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Hewlett-Packard, dated as of the effective time, to the effect that the merger (taking into account the effect of the upstream merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    - OFFICER'S CERTIFICATE. Bluestone having furnished Hewlett-Packard with a certificate dated as of the closing date signed on behalf of it by the President or any Vice President of Bluestone to the effect that certain of the foregoing conditions have been satisfied.

    CONDITIONS TO THE OBLIGATIONS OF BLUESTONE

    - REPRESENTATIONS AND WARRANTIES. The representations and warranties of Hewlett-Packard and Merger Sub having been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the effective time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Hewlett-Packard and its subsidiaries, taken as a whole (except that the representations and warranties regarding capitalization and corporate authorization shall be true and correct in all respects).

    - AGREEMENTS AND COVENANTS. Each of Hewlett-Packard and Merger Sub having performed in all material respects all of the respective obligations under the merger agreement required to be performed by Hewlett-Packard or Merger, as the case may be, at or prior to the effective time.

    - TAX OPINION. Bluestone having received an opinion of Pepper Hamilton LLP, counsel to Bluestone, dated as of the effective time, to the effect that the merger (taking into account the effect of the upstream merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    - OFFICER'S CERTIFICATE. Hewlett-Packard having furnished Bluestone with a certificate dated as of the closing date signed on behalf of it by the President or any Vice President to the effect that certain of the foregoing conditions have been satisfied.

TERMINATION

    The merger agreement provides that at any time prior to the effective time of the merger, the merger agreement may be terminated by the mutual consent of the board of directors of Hewlett-Packard and the board of directors of Bluestone.

    The merger agreement may be terminated by either of the board of directors of Bluestone or the board of directors of Hewlett-Packard:

    - if the merger shall not have occurred on or prior to March 31, 2001 (except that the right to terminate the merger agreement will not be available to any party whose willful and material breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or prior to such date);

    - if any governmental entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

    - if the approval of the stockholders of Bluestone contemplated by the merger agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof.

    The merger agreement may be terminated by the board of directors of Bluestone if Hewlett-Packard or Merger Sub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the merger agreement or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within 10 business days of written notice thereof.

    The merger agreement may be terminated by the board of directors of Hewlett-Packard:

    - if Bluestone breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the merger agreement or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within 10 business days of written notice thereof;

    - if the board of directors of Bluestone shall have failed to recommend adoption and approval of the merger agreement and the merger by Bluestone's stockholders or the board of directors of Bluestone shall have withdrawn or modified such recommendation;

    - the board of directors of Bluestone shall have recommended to the stockholders of Bluestone a takeover proposal other than the merger;

    - a takeover proposal other than the merger shall have been announced or otherwise publicly known and the board of directors of Bluestone shall have failed to recommend against acceptance of such takeover proposal by its stockholders within 10 business days of its receipt or, if sooner, the date its existence first becomes publicly known;

    - a tender offer or exchange offer for 15% or more of the outstanding shares of Bluestone common stock is commenced (other than by Hewlett-Packard or an affiliate of Hewlett-Packard) and the board of directors of Bluestone recommends that the stockholders of Bluestone tender their shares in such tender or exchange offer or, within 10 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or

    - any third party (other than Hewlett-Packard or any of its subsidiaries or affiliates) becomes a beneficial owner of more than 15% of the outstanding shares of Bluestone.

    In the event of the termination of the merger agreement, each party agrees to give written notice thereof to the other party or parties specifying the provision of the merger agreement pursuant to which such termination is made, and the merger agreement shall thereafter become null and void, and there shall be no liability on the part of Hewlett-Packard, Merger Sub or Bluestone except for fraud or for material breach of the merger agreement, and for fees and expenses as discussed below.

EFFECT OF TERMINATION

    The merger agreement provides that, in the event of termination of the merger by either Hewlett-Packard or Bluestone, the merger agreement will become null and void, and there shall be no liability under the merger agreement on the part of Hewlett-Packard, Merger Sub or Bluestone, except for fraud or material breach of the merger agreement other than with respect to any termination fee which may be payable and the agreement to share fees and expenses associated with the filing of this document with the SEC and the printing and mailing of this document to the stockholders.

TERMINATION FEE AND EXPENSES

    Hewlett-Packard and Bluestone have each agreed that all costs and expenses incurred in connection with the merger agreement, the option agreement and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those costs and expenses incurred in connection with filing, printing and mailing the registration statement and the proxy statement/prospectus (including filing fees related thereto) shall be shared equally by Hewlett-Packard and Bluestone.

    If the board of directors of Hewlett-Packard terminates the merger agreement pursuant to any of the reasons set forth above for which it alone may do so, or if the board of directors of Hewlett-Packard or the board of directors of Bluestone terminates the merger agreement because of a failure to obtain the required vote of the Bluestone shareholders, Bluestone will be obligated to pay to Hewlett-Packard a termination fee in an amount equal to $19 million. Payment of the termination fee will not be deemed to be Hewlett-Packard's or Merger Sub's exclusive remedy, and Hewlett-Packard will have the right to pursue any remedies available to them at law or in equity. However, in the event of a termination of the merger agreement because Bluestone has breached the merger agreement or failed to comply with the material covenants and agreements as a result of a breach, other than a willful breach, of any of Bluestone's representations and warranties, the payments will be Hewlett-Packard or Merger Sub's sole and exclusive remedy.

AMENDMENT AND MODIFICATION

    Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Bluestone, by written agreement of the parties or by action taken by their respective boards of directors, at any time prior to the closing date.

                               RELATED AGREEMENTS

    THE FOLLOWING IS A DESCRIPTION OF THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT AND THE VOTING AGREEMENT, BUT DOES NOT PURPORT TO DESCRIBE ALL THE TERMS OF THE STOCK OPTION AGREEMENT OR THE VOTING AGREEMENT. THE FULL TEXT OF THE STOCK OPTION AGREEMENT IS ATTACHED AS APPENDIX B AND THE FULL TEXT OF THE VOTING AGREEMENT IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND BOTH ARE INCORPORATED BY REFERENCE. BLUESTONE STOCKHOLDERS ARE URGED TO READ EACH OF THE STOCK OPTION AGREEMENT AND THE VOTING AGREEMENT IN ITS ENTIRETY.

STOCK OPTION AGREEMENT

GENERAL

    Bluestone and Hewlett-Packard have entered into a stock option agreement giving Hewlett-Packard the right to acquire shares of Bluestone. The stock option agreement may prevent a third party from completing a pooling-of-interests transaction with Bluestone and would make alternative transactions, including a merger with another company, more expensive for a potential purchaser than would otherwise be the case. Accordingly, the stock option agreement may discourage third parties from proposing alternative transactions that may be more advantageous than the merger for Bluestone stockholders.

    The stock option agreement gives Hewlett-Packard an option to purchase shares of Bluestone common stock at an exercise price of $21.51 per share. The maximum number of shares that Hewlett-Packard may purchase under the option is 4,058,494 shares of Bluestone common stock, which represents approximately 19.9% of the shares of Bluestone common stock outstanding on October 24, 2000.

WHEN THE OPTION MAY BE EXERCISED

    The option will become exercisable upon the occurrence of any event under the merger agreement that would entitle Hewlett-Packard to terminate the merger agreement and receive the termination fee from Bluestone. These circumstances are described under "The Merger Agreement--Termination Fee and Expenses."

EVENTS TERMINATING THE RIGHT TO EXERCISE

    The right to exercise the option terminates upon effectiveness of the merger. The right to exercise the option also terminates:

    - six months after the option becomes exercisable; and

    - on the date on which the merger agreement is terminated, provided that the merger agreement is not terminated in a circumstance in which Hewlett-Packard is entitled to receive a termination fee from Bluestone;

provided, however, that if the option cannot be exercised as of any such date by reason of any applicable judgment, decree, law, regulation or order, or by reason of the waiting period under the Hart-Scott-Rodino Act, then the right to exercise the option will terminate 30 days after such impediment has been removed or such waiting period has expired.

PUT AND CALL

    At any time after the option becomes exercisable and before the option expires, Hewlett-Packard may require that Bluestone repurchase all or any portion of the option, to the extent not previously exercised, and all or any portion of the shares of Bluestone common stock issued pursuant to the option as Hewlett-Packard may designate. At any time after the option becomes exercisable and before the option expires, Bluestone may require Hewlett-Packard to sell all or any portion of the option, to the extent not previously exercised, and all or any of the shares of Bluestone common stock issued pursuant to the option, as Bluestone may designate.

    If either Hewlett-Packard or Bluestone exercises such right, the option would be sold and purchased at a price equal to the difference between the higher of (1) the price per Bluestone share offered as of the date notice is given that the shares are to be repurchased pursuant to any tender or exchange offer or other Takeover Proposal defined under "The Merger Agreement--No Solicitation" which was made prior to the notice date and not terminated or withdrawn as of the notice date, or (2) the average of the closing prices of Bluestone shares on the Nasdaq National Market for the 10 trading days immediately preceding the notice date and the option exercise price, multiplied by the number of shares purchasable pursuant to the option.

LIMITATION ON TOTAL PROFIT

    The "total profit" that Hewlett-Packard can realize from the stock option agreement and the termination fee may not exceed $19 million. The "total profit" realized by Hewlett-Packard is defined as the sum of the following amounts (before taxes):

    - the net cash amounts received for the repurchase by Bluestone of shares issued pursuant to the option;

    - the net cash amounts received for the repurchase of the option by Bluestone; and

    - any termination fee received under the merger agreement.

REGISTRATION RIGHTS

    Hewlett-Packard may demand on two occasions that Bluestone file a registration statement, including a shelf registration statement, to register the shares of Bluestone common stock that it may acquire upon the exercise of the option. The registration rights terminate two years after the first exercise of the option. The stock option agreement also grants Hewlett-Packard the right to have shares of Bluestone common stock that it may acquire upon exercise of the option included in registration statements filed by Bluestone for a period of two years after the first exercise of the option.

ADJUSTMENTS

    The type and number of securities purchasable under the option agreement will be adjusted appropriately to reflect any change in Bluestone common stock that occurs involving reclassifications, recapitalizations, conversions, split-ups, combinations, subdivisions, exchanges of shares or similar events.

TRANSFER

    Neither Bluestone nor Hewlett-Packard may transfer the exercise of rights under the option agreement or the option to any person without the prior written consent of the other party.

VOTING AGREEMENT

    Certain stockholders of Bluestone have agreed with Hewlett-Packard, and have granted Hewlett-Packard irrevocable proxies to vote all of the voting securities of Bluestone which are beneficially owned by them:

    - in favor of approval and adoption of the merger and the merger agreement; and

    - against any other Takeover Proposal.

These stockholders have also agreed that they will not sell or transfer the securities of Bluestone or any interest in the securities of Bluestone, which are beneficially owned by them except to a person who executes the voting agreement and has agreed in writing to be bound by its terms.

    As of October 24, 2000, these stockholders beneficially owned 6,703,345 Bluestone shares, representing approximately 32.2% of the voting power of the outstanding Bluestone shares.

    The voting agreement also restricts the stockholders and their representatives from directly or indirectly:

    - initiating, taking, soliciting or encouraging any inquiries or the making of any Takeover Proposal;

    - entering into any agreement with respect to any Takeover Proposal; or

    - participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, except to the extent that any such action is permitted by the merger agreement.

    The voting agreement will terminate on the earliest of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The following table sets forth the high and low closing prices for Hewlett-Packard shares and the dividends declared as reported on the New York Stock Exchange for the periods indicated based on published financial sources. Hewlett-Packard share prices reflect the retroactive effects of all stock splits including the two-for-one stock split, in the form of a stock dividend, effective October 27, 2000. Hewlett-Packard's common stock is currently traded on the New York Stock Exchange under the symbol "HWP."

                                                                                    CASH DIVIDEND
                                                                HIGH       LOW        PER SHARE
                                                              --------   --------   -------------
1999 Fiscal Year Ended October 31, 1999
  First Quarter.............................................   $39.19     $28.91        $0.16
  Second Quarter............................................    40.97      32.94         0.00
  Third Quarter.............................................    58.13      38.66         0.16
  Fourth Quarter............................................    57.00      33.50         0.00

2000 Fiscal Year Ended October 31, 2000
  First Quarter.............................................    58.72      36.13         0.16
  Second Quarter............................................    77.00      52.91         0.00
  Third Quarter.............................................    71.06      52.94         0.16
  Fourth Quarter............................................    63.00      41.84         0.00

2001 Fiscal Year Ended October 31, 2001
  First Quarter (through November 8, 2000)..................    47.44      44.44

    The following table sets forth the high and low closing prices for Bluestone shares as reported on the Nasdaq National Market for the periods indicated following Bluestone's initial public offering of its common stock on September 23, 1999 based on published financial sources. Bluestone has never declared or paid a cash dividend. Bluestone's common stock is currently listed for quotation on the Nasdaq National Market under the symbol "BLSW."

                                                                HIGH       LOW
                                                              --------   --------
1999 Calendar Year
  Third Quarter.............................................  $ 23.13     $18.44
  Fourth Quarter............................................   135.13      23.75

2000 Calendar Year
  First Quarter.............................................   113.75      33.75
  Second Quarter............................................    35.25      14.06
  Third Quarter.............................................    35.25      16.56
  Fourth Quarter (through November 8, 2000).................    23.19      14.31

    On October 23, 2000, the last trading day prior to the public announcement of the merger agreement, the closing sale price of a Hewlett-Packard share was $49.19, and the closing sale price of a Bluestone share was $21.94. On
            , 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of a Hewlett-Packard share
was $      , and the closing price of a Bluestone share was $      .

    Because the exchange ratio in the merger is fixed and because the market price of Hewlett-Packard common stock is subject to fluctuation, the market value of the Hewlett-Packard shares that the Bluestone stockholders will receive in the merger may increase or decrease before and after the special meeting. We urge Bluestone stockholders to obtain current market quotations for Hewlett-Packard common stock and Bluestone common stock prior to making any decision with respect to the merger.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

    Upon completion of the merger, the stockholders of Bluestone will become stockholders of Hewlett-Packard, and the Hewlett-Packard certificate of incorporation and the Hewlett-Packard by-laws will govern the rights of former Bluestone stockholders. Both Hewlett-Packard and Bluestone are incorporated under Delaware law and are subject to the Delaware General Corporation Law.

    The following is a summary of material differences between the rights of holders of Hewlett-Packard common stock and the rights of holders of Bluestone common stock. These differences arise from differences between the Hewlett-Packard certificate of incorporation and the Hewlett-Packard by-laws, on the one hand, and the Bluestone certificate of incorporation and the Bluestone by-laws, on the other hand. This discussion is not, and does not purport to be, complete or to identify all differences that may, under given situations, be material to stockholders. The following summaries are qualified in their entirety by reference to the Hewlett-Packard certificate of incorporation and the Hewlett-Packard by-laws, which are filed as exhibits to Hewlett-Packard's Annual Report on Form 10-Q for the fiscal quarter ended April 30, 1998, and to the Bluestone certificate of incorporation and the Bluestone by-laws, which are filed as exhibits to Bluestone's Registration Statement on Form S-1 filed with the SEC on February 1, 2000. To obtain these documents, see "Where You Can Find More Information."

                               BLUESTONE STOCKHOLDER RIGHTS   HEWLETT-PACKARD STOCKHOLDER RIGHTS
                               -----------------------------  ----------------------------------
Authorized Capital Stock       The authorized capital stock   The authorized capital stock of
                               of Bluestone consists of       Hewlett-Packard consists of 4.8
                               54,900,000 shares of common    billion shares of common stock and
                               stock.                         300 million shares of preferred
                                                              stock.

Number of Directors            The Bluestone certificate of   The Hewlett-Packard by-laws
                               incorporation provides that    provide that the Hewlett- Packard
                               the Bluestone board shall fix  board shall fix the number of
                               the number of directors by a   directors by a majority vote of
                               majority vote of the entire    the entire board, but shall not be
                               board. The Bluestone board     less than eight and not more than
                               currently consists of six      17. The Hewlett-Packard board
                               members.                       currently consists of ten members.

Classification of Board of     The Bluestone board is         Hewlett-Packard does not have a
  Directors                    divided into three classes,    classified board.
                               with each class serving a
                               staggered three-year term.

Quorum for Meeting of          The Bluestone by-laws provide  The Hewlett-Packard by-laws
  Directors                    that a majority of the entire  provide that a majority of the
                               Bluestone board shall          entire Hewlett-Packard board shall
                               constitute a quorum.           constitute a quorum.

                               BLUESTONE STOCKHOLDER RIGHTS   HEWLETT-PACKARD STOCKHOLDER RIGHTS
                               -----------------------------  ----------------------------------
Election of Directors          The Bluestone by-laws provide  The Hewlett-Packard certificate of that directors are elected by  incorporation provides that
                               a plurality vote of the        directors may be elected by
                               holders of Bluestone shares    cumulative voting. Each holder of
                               which are entitled to vote in  stock of any class or series shall
                               the election of directors.     be entitled to cumulative voting
                                                              rights as to the directors to be
                                                              elected by each class or series.

Removal of Directors           Delaware law provides that a   Delaware law provides that a
                               director, or the entire board  director, or the entire board of
                               of directors, of a             directors, of a corporation may be
                               corporation may be removed     removed with cause only by an
                               with cause only by an          affirmative vote of a majority of
                               affirmative vote of a          the shares of corporation entitled
                               majority of the shares of      to vote at an election of
                               corporation entitled to vote   directors. These provisions of
                               at an election of directors.   Delaware law govern the removal of
                               These provisions of Delaware   directors from the Hewlett-Packard
                               law govern the removal of      board.
                               directors from the Bluestone
                               board.

Stockholder Action             The Bluestone certificate of   The Hewlett-Packard certificate of
                               incorporation provides that    incorporation provides that
                               Bluestone stockholders may     Hewlett-Packard stockholders may
                               take action at an annual       take action at an annual meeting
                               meeting or a special meeting   or special meeting of
                               of stockholders, or may be     stockholders, but may not take
                               taken without a meeting,       action by written consent.
                               without prior notice and
                               without a vote, if a written
                               consent is signed by the
                               holders of outstanding stock
                               having not less than the
                               minimum number of votes
                               necessary to take such
                               action.

Amendment of Certificate of    The Bluestone Certificate of   The Hewlett-Packard certificate of
  Incorporation                Incorporation provides that    incorporation provides that
                               Bluestone reserves the right   Hewlett-Packard reserves the right
                               to adopt, repeal, rescind or   to amend, alter, change, or repeal
                               amend any provision of the     any provision of the certificate
                               certificate of incorporation.  of incorporation.

Amendment of By-Laws           The Bluestone certificate of   The Hewlett-Packard by-laws may be
                               incorporation provides that    made, altered, amended or repealed
                               the Bluestone board may        by the affirmative vote of the
                               adopt, repeal, alter or amend  Hewlett-Packard board or the
                               the by-laws by a majority      affirmative vote of the holders of
                               vote of the total number of    the majority of then outstanding
                               authorized directors.          shares of capital stock.

                               BLUESTONE STOCKHOLDER RIGHTS   HEWLETT-PACKARD STOCKHOLDER RIGHTS
                               -----------------------------  ----------------------------------
Voting Stock                   The outstanding voting         The outstanding voting securities
                               securities of Bluestone are    of Hewlett-Packard are the common
                               the common stock.              stock.

Appraisal Rights               The Bluestone certificate of   The Hewlett-Packard certificate of
                               incorporation and bylaws do    incorporation and bylaws do not
                               not provide for appraisal      provide for appraisal rights.
                               rights.

Special Meeting of             The Bluestone bylaws provide   The Hewlett-Packard bylaws provide
  Stockholders                 that special meetings of the   that the board of directors, the
                               stockholders may be called by  chairman of the board, the vice
                               the chief executive officer    chairman of the board, the
                               or president and shall be      chairman of the executive
                               called by the president or     committee or the president may
                               secretary of Bluestone on the  call a special meeting of the
                               request in writing or by an    stockholders for any purpose.
                               affirmative vote of a
                               majority of the directors or
                               at the request in writing of
                               the stockholders of record
                               owning at least 75% in amount
                               of the capital stock
                               outstanding and entitled to
                               vote.

Filling Vacancies on the       The Bluestone bylaws provide   The Hewlett-Packard bylaws provide
  Board of Directors           that any vacancies on          that any vacancies on
                               Bluestone's board may be       Hewlett-Packard's board may be
                               filled by a majority of the    filled by a majority of the
                               directors then in office.      directors then in office.

Limitations on Business        The Bluestone bylaws provide   The Hewlett-Packard bylaws provide
  Transacted at a Special      that business transacted at a  that business transacted at a
  Meeting of Stockholders      special meeting of             special meeting of Hewlett-
                               Bluestone's stockholders is    Packard's stockholders is limited
                               limited to the purposes        to the purposes specified in the
                               specified in the notice of     notice of the meeting.
                               the meeting.

Indemnification                The Bluestone certificate of   The Hewlett-Packard certificate of
                               incorporation provides that    incorporation provides that
                               directors shall be             directors shall be indemnified by
                               indemnified by Bluestone to    Hewlett-Packard to the full extent
                               the full extent permitted by   permitted by the Delaware General
                               the Delaware General           Corporation Law.
                               Corporation Law.

                               SUBSEQUENT EVENTS

    Hewlett-Packard currently intends to issue a press release regarding its fourth quarter financial results after the close of trading of its shares on the New York Stock Exchange on November 15, 2000 and will file a Form 8-K in connection therewith. You are urged to review those materials.

    On September 11, 2000, Hewlett-Packard issued a press release confirming published reports that it is in discussions with PricewaterhouseCoopers with respect to a possible acquisition of PwC's global management and information technology consulting practice. Terms of the transaction have not been agreed upon, and significant issues remain to be resolved.

                                    EXPERTS

    The financial statements of Hewlett-Packard incorporated in this proxy statement/prospectus by reference to Hewlett-Packard's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Bluestone Software, Inc. as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, included in Bluestone Software, Inc.'s annual report on Form 10-K, filed on February 15, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

    The validity of the Hewlett-Packard shares to be issued in connection with the merger is being passed upon for Hewlett-Packard by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

    It is a condition to the completion of the merger that Bluestone receive an opinion of Pepper Hamilton LLP and that Hewlett-Packard receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

    If the merger is not completed before the 2001 annual meeting of Bluestone stockholders, any stockholder proposal intended to be presented at the Bluestone 2001 annual meeting of stockholders must be received by Bluestone at its office in Philadelphia, Pennsylvania on or before November 24, 2000 in order to be considered for inclusion in Bluestone's proxy statement and form of proxy relating to such annual meeting. If a Bluestone stockholder wishes to present a proposal before the 2001 annual meeting, but does not wish to have the proposal considered for inclusion in Bluestone's proxy statement and proxy card, such stockholder must also give written notice to Bluestone at 300 Stevens Drive, Philadelphia, Pennsylvania 19113-4597, Attention: Secretary. Bluestone's bylaws require that such notice be received no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. With respect to Bluestone's 2001 annual meeting of stockholders, if Bluestone is not provided notice between December 22, 2000 and January 22, 2001 of a stockholder proposal which the stockholder has not previously sought to include in our proxy statement, the proxies will be allowed to use their discretionary authority to vote on any such proposals.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            HEWLETT-PACKARD COMPANY,

                          BETA ACQUISITION CORPORATION

                                      AND

                            BLUESTONE SOFTWARE, INC.

                                  DATED AS OF

                                OCTOBER 24, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I

  MERGER....................................................     A-1
  Section 1.1 THE MERGER....................................     A-1
  Section 1.2 EFFECTIVE TIME................................     A-2
  Section 1.3 CLOSING.......................................     A-2
  Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING
    CORPORATION.............................................     A-2

ARTICLE II

  STOCKHOLDER APPROVAL......................................     A-2
  Section 2.1 STOCKHOLDERS' MEETING.........................     A-2
  Section 2.2 PROXY STATEMENT/PROSPECTUS; REGISTRATION
    STATEMENT...............................................     A-2
  Section 2.3 NO FALSE OR MISLEADING STATEMENTS.............     A-3

ARTICLE III

  CONVERSION OF SHARES......................................     A-3
  Section 3.1 CONVERSION OF SHARES..........................     A-3
  Section 3.2 SURRENDER OF CERTIFICATES.....................     A-4
  Section 3.3 NO FRACTIONAL SHARES..........................     A-4
  Section 3.4 NO DIVIDENDS..................................     A-5
  Section 3.5 RETURN TO PARENT..............................     A-5
  Section 3.6 STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN...     A-5
  Section 3.7 EMPLOYEE STOCK PURCHASE PLAN..................     A-6
  Section 3.8 STOCK TRANSFER BOOKS..........................     A-6
  Section 3.9 CERTAIN ADJUSTMENTS...........................     A-6

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............     A-7
  Section 4.1 ORGANIZATION..................................     A-7
  Section 4.2 CAPITALIZATION................................     A-7
  Section 4.3 CORPORATE AUTHORIZATION; VALIDITY OF
    AGREEMENT; COMPANY ACTION...............................     A-8
  Section 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS.........     A-8
  Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS..........     A-9
  Section 4.6 ABSENCE OF CERTAIN CHANGES....................     A-9
  Section 4.7 NO UNDISCLOSED LIABILITIES....................     A-9
  Section 4.8 INFORMATION IN PROXY STATEMENT/PROSPECTUS.....    A-10
  Section 4.9 EMPLOYEE BENEFIT PLANS; ERISA.................    A-10
  Section 4.10 LITIGATION; COMPLIANCE WITH LAW..............    A-12
  Section 4.11 NO DEFAULT...................................    A-12
  Section 4.12 TAXES........................................    A-12
  Section 4.13 CONTRACTS....................................    A-14
  Section 4.14 ASSETS; REAL PROPERTY........................    A-14
  Section 4.15 ENVIRONMENTAL MATTERS........................    A-14

  Section 4.16 TRANSACTIONS WITH AFFILIATES.................    A-15
  Section 4.17 OPINION OF FINANCIAL ADVISOR; BROKERS........    A-15
  Section 4.18 INTELLECTUAL PROPERTY........................    A-15
  Section 4.19 REORGANIZATION...............................    A-17
  Section 4.20 INSURANCE....................................    A-17
  Section 4.21 ACCOUNTS RECEIVABLE..........................    A-18
  Section 4.22 SUPPLIERS AND CUSTOMERS......................    A-18
  Section 4.23 LABOR MATTERS................................    A-18
  Section 4.24 FULL DISCLOSURE..............................    A-19

ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..........    A-20
  Section 5.1 ORGANIZATION..................................    A-20
  Section 5.2 CAPITALIZATION................................    A-20
  Section 5.3 AUTHORIZATION; VALIDITY OF AGREEMENT;
    NECESSARY ACTION........................................    A-20
  Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS.........    A-20
  Section 5.5 INFORMATION IN PROXY STATEMENT/PROSPECTUS.....    A-21
  Section 5.6 SEC REPORTS AND FINANCIAL STATEMENTS..........    A-21
  Section 5.7 ABSENCE OF CERTAIN CHANGES....................    A-21

ARTICLE VI

  COVENANTS.................................................    A-22
  Section 6.1 INTERIM OPERATIONS OF THE COMPANY.............    A-22
  Section 6.2 INTERIM OPERATIONS OF PARENT..................    A-23
  Section 6.3 ACCESS TO INFORMATION.........................    A-24
  Section 6.4 HSR ACT FILINGS...............................    A-24
  Section 6.5 OTHER CONSENTS AND APPROVALS..................    A-25
  Section 6.6 NO SOLICITATION...............................    A-25
  Section 6.7 ADDITIONAL AGREEMENTS.........................    A-27
  Section 6.8 PUBLICITY.....................................    A-27
  Section 6.9 NOTIFICATION OF CERTAIN MATTERS...............    A-27
  Section 6.10 DIRECTORS' AND OFFICERS' INSURANCE AND
    INDEMNIFICATION.........................................    A-27
  Section 6.11 COOPERATION..................................    A-28
  Section 6.12 CONSENTS OF ACCOUNTANTS......................    A-28
  Section 6.13 SUBSEQUENT FINANCIAL STATEMENTS..............    A-28
  Section 6.14 TAX TREATMENT................................    A-28

ARTICLE VII

  CONDITIONS................................................    A-29
  Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY...    A-29
  Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND
    SUB.....................................................    A-29
  Section 7.3 CONDITIONS TO THE OBLIGATIONS OF THE
    COMPANY.................................................    A-30

ARTICLE VIII

  TERMINATION...............................................    A-31
  Section 8.1 TERMINATION...................................    A-31
  Section 8.2 EFFECT OF TERMINATION.........................    A-32

ARTICLE IX

  MISCELLANEOUS.............................................    A-32
  Section 9.1 FEES AND EXPENSES.............................    A-32
  Section 9.2 AMENDMENT AND MODIFICATION....................    A-32
  Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND
    WARRANTIES..............................................    A-32
  Section 9.4 NOTICES.......................................    A-32
  Section 9.5 INTERPRETATION................................    A-33
  Section 9.6 COUNTERPARTS..................................    A-34
  Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY
    BENEFICIARIES; RIGHTS OF OWNERSHIP......................    A-34
  Section 9.8 SEVERABILITY..................................    A-34
  Section 9.9 GOVERNING LAW.................................    A-34
  Section 9.10 ASSIGNMENT...................................    A-34

EXHIBITS

  Exhibit A  Form of Option Agreement
  Exhibit B  Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 24, 2000, by and among Hewlett-Packard Company, a Delaware corporation ("PARENT"), Beta Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("SUB"), and Bluestone Software, Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, a strategic business combination between the Company and Parent upon the terms and subject to the conditions set forth herein;

    WHEREAS, the Board of Directors of the Company, having carefully considered the long-term prospects and interests of the Company and its stockholders and having determined that such strategic business combination is advisable, has approved the transactions contemplated by this Agreement and the Option Agreement (as defined below) in accordance with the provisions of the Delaware General Corporation Law (the "DGCL") and has resolved to recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger (as defined below) and the consummation of the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein;

    WHEREAS, as a condition and inducement to Parent and Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent and the Company are entering into an Option Agreement, in the form of EXHIBIT A hereto (the "OPTION AGREEMENT"), pursuant to which, among other things, the Company has granted Sub an option to purchase certain newly-issued Shares (as defined in Section 3.1 hereof), subject to certain conditions; (ii) Parent and certain employees of the Company identified in Section 7.2(d) of the Disclosure Schedule (as defined in Section 3.6(a) hereof) are entering into offer letters, the effectiveness of which offer letters is conditioned upon the consummation of the transactions contemplated hereby (the "OFFER LETTERS"); and (iii) Parent and certain stockholders of the Company are entering into Voting Agreements, each in the form of EXHIBIT B hereto (the "VOTING AGREEMENTS"), pursuant to which, among other things, such stockholders are agreeing to vote in favor of approval and adoption of this Agreement and the transactions contemplated hereby and against approval of any competing transaction;

    WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Option Agreement in accordance with the provisions of Section 251 of the DGCL; and

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of
Section 368 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Option Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                     MERGER

    Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the provisions of the DGCL, at the Effective Time (as defined in Section 1.2 hereof), the Company and Sub shall consummate a merger (the "MERGER") pursuant to which: (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease; (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware; and (c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. Pursuant to the Merger, (x) the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation (the "CERTIFICATE OF INCORPORATION") of the Surviving Corporation (as defined below) until thereafter amended as provided by law and the Certificate of Incorporation and (y) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws (the "BYLAWS") of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and the Bylaws. The corporation surviving the Merger is sometimes hereinafter referred to as the "SURVIVING CORPORATION". The Merger shall have the effects set forth in Section 259 and in the other relevant provisions of the DGCL.

    Section 1.2 EFFECTIVE TIME. Parent, Sub and the Company will cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed on the date of the Closing (as defined in Section 1.3 hereof) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") as provided by the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State at such time specified therein or such other later date as the Company and Sub shall agree and specify in the Certificate of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME".

    Section 1.3 CLOSING. The closing of the Merger (the "CLOSING") will take place at 8:00 a.m., Palo Alto, California time, on a date to be specified by Sub, which may be on but shall be no later than the first business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "CLOSING DATE"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, unless another date or place is agreed to in writing by the parties hereto.

    Section 1.4 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

                                   ARTICLE II
                              STOCKHOLDER APPROVAL

    Section 2.1 STOCKHOLDERS' MEETING. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its stockholders (the "SPECIAL MEETING"), as soon as practicable after the Registration Statement (as defined in Section 2.2 hereof) is declared effective, for the purpose of considering and taking action upon this Agreement and the transactions contemplated hereby. Subject to Section 6.6 hereof, the Company shall include in the Proxy Statement/Prospectus (as defined in Section 2.2 hereof) the recommendation of the Board of Directors of the Company that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

    Section 2.2 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. In connection with the solicitation of approval of this Agreement and the Merger by the Company's stockholders, the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement to be mailed to its stockholders. Such definitive proxy statement shall also constitute a prospectus of Parent with respect to the common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK") to be issued in the Merger (such proxy statement and prospectus are hereinafter referred to as the "PROXY STATEMENT/PROSPECTUS") and shall be filed by Parent with the SEC as part of a registration statement on Form S-4 (the "REGISTRATION STATEMENT") filed by Parent with the SEC for the purpose of registering such shares of Parent Common Stock under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company and Parent shall cooperate to file promptly the Registration Statement and shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Company shall use its commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

    Section 2.3 NO FALSE OR MISLEADING STATEMENTS. The information provided and to be provided by each of Parent, Sub and the Company specifically for use in the Registration Statement shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the stockholders of the Company or on the date upon which approval of the Merger by the stockholders of the Company is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Sub and the Company agrees to correct promptly any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the Company's stockholders to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and other applicable law.

                                  ARTICLE III
                              CONVERSION OF SHARES

    Section 3.1 CONVERSION OF SHARES. (a) Each share of common stock, $.001 par value per share, of the Company (the "COMPANY COMMON STOCK" or the "SHARES") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .2433 (the "EXCHANGE RATIO"), of a fully paid and nonassessable share of Parent Common Stock (the "MERGER CONSIDERATION").

        (b) Each share of Common Stock, par value $.001 per share, of Sub (the "SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.

        (c) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 4.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

        (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share represented by such Certificates and held by such holders.

    Section 3.2 SURRENDER OF CERTIFICATES. At or promptly after the Effective Time, Parent shall make available to a bank or trust company reasonably acceptable to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Shares for exchange in accordance with this Article III, certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 3.1 hereof. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and cash in lieu of fractional shares pursuant to Section 3.3 hereof, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Article III, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration for each Share formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of Parent. If a certificate representing Parent Common Stock is to be issued or a cash payment in lieu of fractional share interests pursuant to Section 3.3 hereof is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for as specified in such letter of transmittal.

    Section 3.3  NO FRACTIONAL SHARES.

        (a) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 3.2 hereof over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Shares pursuant to Section 3.1 hereof (such excess being herein called the "EXCESS SHARES"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Shares, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in paragraph (c) of this Section 3.3.

        (c) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent will hold such proceeds in trust for the holders of Shares (the "SHARES TRUST"). All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares shall be paid out of proceeds from the sale of such Excess Shares. The Exchange Agent shall determine the portion of the Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.

        (d) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional share interests, the Exchange Agent shall make available such amount to such holders of Shares.

    Section 3.4 NO DIVIDENDS. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Dividends or other distributions with a record date after the Effective Time payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of unsurrendered Certificates. Following surrender of any previously unsurrendered Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the date of payment of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, the amount of such dividends or other distributions payable with respect to such whole shares of Parent Common Stock.

    Section 3.5 RETURN TO PARENT. Any shares of Parent Common Stock made available to the Exchange Agent and any portion of the Shares Trust not exchanged for Certificates within six months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Shares and unclaimed at the end of such six-month period shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of a Certificate who has not theretofore delivered or surrendered such Certificate to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of the Merger Consideration, cash in lieu of fractional share interests to be paid pursuant to Section 3.3 hereof, and any such dividends or distributions. Notwithstanding the foregoing, none of Parent, the Exchange Agent, the Surviving Corporation or any other party shall be liable to a holder of Shares for any Merger Consideration, cash in lieu of fractional share interests to be paid pursuant to Section 3.3 hereof or dividends or distributions delivered to a public official pursuant to applicable escheat laws.

    Section 3.6  STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.

        (a) Unless Parent, Sub and the Company agree otherwise, Parent, Sub and the Company shall take all actions necessary to provide that effective as of the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION," and collectively, the "COMPANY STOCK OPTIONS") granted under the Company's 1996 Incentive and Non-Qualified Stock Option Plan, or any other stock option plan, program or agreement to which the Company or any of its subsidiaries is a party (collectively, the "COMPANY OPTION PLANS") that is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled as of the Effective Time. As of the Effective Time, each such Company Stock Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock under the HP 2000 Stock Plan (collectively, the "NEW PARENT STOCK OPTIONS") in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Stock Option assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (A) each assumed Company Stock Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (B) the exercise price per share of Parent Common Stock subject to each assumed Company Stock Option shall be an amount equal to (i) the exercise price per share of Company Common Stock subject to such Company Stock Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). A listing of all outstanding Company Options as of October 24, 2000 is set forth in Section 3.6 of the disclosure schedule delivered by the Company to Parent (the "DISCLOSURE SCHEDULE") showing the per share exercise price and the date upon which each Company Option expires.

        (b) If and to the extent necessary or required by the terms of the Company Option Plans or pursuant to the terms of any Company Stock Option granted thereunder, each of Parent, Sub and the Company shall use its commercially reasonable efforts to obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options.

        (c) The Company, Parent and Sub agree that each of the Company Option Plans and agreements shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement.

        (d) Parent, Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 3.6 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        (e) Parent shall file with the SEC as soon as practicable following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Stock Options assumed by Parent.

    Section 3.7  EMPLOYEE STOCK PURCHASE PLAN.  As of the earlier of
December 31, 2000 and the Effective Time (the "TERMINATION DATE"), the Company's 2000 Employee Stock Purchase Plan shall be terminated. If the Termination Date does not coincide with the last day of the offering period then underway, then, pursuant to Section 15 of such plan, payroll deductions (to the extent not yet applied to the purchase of shares under such plan) shall be distributed to the participants. Prior to the Termination Date, the Company shall take all actions (including, if appropriate, amending the terms of such plan) that are necessary to give effect to the transactions contemplated by this Section 3.7. In respect of the foregoing, the Company shall cause written notice to be given to participants in accordance with the terms of the plan and no further offering period shall be created thereunder.

    Section 3.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, such Certificate shall be cancelled and exchanged for the Merger Consideration.

    Section 3.9 CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split, split-up, combination, exchange or dividend. By way of example, upon the two-for-one stock split of Parent Common Stock effective October 27, 2000, the Exchange Ratio will automatically be adjusted from .2433 to .4866.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    Section 4.1 ORGANIZATION. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation or organization and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to any entity (or group of entities taken as a whole) means such event, change, occurrence or circumstance, individually or in the aggregate with such other events, changes, occurrences or circumstances, which is materially adverse to the business, operations, prospects, properties, financial condition or results of operations of such entity (or, if used with respect thereto, of such group of entities taken as a whole); provided, that none of the following shall be deemed, individually or in the aggregate, in and of itself or by themselves, to constitute a material adverse effect on the Company: (i) any decrease in revenues of the Company, (ii) any decrease in or cancellation of customer orders or (iii) any suit, claim, action or proceeding, in each case directly attributable to the public announcement of the transactions contemplated by this Agreement. Section 4.1 of the Disclosure Schedule sets forth a complete list of the names, jurisdiction of incorporation or other formation and capitalization of each of the Company's Subsidiaries.

    Section 4.2  CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 54,900,000 shares of Company Common Stock. As of the date hereof: (i) 20,812,792 shares of Company Common Stock were issued and outstanding, of which no shares were held by the Company's 2000 Employee Stock Purchase Plan; (ii) 6,906,250 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plan and all other employee benefit plans of the Company; and (iii) 201,132 shares of Company Common Stock were reserved for issuance upon the exercise of warrants. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable.

        (b)  Except as disclosed in this Section 4.2 or as set forth in Sections
3.6 or 4.2(b) of the Disclosure Schedule other than pursuant to the Option
Agreement: (i) there is no outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "RIGHTS") to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries;
(ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock; and (iii) there is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

        (c) Since April 19, 2000, the Company has not in any manner modified the terms and conditions applicable to any of the Company Options, whether set forth in the Company Option Plan, in a stock option grant, award or other agreement, or otherwise.

    Section 4.3  CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
ACTION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 2.1 hereof with respect to the Merger, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by its Board of Directors and, except for obtaining any approval of its stockholders as contemplated by Section 2.1 hereof with respect to the Merger, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Option Agreement and the consummation by it of the transactions contemplated hereby and thereby. Each of this Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Option Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to such transactions. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Option Agreement or any of the transactions contemplated by this Agreement or the Option Agreement.

    Section 4.4  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as disclosed in
Section 4.4 of the Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction, and the Exchange Act, the approval of this Agreement and the Merger by the Company's stockholders and the filing of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement or the Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or of any of its Subsidiaries;
(ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "GOVERNMENTAL ENTITY");
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "COMPANY AGREEMENT"); or

(iv) violates any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clause (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and will not materially impair the ability of the Company to consummate the transactions contemplated hereby or by the Option Agreement.

    Section 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since September 23, 1999 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

    Section 4.6 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 4.6 of the Disclosure Schedule, since June 30, 2000, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course. From
June 30, 2000 through the date of this Agreement, there has not occurred:
(i) any event, change, or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth in Sections 3.6 or 4.6 of the Disclosure Schedule, since June 30, 2000 neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 6.1 hereof.

    Section 4.7 NO UNDISCLOSED LIABILITIES. Except (a) to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in
Section 4.7 of the Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since June 30, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries taken as a whole or would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2000. Section 4.7 of the Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Option Agreement, the Merger or the other transactions contemplated hereby or thereby.

    Section 4.8 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub in writing for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 4.9  EMPLOYEE BENEFIT PLANS; ERISA.

        (a) Section 4.9 of the Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance or termination pay, hospitalization or other medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee or director of the Company or any ERISA Affiliate (the "PLANS").

        (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto) or a written description of any Plan that is not otherwise in writing; (ii) if required under ERISA, a copy of the annual report and actuarial valuation with respect to such Plan for each of the last three plan years; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto, together with all Summaries of Material Modification issued with respect to such Summary Plan Description, and a copy of all other material employee communications relating to the Plan; (iv) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;
(v) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (vi) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code or trust intended to qualify under Section 501(c)(9) of the Code.

        (c) Neither the Company nor any ERISA Affiliate currently or within the six year period immediately preceding the date hereof, has maintained, sponsored, contributed to or otherwise been obligated or required to make contributions to any plan subject to Title IV of ERISA, including without limitation any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA or plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has at any time incurred any liability under Title IV of ERISA in respect of a plan termination or a withdrawal from a multiemployer plan.

        (d) Neither the Company nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts which the Company or any ERISA Affiliate is required to pay under the terms of each of the Plans, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or have been properly accrued for in the financial statements of the Company.

        (e) Each Plan has been operated and administered in accordance with its terms and in all material respects in accordance with applicable law, including but not limited to ERISA and the Code. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and no circumstances exist which may reasonably affect such qualified status. The Company has timely applied for and received a currently effective determination letter from the Internal Revenue Service with respect to each such Plan.

        (f) No amounts payable under the Plans or any other agreement or arrangement with respect to which the Company may have any liability could give rise to the payment of any amount that would fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

        (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable law).

        (h) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

        (i) Except as set forth in Sections 3.6 or 4.9 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director, agent or consultant of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or other benefit (whether under any Plan or otherwise) to any such employee, officer, director, agent or consultant.

        (j) There are no pending, threatened or, to the knowledge of the Company, anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any Plan, or otherwise involving the operation or administration of any such Plan (other than routine claims for benefits).

    Section 4.10  LITIGATION; COMPLIANCE WITH LAW.

        (a) Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 4.10 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Option Agreement.

        (b) The Company and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or governmental entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (A) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (B) except as set forth in
Section 4.23 of the Disclosure Schedule, laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.

    Section 4.11 NO DEFAULT. The business of the Company and each of its Subsidiaries has not been and is not being conducted in default or violation of any term, condition or provision of: (i) their respective bylaws or similar organizational documents; (ii) any Company Agreement; or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries; excluding from the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Option Agreement. As of the date of this Agreement, no investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated in writing an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

    Section 4.12  TAXES.

        (a)  Except as set forth in Section 4.12 of the Disclosure Schedule:

            (i) each of the Company and its Subsidiaries, including any predecessors thereof, has (A) duly and timely filed (or there have been filed on its behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects, and (B) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all material Taxes for all periods ending through the date hereof;

            (ii) the Company and its Subsidiaries, including any predecessors thereof, have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes;

            (iii) there are no material liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable;

            (iv) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the most recent financial statements of the Company and its Subsidiaries, exceed to any material extent the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto), and
(B) do not exceed that reserve as adjusted for the passage of time since the date of such financial statements in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

            (v) there are no pending examinations, audits, actions, proceedings, investigations, legal proceedings, disputes or claims with respect to Taxes of the Company or any of its Subsidiaries, including any predecessors thereof ("AUDITS"), and neither the Company nor any of its Subsidiaries has received any written notice of any such Audits;

            (vi) no issue has been raised in any Audit which, by application of similar principles, could be expected to result in the proposal or assertion of a material Tax deficiency for any other year not so examined;

            (vii) the federal income Tax Returns of the Company and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable taxing authorities (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1996, and no material deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

            (viii) neither the Company nor any of its Subsidiaries has received notice of any claim made by a governmental authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction;

            (ix) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

            (x) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other Person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated federal income Tax Return (other than the group the common parent of which is the Company) or
(B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise;

            (xi) the Company and each of its Subsidiaries has delivered or made available to Parent complete and accurate copies of: all federal income Tax Returns of the Company or any of its Subsidiaries for taxable years ending December 31, 1997 through December 31, 1999;

            (xii) neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations; and

            (xiii) neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date hereof or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

        (b)  As used herein:

            (i) "TAXES" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and

            (ii) "TAX RETURN" means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

    Section 4.13 CONTRACTS. Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Section 4.13 of the Disclosure Schedule sets forth a complete list of (i) all material Company Agreements entered into by the Company or any of its Subsidiaries since December 31, 1999 and all amendments to any Company Agreements included as an exhibit to the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000 and (ii) all non-competition agreements imposing restrictions on the ability of the Company or any of its Subsidiaries to conduct business in any jurisdiction or territory.

    Section 4.14 ASSETS; REAL PROPERTY. Neither the Company nor any Subsidiary of the Company owns any real property.

        (a) Section 4.14(b) of the Disclosure Schedule sets forth all leases, subleases and other agreements (the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has heretofore delivered to Parent true, correct and complete copies of all material Real Property Leases (including all modifications, amendments and supplements hereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company's knowledge, the landlord, exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except: (i) those reflected or reserved against in the balance sheets of the Company in the Company SEC Documents filed prior to the date of this Agreement;
(ii) taxes and general and special assessments not in default and payable without penalty and interest; and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

    Section 4.15  ENVIRONMENTAL MATTERS.

        (a) The Company and each of its Subsidiaries (i) is and has been in compliance in all material respects with all applicable laws, rules, regulations, common law, ordinances, decrees, orders or other legal or regulatory requirements relating to pollution or the protection of human health or the environment (including without limitation the treatment, storage and disposal of wastes and the remediation of releases and threatened releases of materials of environmental concern) ("ENVIRONMENTAL LAWS"), and there are no outstanding allegations by any person or entity that the Company or any of its Subsidiaries is not or has not been in compliance with any Environmental Laws and (ii) the Company and each of its Subsidiaries currently hold all permits, licenses, registrations and other governmental authorizations (including without limitation exemptions, waivers, and the like) and financial assurance required under any Environmental Laws for the Company and each of its Subsidiaries to operate their business.

        (b) To the Company's knowledge, except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) there are no asbestos or asbestos-containing materials in or on any real property, buildings, structures or components thereof currently, leased or operated by the Company or any of its Subsidiaries, and (ii) there are and have been no underground or aboveground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, sumps, injection wells or other disposal or storage sites or locations in or on any property currently leased or operated by the Company or any of its Subsidiaries.

        (c)  Neither the Company nor any of its Subsidiaries have received
(x) any written communication from any person stating or alleging that any of them may be a potentially responsible party under any Environmental Law (including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any state analog thereto) with respect to any actual or alleged environmental contamination, or
(y) any written request for information under any Environmental Law from any governmental agency or authority or any other person or entity with respect to any actual or alleged environmental contamination or violation. None of the Company, its Subsidiaries, any governmental agency or authority, or any other person or entity is conducting or has conducted (or is proposing or threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company or any of its Subsidiaries under any Environmental Law or otherwise require disclosure under the Securities Act or Exchange Act.

    Section 4.16 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 4.16 of the Disclosure Schedule, since January 1, 1997, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 4.17 OPINION OF FINANCIAL ADVISOR; BROKERS. The Company has received an opinion from Deutsche Bank Securities, Inc. ("DBAB"), financial advisor to the Company, to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been provided to Parent. Except for fees payable to DBAB, pursuant to an engagement letter, dated October 13, 2000, a true and complete copy of which has been provided to Parent, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 4.18  INTELLECTUAL PROPERTY.

        (a) The Company or its Subsidiaries own or have a valid right to use all: trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "TRADEMARKS"); patents; inventions (whether patented or not); copyrights (including any registrations, renewals and applications for any of the foregoing); Software (as defined below in
Section 4.18(x)); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "TRADE SECRETS," and together with the foregoing, the "INTELLECTUAL PROPERTY") used in or necessary for the conduct of the business of the Company and each of its Subsidiaries' as currently conducted or contemplated to be conducted (collectively "COMPANY INTELLECTUAL PROPERTY").

        (b) Section 4.18(ii)(a) of the Disclosure Schedule sets forth, a complete and accurate list of all Company Intellectual Property, consisting of all U.S. and foreign (a) patents and patent applications, (b) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks, and (c) copyright registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed); and a list of all material Trade Secrets. Section 4.18(ii)(b) of the Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property not owned by the Company and license agreements granting any right to use or practice any rights under any Company Intellectual Property, whether the Company or any Subsidiary is the licensee or licensor thereunder, and any written settlements relating to any Company Intellectual Property to which the Company or any Subsidiary is a party or otherwise bound (collectively, the "LICENSE AGREEMENTS"), indicating for each the title, the parties, date executed, and the Company Intellectual Property covered thereby.

        (c) The Company Intellectual Property is free and clear of all Liens, and the Company or a Subsidiary or a third party (as the case may be), as set forth in Section 4.18(iii) of the Disclosure Schedule is listed in the records of the appropriate United States, state, or foreign agency as the sole owner of record for each application and registration listed in Section 4.18(iii) of the Disclosure Schedule.

        (d) Except as set forth on Section 4.18(iv) of the Disclosure Schedule, the Company Intellectual Property is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned. There is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in Section 4.18(iv) of the Disclosure Schedule, or against any Company Intellectual Property not owned by the Company or its Subsidiaries.

        (e) To the knowledge of the Company, the conduct of the business of the Company's and each of its Subsidiaries' as currently conducted or planned to be conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Except as set forth in
Section 4.18(v) of the Disclosure Schedule, there are no claims or suits pending or, to the Company's knowledge, threatened, and neither the Company nor any Subsidiary has received any notice of a third party claim or suit (a) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

        (f) Except as set forth in Section 4.18(vi) of the Disclosure Schedule, there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which (a) restrict the Company's or its Subsidiaries' rights to use any Company Intellectual Property, (b) restrict the Company's or its Subsidiaries' business in order to accommodate a third party's Intellectual Property rights, or (c) permit third parties to use any Company Intellectual Property owned or controlled by the Company or any Subsidiary. The Company or its Subsidiaries have not licensed or sublicensed their rights in any material Company Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Company Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by any party under any such License Agreement.

        (g) The Company and each of its Subsidiaries takes commercially reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. No Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. To the knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

        (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any Subsidiary and, except as set forth on
Section 4.18(viii) of the Disclosure Schedule, no such claims have been brought against any third party by the Company or any Subsidiary.

        (i) Except as set forth in Section 4.18(ix) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or material impairment of the Company or any Subsidiary's right to own or use any of the Company Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

        (j) Section 4.18(x) of the Disclosure Schedule lists all Software (other than off-the-shelf software applications programs having an acquisition price of less than $25,000), which are owned, licensed, leased, or otherwise used by the Company or any Subsidiary, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Section 4.18(x) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any Subsidiary to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Section 4.18(x) of the Disclosure Schedule which the Company or any Subsidiary purports to own, such Software was either developed (a) by employees of the Company or any Subsidiary within the scope of their employment or (b) by independent contractors who have assigned their rights to the Company or any Subsidiary pursuant to written agreements. For purposes of this Section 4.18, "SOFTWARE" means any and all
(v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code,
(w) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (x) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (y) the technology supporting any Internet site(s) operated by or on behalf of the Company or any Subsidiary, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

    Section 4.19 REORGANIZATION. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or stockholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

    Section 4.20 INSURANCE. The Company and each of its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 4.21 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC prior to the date of this Agreement (the "COMPANY BALANCE SHEET"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and its Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Company Balance Sheet.

    Section 4.22 SUPPLIERS AND CUSTOMERS. Since December 31, 1999, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries, has cancelled or otherwise modified its relationship with the Company or its Subsidiaries in a manner adverse to the Company and its Subsidiaries, taken as a whole, and, to the Company's knowledge, (i) no such person has any intention to do so, and (ii) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

    Section 4.23  LABOR MATTERS.

        (a)  Except as set forth in Section 4.23 of the Disclosure Schedule:
(i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary thereto and during the last three (3) years there has not been any such action; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company or any Subsidiary thereto;
(iii) neither the Company nor any Subsidiary thereto is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary thereto;
(iv) none of the employees of the Company or any Subsidiary thereto are represented by any labor organization and the Company has no knowledge of any current union organizing activities among the employees of the Company or any Subsidiary thereto, nor does any question concerning representation exist concerning such employees; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company other than those set forth in
Section 4.23 of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; (vi) the Company and any Subsidiary thereto are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, immigration, equal employment opportunity, and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) the Company has not received written notice of any pending or threatened unfair labor practice charge or complaint against the Company or any Subsidiary thereto before the National Labor Relations Board or any similar state agency; (viii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any Subsidiary thereto;
(ix) the Company has not received written notice of any charges with respect to or relating to the Company or any Subsidiary thereto are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) the Company has not received written or other notice of the intent of any federal, state, or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the

Company or any Subsidiary thereto and no such investigation is in progress; and
(xi) there are no complaints, controversies, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened to be brought by any applicant for employment of current or former employees, or classes of the foregoing, alleging breach of any express or implied contract for employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4.23 of the Disclosure Schedule, there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 4.23(vii) hereof) or other agreements (other than any agreements set forth in Section 4.9 of the Disclosure Schedule) with any employees of the Company or any Subsidiary thereto. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement and the Option Agreement will not result in a breach or other violation of any collective bargaining agreement or any other employment contract or agreement to which the Company or any Subsidiary thereto is a party.

        (b) Since the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"), neither the Company nor any Subsidiary thereto has effectuated (i) a "PLANT CLOSING" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary thereto, or (ii) a "MASS LAYOFF" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary thereto; nor has the Company or any Subsidiary thereto been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 4.23 of the Disclosure Schedule, none of the employees of the Company or any Subsidiary thereto has suffered an "EMPLOYMENT LOSS" (as defined in the WARN Act) during the ninety day period prior to the execution of this Agreement.

        (c) Each of the individuals identified in Section 7.2(e) of the Disclosure Schedule, has executed an Employee Confidentiality Agreement, in substantially the form attached to Section 4.23(c) of the Disclosure Schedule. As of the date of this Agreement, the individuals identified in Section 7.2(e) of the Disclosure Schedule constitute all of the individuals who are engaged in the development of software for or on behalf of the Company.

    Section 4.24 FULL DISCLOSURE. The Company has not knowingly failed to disclose to Parent any facts material to the Company's business, operations, prospects, properties, financial condition or results of operations. No representation or warranty by the Company in this Agreement and no statement by the Company in any document referred to herein (including the Schedules and Exhibits hereto), contains any untrue statements of a material fact or omits to state any material fact necessary, in order to make the statement made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    Section 5.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

    Section 5.2  CAPITALIZATION.

    As of September 30, 2000, the authorized capital stock of Parent consists of 4,800,000,000 shares of Parent Common Stock and 300,000,000 shares of preferred stock, $.01 par value per share (the "PARENT PREFERRED STOCK"). Before giving effect to a two-for-one stock split in the form of a stock dividend effective October 27, 2000 for stockholders of record of Parent as of September 27, 2000, as of the close of business on September 30, 2000, (i) 979,221,142 shares of Parent Common Stock were issued and outstanding and (ii) no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable.

    Section 5.3 AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of each of Parent and Sub, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    Section 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction, the Exchange Act, the Securities Act, the DGCL, state blue sky laws and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) and (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby.

    Section 5.5 INFORMATION IN PROXY STATEMENT/PROSPECTUS. The Registration Statement (or any amendment thereof or supplement thereto) will not, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to Company stockholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    Section 5.6 SEC REPORTS AND FINANCIAL STATEMENTS. Parent has filed with the SEC, and has heretofore made available to the Company, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since November 1, 1999 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "PARENT SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Parent SEC Documents has been prepared from, and is in accordance with, the books and records of Parent and its consolidated Subsidiaries, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position and the consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

    Section 5.7 ABSENCE OF CERTAIN CHANGES. Except to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since
July 31, 2000 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects consistent with past practice only in the ordinary and usual course. From July 31, 2000 through the date of this Agreement, there has not occurred:
(i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries;
(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than (A) regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries and
(B) the two-for-one stock split, in the form of a stock dividend, of Parent Common Stock effective October 27, 2000; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or applicable law.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly provided in this Agreement or disclosed in
Section 6.1 of the Disclosure Schedule, or (ii) with the prior written consent of Parent, after the date hereof and prior to the Effective Time:

        (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and customary course consistent with past practice, and each of the Company and its Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

        (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

        (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents;
(ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or
(v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

        (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers or directors, or, except for planned increases that have been previously disclosed to Parent or increases in accordance with normal past practice, employees, agents or consultants;
(ii) adopt or enter into any new plan, policy, agreement or arrangement that would constitute a Plan, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Plan; (iii) grant any Rights, whether or not pursuant to the Company Option Plans; (iv) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company previously delivered to Parent, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; or (v) make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Merger or otherwise;

        (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

        (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

        (g) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees in accordance with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures described in Section 6.1(g) of the Disclosure Schedule;

        (h) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP or applicable law;

        (i) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (x) in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $250,000 in value, reasonably in advance of their payment);

        (j) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to a Takeover Proposal (as defined in Section 6.6(b) hereof) (other than the Merger);

        (k) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

        (l) neither the Company nor any of its Subsidiaries shall voluntarily make or agree to make any changes in federal and state Tax accounting methods, waive or consent to the extension of any statute of limitations with respect to Taxes, or consent to any assessment of any material Taxes, or settle any judicial or administrative proceeding affecting any material Taxes; and

        (m) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.2 INTERIM OPERATIONS OF PARENT. Each of Parent and Sub covenants and agrees that, except (i) as expressly provided in this Agreement, or
(ii) with the prior written consent of the Company, after the date hereof and prior to the Effective Time:

        (a) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock (except for the two-for-one stock split, in the form of a stock dividend, of Parent

Common Stock effective October 27, 2000 and any other action that would result in an adjustment to the Exchange Ratio pursuant to Section 3.9 hereof);

        (b) Parent shall not declare, set aside or pay any dividend or other distribution payable in cash (other than regular quarterly dividends), stock or property with respect to its capital stock (except for the two-for-one stock split, in the form of a stock dividend, of Parent Common Stock effective October 27, 2000 and any other action that would result in an adjustment to the Exchange Ratio pursuant to Section 3.9 hereof);

        (c) neither Parent nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

        (d) neither Parent nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; and

        (e) neither Parent nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.3 ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law or by any listing agreement with a national securities exchange, until the Effective Time, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated October 16, 2000 (the "CONFIDENTIALITY AGREEMENT"). Parent and Sub shall provide to the Company and its representatives access and information reasonably requested by the Company.

    Section 6.4  HSR ACT FILINGS.

        (a) Each of Parent and the Company shall: (i) make or cause to be made the filings required of such party or any of its Subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement and the Option Agreement as promptly as practicable and in any event within ten business days after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its Subsidiaries from the Federal Trade Commission or the Department of Justice (either, an "HSR AUTHORITY") or any other Governmental Entity in respect of such filings or such transactions; and (iii) cooperate with the other party in connection with any such filing, response to a request for additional information, documents or other materials, or other submissions to such Governmental Entity under HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "ANTITRUST LAWS") with respect to any such filing or any such transaction. Each party shall use its commercially reasonable efforts to furnish to each other all information required for any application or another filing to be made pursuant to any applicable law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction.

        (b) Notwithstanding this Section 6.4 or any other provision of this Agreement, neither Parent nor Sub shall be required, whether before or after the Effective Time, to hold separate (including by trust or otherwise) or divest any of its business or assets or any of the businesses or assets of the Company, or enter into any consent decree or other agreement that would restrict Parent or the Company in the conduct of its respective businesses as heretofore conducted.

    Section 6.5 OTHER CONSENTS AND APPROVALS. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby. Each of the Company, Parent and Sub will, and will cause its respective Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Option Agreement.

    Section 6.6  NO SOLICITATION.

        (a) The Company (and its Subsidiaries and affiliates) will not, and the Company (and its Subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly:
(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of the Company or any Subsidiary or affiliate of the Company or an inquiry with respect thereto;
(ii) enter into any agreement with respect to any Takeover Proposal; or
(iii) in the event of an unsolicited written Takeover Proposal for the Company or any Subsidiary or affiliate of the Company, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) ("PERSON") relating to any Takeover Proposal, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage any effort or attempt by any Person to do or seek any of the foregoing; PROVIDED, HOWEVER, that the Company may furnish confidential information in response to an unsolicited written Takeover Proposal and engage in negotiations with a Person relating to such written Takeover Proposal if, but only if, the Company's Board of Directors shall have concluded in good faith and on the basis of advice (x) from financial advisors, that such Takeover Proposal involves consideration to the holders of Company Common Stock that is superior to the consideration offered pursuant to the Merger and is otherwise superior to the Merger and (y) from independent outside counsel that the failure to take such action would constitute a violation of the Board's fiduciary duties under applicable law; and PROVIDED, FURTHER, that the Company shall notify Parent immediately of any inquiries, expressions of interest, proposals or offers received by, the Company or any of the Company's representatives relating to any Takeover Proposal or the possibility or consideration of making a Takeover Proposal ("TAKEOVER PROPOSAL INTEREST") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest. The Company agrees that it will take the necessary steps promptly to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.6. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Takeover Proposal Interest.

        (b) As used in this Agreement, "TAKEOVER PROPOSAL" when used in connection with any Person shall mean any tender or exchange offer involving such Person, any proposal for a merger, consolidation or other business combination involving such Person or any Subsidiary of such Person, any proposal or offer to acquire in any manner an interest in excess of 15% of the outstanding equity securities of, or a substantial portion of the business or assets of, such Person or any Subsidiary of such Person, any proposal or offer with respect to any recapitalization or restructuring with respect to such Person or any Subsidiary of such Person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such Person or any Subsidiary of such Person, other than pursuant to the transactions to be effected pursuant to this Agreement.

        (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) except as expressly permitted by this Section 6.6(c), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, or the issuance of Parent Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of Company Common Stock the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from independent outside counsel that the failure to do so would constitute a violation of the Board's fiduciary duties under applicable law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION"), but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement and/or of the Option Agreement as would enable the Company to proceed with its recommendation to stockholders without making a Subsequent Determination; PROVIDED, HOWEVER, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Superior Proposal" means any Takeover Proposal (on its most recently amended or modified terms, if amended or modified) made by a Person which the Board of Directors of the Company determines in its good faith judgment (based on the advice of DBAB, or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining advice from DBAB, or another financial advisor of nationally recognized reputation, the Person is reasonably able to finance the transaction, and any proposed changes to this Agreement and/or the Option Agreement that may be proposed by Parent in response to such Takeover Proposal). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its stockholders whether or not the Board of Directors of the Company makes a Subsequent Determination.

        (d)  Nothing contained in this Section 6.6 shall prohibit the Company
(i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from independent outside counsel, failure so to disclose would constitute a violation of the Board's fiduciary duties under applicable law.

    Section 6.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Option Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Option Agreement, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    Section 6.8 PUBLICITY. So long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement, the Option Agreement, the Employee Agreements, the Voting Agreements or the other transactions contemplated hereby or thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

    Section 6.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 6.10  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Parent agrees that at all times after the Effective Time, it shall cause the Company (or the Surviving Corporation if after the Effective
Time) and its Subsidiaries to, at all times after the Effective Time, indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("INDEMNIFIED LIABILITY") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, which amount is set forth in Section 6.10 of the Disclosure Schedule, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the

Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to 150% of such rate.

    Section 6.11 COOPERATION. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Option Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

    Section 6.12 CONSENTS OF ACCOUNTANTS. Parent and the Company will each use commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

    Section 6.13 SUBSEQUENT FINANCIAL STATEMENTS. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

    Section 6.14 TAX TREATMENT. Each of Parent, Sub, the Company and their respective Subsidiaries intend that the Merger will qualify as a reorganization with the meaning of Section 368(a) of the Code, and each shall use commercially reasonable efforts to cause the Merger to so qualify. The parties agree and acknowledge that if (i) Parent has, not later than three days prior to the Effective Time, provided written notice to the Company of its intention to merge the Surviving Corporation with and into Parent with Parent surviving the merger (the "Upstream Merger"), and (ii) the Company consents to the Upstream Merger, which consent shall not be unreasonably withheld, then the Upstream Merger shall occur immediately following the Effective Time. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

    Section 6.15 EMPLOYEE BENEFITS. Parent and Sub agree that, effective as of the Effective Time, Parent shall provide, or shall cause Sub to provide, to those persons who, immediately prior to the Effective Time, were employees of the Company and its subsidiaries and who continue in such employment ("Continuing Employees"), with benefits and compensation no less favorable, in the aggregate, to the Continuing Employees than benefits and compensation that are provided to substantially similarly situated employees of the Parent or Sub as of the Effective Time.

    Section 6.16 401(k) PLAN. The Company shall terminate any and all 401(k) plans of the Company, effective not later than the day immediately preceding the Closing Date, unless Parent, in its sole and absolute discretion, elects to sponsor and maintain such plan or to merge such plan into Parent's 401(k) plan, in which event Parent shall provide the Company with written notice of such election at least three (3) days prior to the Closing Date. Unless Parent provides such notice to the Company, Parent shall receive from the Company evidence that the Company's 401(k) plan(s) have been terminated pursuant to resolution of Company's Board of Directors (the form and substance of such resolutions shall be subject to review and approval by Parent), not later than the day immediately preceding the Closing Date.

                                  ARTICLE VII
                                   CONDITIONS

    Section 7.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

        (a) any waiting period applicable to the consummation of the Merger under the HSR Act and any comparable premerger notification laws, rules or regulations of any applicable foreign jurisdiction shall have expired or been terminated, and no action shall have been instituted by an HSR Authority challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

        (b) this Agreement shall have been adopted and approved by the stockholders of the Company in accordance with the DGCL;

        (c) the shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

        (d) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or the effective operation of the business of the Company and its respective Subsidiaries after the Effective Time;

        (e) all actions by or in respect of or filings with any governmental body, agency official, or authority required to permit the consummation of the Merger shall have been obtained but excluding any consent, approval, clearance or confirmation the failure to obtain which would not have a material adverse effect on Parent, Sub, the Company or, after the Effective Time, the Surviving Corporation; and

        (f) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

    Section 7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

        (a) the representations and warranties of the Company shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, PROVIDED, that the representations and warranties set forth in Sections 4.2 and 4.3 shall be true and correct in all respects;

        (b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

        (c) the Company shall have obtained, and there shall be in full force and effect, the consents described in Section 7.2(c) of the Disclosure Schedule;

        (d) the Offer Letters shall be valid, in full force and effect and complied with in all material respects by the employee signatory thereto;

        (e)  at least forty (40) of the individuals identified in
Section 7.2(e) of the Disclosure Schedule shall have countersigned an offer letter, in substantially the form attached as Schedule 7.2(e) of the Disclosure Schedule, and each of such offer letters shall be valid, in full force and effect and complied with in all material respects by the employee signatory thereto;

        (f) since the date of this Agreement, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole;

        (g) Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Effective Time, to the effect that the Merger (taking into account the effect of the Upstream Merger, if applicable) will qualify as a reorganization within the meaning of
Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to each counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this
Section 7.2(g) shall not be waivable after receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure; and

        (h) the Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President of the Company to the effect that the conditions set forth in Sections 7.2(a) through (f) have been satisfied.

    Section 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

        (a) the representations and warranties of Parent and Sub shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole, PROVIDED, that the representations and warranties set forth in Sections 5.2 and 5.3 shall be true and correct in all respects;

        (b) Each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

        (c) The Company shall have received an opinion of Pepper Hamilton LLP, counsel to the Company, dated as of the Effective Time, to the effect that the Merger (taking into account the effect of the Upstream Merger, if applicable) will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.3(c) shall not be waivable after receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure; and

        (d) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by the Company's stockholders (and regardless of any time that may have elapsed since the event giving rise to the right to terminate hereunder):

        (a) By the mutual consent of the Board of Directors of Parent and the Board of Directors of the Company.

        (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

            (i) if the Merger shall not have occurred on or prior to March 31, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 8.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

            (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

            (iii) if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof.

        (c) By the Board of Directors of the Company if Parent or Sub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten (10) business days of written notice thereof; or

        (d)  By the Board of Directors of Parent:

            (i) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten
(10) business days of written notice thereof; or

            (ii) if (a) the Board of Directors of the Company shall have failed to recommend adoption and approval of this Agreement and the Merger by the Company's stockholders or the Board of Directors of the Company shall have withdrawn or modified such recommendation; (b) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal other than Merger; (c) a Takeover Proposal other than the Merger shall have been announced or otherwise publicly known and the Board of Directors of the Company shall have failed to recommend against acceptance of such Takeover Proposal by its stockholders within ten (10) business days of its receipt or, if sooner, the date its existence first becomes publicly known; or (d) a tender offer or exchange offer for 15% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (e) any Person (other than Parent or any of its Subsidiaries or affiliates) becomes a beneficial owner of more than 15% of the outstanding Shares.

    Section 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, Sub or the Company except (A) for fraud or for material breach of this Agreement and
(B) as set forth in Section 9.1 hereof.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1  FEES AND EXPENSES.

        (a) Except as contemplated by this Agreement, including Sections 9.1(b) and 9.1(c) hereof, all costs and expenses incurred in connection with this Agreement, the Option Agreement and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those costs and expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement/Prospectus (including filing fees related thereto) shall be shared equally by Parent and the Company.

        (b) If (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d) hereof, or (y) the Board of Directors of Parent or the Board of Directors of the Company shall terminate this Agreement pursuant to Section 8.1(b)(iii) hereof, then in any such case as described in clause (x) or (y) (each such case of termination being referred to as a "TRIGGER EVENT"), the Company shall pay to Parent (not later than simultaneously with any such Trigger Event) an amount equal to $19 million (the "TERMINATION FEE").

        (c) Notwithstanding anything to the contrary in this Section 9.1, the payments provided for in this Section 9.1 shall not be deemed to be Parent's or Sub's exclusive remedy, and Parent and Sub shall have the right to pursue any remedies available to them at law or in equity; provided, however, that in the event of a termination of this Agreement pursuant to Section 8.1(d)(i) hereof as a result of a breach (other than a willful breach) of any of the Company's representations and warranties, the payments provided for in this Section 9.1 shall be Parent's or Sub's sole and exclusive remedy.

    Section 9.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein.

    Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

    Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Parent or Sub, to:

        Hewlett-Packard Company
        3000 Hanover Street
        Mail Stop 20-BQ
        Palo Alto, CA 94304
        Attention: General Counsel
        Telephone: (650) 857-1501
        Facsimile: (650) 857-4392

           with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        525 University Avenue -- Suite 220
        Palo Alto, CA 91301
        Attention: Kenton J. King, Esq.
        Telephone: (650) 470-4500
        Facsimile: (650) 470-4570

           and

        (b)  if to the Company, to:

        Bluestone Software, Inc.
        300 Stevens Drive
        Philadelphia, PA 19113-1597
        Attention: Paul T. Porrini, Esq.
        Telephone: (610) 915-5005
        Facsimile: (610) 915-5010

           with a copy to:

        Pepper Hamilton LLP
        1235 Westlakes Drive
        Berwyn, Pennsylvania 19312
        Attention: Michael P. Gallagher, Esq.
        Telephone: (610) 640-7807
        Facsimile: (610) 640-7835

    Section 9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 24, 2000. As used in this Agreement, the term "AFFILIATE(S)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    Section 9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.11 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 9.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 9.9 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    Section 9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                                       HEWLETT-PACKARD COMPANY

                                                       By:    /s/ DUANE ZITZNER
                                                              --------------------------------------
                                                       Name:  Duane Zitzner
                                                              --------------------------------------
                                                       Title: President, Computing Systems
                                                              --------------------------------------

                                                       BETA ACQUISITION CORPORATION

                                                       By:    /s/ CHARLES N. CHARNAS
                                                              --------------------------------------
                                                       Name:  Charles N. Charnas
                                                              --------------------------------------
                                                       Title: Assistant Secretary
                                                              --------------------------------------

                                                       BLUESTONE SOFTWARE, INC.

                                                       By:    /s/ P. KEVIN KILROY
                                                              --------------------------------------
                                                       Name:  P. Kevin Kilroy
                                                              --------------------------------------
                                                       Title: Chairman and Chief Executive Officer
                                                              --------------------------------------

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT (this "AGREEMENT"), dated October 24, 2000 between Bluestone Software, Inc., a Delaware corporation ("Issuer"), and Hewlett-Packard Company, a Delaware corporation ("Grantee").

                                  WITNESSETH:

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of October 24, 2000 (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into Issuer with Issuer continuing as the surviving corporation upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

    1. GRANT OF OPTION. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 4,058,494 shares of fully paid and nonassessable common stock of the Issuer, par value $.001 per share ("Common Stock"), equal to and in no event exceeding nineteen and nine-tenths percent (19.9%) of the shares of Common Stock outstanding as of the date hereof, at a purchase price of $21.51 per share of Common Stock as adjusted in accordance with the provisions of Section 6 of this Agreement (such price, as adjusted if applicable, the "Option Price").

    2.  EXERCISE OF OPTION.

        (a) Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) on or prior to the last date of the six (6) month period following such Triggering Event (the "Option Expiration Date").

        (b) The term "Option Termination Event" shall mean the first day after the earliest to occur of the following dates: (i) the date on which the Effective Time of the Merger occurs; or (ii) the date of the termination of the Merger Agreement, provided that a Triggering Event has not occurred prior to or in connection with such termination of the Merger Agreement; PROVIDED, HOWEVER, that if the Option cannot be exercised as of any such date by reason of any applicable judgment, decree, law, regulation or order (each, an "Impediment"), or by reason of the waiting period under the HSR Act, then the Option Termination Event shall be delayed until the date which is thirty (30) days after such Impediment has been removed or such waiting period has expired.

        (c) TRIGGERING EVENT. The term "Triggering Event" shall mean any event under the Merger Agreement that, upon termination of the Merger Agreement, would entitle Grantee to receive payment of the Termination Fee from Issuer pursuant to Section 9.1(b) of the Merger Agreement, whether or not the Merger Agreement has been terminated.

        (d) NOTICE OF TRIGGERING EVENT. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, and in any event within twenty-four (24) hours, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

        (e) NOTICE OF EXERCISE; CLOSING. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date which shall be a business day not earlier than three
(3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Closing Date relating thereto.

        (f) PURCHASE PRICE. At the Closing referred to in subsection (e) of this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

        (g) ISSUANCE OF COMMON STOCK. At such Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

        (h) LEGEND. Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "THE TRANSFER AND VOTING OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

    It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses

(i) and (ii) and both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (i) RECORD HOLDER; EXPENSES. Upon the Closing, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

    3. CONDITIONS TO DELIVERY OF OPTION SHARES. The obligation of Issuer to deliver Option Shares upon any exercise of the Option is subject to the satisfaction of the following conditions:

        (a) All waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares hereunder shall have expired or been terminated; and

        (b) There shall be no preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing or prohibiting such exercise of the Option or the delivery of the Option Shares in respect of such exercise.

    4. RESERVATION OF SHARES. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 6) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods in the HSR Act and the rules and regulations thereunder) in order to permit Grantee to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

    5. LOST OPTIONS. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 6.

        (a) In the event of any change in Common Stock by reason of stock dividends, other dividends on the Common Stock payable in securities or other property (other than regular cash dividends), stock splits, merger, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted, and proper provision will be made in the agreements governing such transaction so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

        (b) Whenever the number of shares of outstanding Common Stock changes after the date hereof as a result of the events described in clause (b) hereof (but not the events described in clause (a) hereof), the Option Price shall be adjusted by multiplying the Option Price by a fraction the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

        (c) No adjustment made in accordance with this Section 6 shall constitute or be deemed a waiver of any breach of any of Issuer's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

    7.  REGISTRATION RIGHTS.

        (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to Grantee hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

        (b) At any time or from time to time within two (2) years of the first Closing, Grantee may make a written request to Issuer for registration under and in accordance with the provisions of the Securities Act with respect to all or any part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of Grantee, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after Grantee's request for a Demand Registration, Issuer shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that Issuer will not be required to file any such registration statement during any period of time (not to exceed sixty (60) days after such request in the case of clause (i) below or ninety (90) days in the case of clauses (ii) or
(iii) below) when (i) Issuer is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time,
(ii) Issuer is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (iii) Issuer determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates. Issuer shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least sixty (60) days following the date on which the Demand Registration is declared effective, in the case of an underwritten offering, or at least one hundred twenty (120) days following the date on which the Demand Registration is declared effective, in the case of a shelf registration; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. Grantee shall be entitled to two
(2) Demand Registrations; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. If any Demand Registration involves an underwritten offering, (i) Issuer shall have the right to select the managing underwriter, which shall be reasonably acceptable to Grantee and (ii) Issuer shall enter into an underwriting agreement in customary form.

        (c) If at any time within two (2) years of the first Closing, Issuer proposes to file a registration statement under the Securities Act with respect to any shares of any class of its equity securities to be sold for the account of Issuer (other than a registration statement on Form S-4 or Form S-8 or any successor form), and the registration form to be used may be used for the registration of Registrable Securities, then Issuer shall in each case give written notice of such proposed filing to Grantee at least twenty (20) days before the anticipated filing date, and Grantee shall have the right to include in such registration such number of Registrable Securities as Grantee may request (such request to be made by written notice to Issuer within fifteen
(15) days following Grantee's receipt from Issuer of such notice of proposed filing) (an "Incidental Registration"). Issuer shall use its commercially reasonable efforts to cause the managing underwriter of any proposed underwritten offering to permit Grantee to include in such offering all Registrable Securities requested by Grantee to be included in the registration for such offering on the same terms and conditions as any similar securities of Issuer included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises Grantee that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which Grantee requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter; provided that if the amount of Registrable Securities shall be so reduced, Issuer shall include in such offering (i) first all shares proposed to be included therein by the Issuer and any holder's exercising demand registration rights and (ii) second the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by any other stockholder of the Issuer. Participation by Grantee in any Incidental registration shall not affect the obligation of the Company to effect Demand Registrations under this Section 4.1. The issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without consent of Grantee.

        (d) In the event that Registrable Securities are included in a "piggyback" registration statement pursuant to Section 7(c) hereof, Grantee agrees not to effect any public sale or distribution of the issue being registered or a similar security of Issuer, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the ten (10) business days prior to, and during the ninety (90)-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by Issuer, in the case of a non-underwritten public offering, or by the managing underwriter, in the case of an underwritten public offering. In the event that Grantee requests a Demand Registration or if Registrable Securities are included in a "piggyback" registration pursuant to
Section 7(c) hereof, Issuer agrees not to effect any public sale or distribution of the issue being registered or a similar security of Issuer, or any securities convertible into or exchangeable or exercisable for such securities, during the period from such request until ninety (90) days after the effective date of such registration statement (except as part of such registration or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

        (e) Notwithstanding anything to the contrary contained herein, in the event that Grantee requests a Demand Registration or a "piggyback" registration of Registrable Securities pursuant to Section 7(b) or 7(c) hereof, respectively, Issuer shall have the right to purchase all, but not less than all, of the Registrable Securities requested to be so registered, upon the terms and subject to the conditions set forth in this Section 7(e). If Issuer wishes to exercise such purchase right, then within two (2) business days following receipt of a request for a Demand Registration or a "piggyback" registration, Issuer shall send a written notice (a "Repurchase Notice") to Grantee specifying that Issuer wishes to exercise such purchase right, a date for the closing of such purchase, which shall not be more than ten (10) business days after delivery of such Repurchase Notice, and a place for the closing of such purchase (a "Repurchase Closing"). Upon delivery of a Repurchase Notice subject to applicable Delaware law, a binding agreement shall be deemed to exist between Grantee and Issuer providing for the purchase by Issuer of the Registrable Securities requested to be registered by Grantee, upon the terms and subject to the conditions set forth in this Section 7(e). The purchase price per share or other unit of Registrable Securities (the "Repurchase Price") shall equal the average per share or per unit closing price as quoted on the Nasdaq (or if not then quoted thereon, on such other exchange or quotation system on which the Registrable Securities are quoted) for the period of five (5) trading days ending on the trading day immediately prior to the day on which Grantee requests a

Demand Registration or a "piggyback" registration of the Registrable Securities which Issuer subsequently elects to purchase. Grantee's obligation to deliver any Registrable Securities at a Repurchase Closing shall be subject to the condition that, at such Repurchase Closing, Issuer shall have delivered to Grantee a certificate signed on behalf of Issuer by Issuer's chief executive officer and chief financial officer, which certificate shall be satisfactory in form and substance to Grantee, to the effect that the purchase by Issuer of such Registrable Securities (i) is permitted under applicable Delaware corporate law and under the fraudulent conveyance provisions of the federal bankruptcy code and (ii) does not violate any material agreement to which Issuer or any of its subsidiaries is a party or by which any of their properties or assets is bound. At any Repurchase Closing, Issuer shall pay to Grantee the aggregate Repurchase Price for the Registrable Securities being purchased by wire transfer of immediately available funds or by delivering to Grantee a certified or bank check payable to or on the order of Grantee in an amount equal to such aggregate Repurchase Price, and Grantee will surrender to Issuer a certificate or certificates evidencing such Registrable Securities. A purchase of Registrable Securities by Issuer pursuant to this Section 7(e) shall be considered a Demand Registration for purposes of Section 7(b) hereof.

        (f) The registrations effected under this Section 7 shall be effected at Issuer's expense except for underwriting commissions allocable to the Registrable Securities. Issuer shall indemnify and hold harmless Grantee, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this
Section 7; PROVIDED, HOWEVER, that Issuer shall not be liable in any such case to Grantee or any affiliate or controlling person of Grantee or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Issuer specifically for use in the preparation thereof by Grantee such affiliate, controlling person, officer, director, agent or representative, as the case may be.

    8.  PUT AND CALL.

        (a) EXERCISE. At any time during which the Option is exercisable pursuant to Section 2 (the "Repurchase Period"), upon demand by Grantee, Grantee shall have the right to sell to Issuer (or any successor entity thereof), and Issuer (or such successor entity) shall be obligated to repurchase from Grantee (the "Put"), and upon demand by Issuer, Issuer (or any successor entity thereof) shall have the right to purchase from Grantee and Grantee shall be obligated to sell to Issuer (or any successor entity) (the "Call"), all or any portion of the Option, to the extent not previously exercised, at the price set forth in subparagraph (i) below, or all or any portion of the shares purchased by Parent pursuant thereto, at a price set forth in subparagraph (ii) below:

            (i) The difference between the "Market/Tender Offer Price" for shares of Common Stock as of the date (the "Notice Date") notice of exercise of the Put or Call, as the case may be, is given to the other party (defined as the higher of (A) the price per share offered as of the Notice Date pursuant to any tender or exchange offer or other Takeover Proposal which was made prior to the Notice Date and not terminated or withdrawn as of the Notice Date (the "Tender Price") or (B) the average of the closing prices of shares of Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Notice Date (the "Market Price")), and the Exercise Price, multiplied by the number of shares purchasable pursuant to the Option (or portion thereof with respect to which Grantee is exercising its rights under this Section 8), but only if the Market/Tender Offer Price is greater than the Exercise Price.

            (ii) The Exercise Price paid by Parent for the shares acquired pursuant to the Option plus the difference between the Market/Tender Offer Price and the Exercise Price, but only if the Market/Tender Offer Price is greater than the Exercise Price, multiplied by the number of shares so purchased.

        (b) TENDER PRICE. For purposes of Section 8(a), the Tender Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Takeover Proposal during the Repurchase Period.

        (c) PAYMENT AND REDELIVERY OF OPTION OR SHARES. In the event Parent or Company exercises its rights under this Section 8, Issuer shall, within ten business days of the Notice Date, pay the required amount to Grantee in immediately available funds and Grantee shall surrender to Issuer the Option or the certificates evidencing the shares purchased by Grantee pursuant thereto, and Grantee shall warrant that it owns such shares and that such shares are then free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

    9. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Issuer,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Issuer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which could not, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Issuer and its Subsidiaries, taken as a whole, or impair the ability of Issuer to consummate the transactions contemplated by this Agreement.

        (d) The Issuer has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

    10. REPRESENTATIONS AND WARRANTIES OF THE GRANTEE. Grantee hereby represents and warrants to Issuer as follows:

        (a) Grantee has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Grantee. This Agreement is the valid and legally binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

        (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation, as amended to date, or Bylaws, as amended to date, of Grantee,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Grantee or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, degree, statute, law, ordinance, rule or regulation applicable to Grantee or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such violations, breaches, defaults, terminations, cancellations, accelerations or conflicts which could not, individually or in the aggregate, have a material adverse effect (as defined in the Merger Agreement) on Grantee and its Subsidiaries, taken as a whole, or impair the ability of Grantee to consummate the transactions contemplated by this Agreement.

    11. GRANTEE COMPLIANCE. Grantee shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

    12. ASSIGNMENT OF OPTION BY GRANTEE. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

    13. LIMITATION OF GRANTEE PROFIT.

        (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $19 million.

        (b) As used herein, the term "Total Profit" shall mean the sum of (before taxes) (i) the net cash amounts received by Grantee pursuant to
Section 8 and (ii) the amount received by Grantee pursuant to Section 9.1(b) of the Merger Agreement.

    14. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and Issuer will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance.

    15. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    16. SEPARABILITY OF PROVISIONS. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

    17. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

    18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

    20. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    21. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    22. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    23. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                      BLUESTONE SOFTWARE, INC.

                                                      By: /s/ P. KEVIN KILROY
                                                      ---------------------------------------------
                                                      Name: P. Kevin Kilroy
                                                      ------------------------------------------
                                                      Title: Chairman and Chief Executive Officer
                                                      -------------------------------------------

                                                      HEWLETT-PACKARD COMPANY

                                                      By: /s/ DUANE ZITZNER
                                                      ---------------------------------------------
                                                      Name: Duane Zitzner
                                                      ------------------------------------------
                                                      Title: President, Computing Systems
                                                      -------------------------------------------

                                                                      APPENDIX C

                                VOTING AGREEMENT

    VOTING AGREEMENT, dated as of October 24, 2000 (this "AGREEMENT"), among the stockholders listed on the signature pages hereto (collectively, the "STOCKHOLDERS" and each individually, a "STOCKHOLDER"), Bluestone
Software, Inc., a Delaware corporation (the "COMPANY"), and Hewlett-Packard Company, a Delaware corporation ("PARENT"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

    WHEREAS, as of the date hereof, each Stockholder owns of record and beneficially shares of capital stock of the Company, as set forth opposite such Stockholder's name on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "SHARES");

    WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Parent will be merged with and into the Company, and the Company will be the surviving corporation (the "MERGER"); and

    WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

    SECTION 1.  DEFINITIONS.  For purposes of this Voting Agreement:

        (a) As used in this Agreement, "TAKEOVER PROPOSAL" shall mean any tender or exchange offer involving the Company or any Subsidiary of the Company, any proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, any proposal or offer to acquire in any manner an interest in excess of 15% of the outstanding equity securities of, or a substantial portion of the business or assets of, the Company or any Subsidiary of the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any Subsidiary of the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such the Company or any Subsidiary of the Company, other than pursuant to the transactions to be effected pursuant to the Merger Agreement.

        (b) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided that such beneficial ownership shall be limited to securities (not including those that the Person (as defined in the Exchange Act) has a right to acquire within 60 days unless so acquired) over which such Person has sole or shared voting power. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and over which such Person has sole or shared voting power.

    SECTION 2.  VOTING OF SHARES.

        (a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the meeting of the Company's stockholders to consider the Merger Agreement and the Merger or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares
(i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to such Stockholder, and
(ii) against any other Takeover Proposal.

        (b) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 2. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this
Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked,
(ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

    SECTION 3. TRANSFER OF SHARES. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly, (a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. Notwithstanding the foregoing, any Stockholder may sell, assign or transfer all or any part of its Shares to any director, officer, stockholder, partner or affiliate of such Stockholder provided that the transferee thereof agrees to and becomes bound by this Agreement as a Stockholder by executing a counterpart hereof.

    SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder on its own behalf hereby severally (but not jointly) represents and warrants to Parent with respect to itself and its, his or her ownership of the Shares as follows:

        (a) OWNERSHIP OF SHARES. On the date hereof, the Shares are Beneficially Owned by Stockholder or its nominee. Stockholder has full voting power, with respect to all of the Shares. Such Stockholder is the record and Beneficial Owner.

        (b) POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations, under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust other than such violations which individually or in the aggregate do not materially impair the ability of Stockholder to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of its properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform its obligations hereunder.

    SECTION 5. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Takeover Proposal, (b) enter into any agreement with respect to any Takeover Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, except to the extent that any such action is permitted by Section 6.6(a) of the Merger Agreement.

    SECTION 6. TERMINATION. This Agreement, including without limitation the representations and warranties in Section 4, shall terminate upon the earliest to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

    SECTION 7. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    SECTION 8. FIDUCIARY DUTIES. Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder or its affiliate from taking or not taking any action in his or her capacity as an officer or director of the Company, including the recommendation of the Merger Agreement, to the extent not in breach of the Merger Agreement.

    SECTION 9.  MISCELLANEOUS.

        (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

        (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        (e) The obligations and liabilities of the Stockholders under this Agreement shall be several and not joint.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

                                                      HEWLETT-PACKARD COMPANY

                                                      By: /s/ CHARLES N. CHARNAS
                                                      ---------------------------------------------
                                                      Name: Charles N. Charnas
                                                      ------------------------------------------
                                                      Title: Assistant Secretary
                                                      -------------------------------------------

                                                      BLUESTONE SOFTWARE, INC.

                                                      By: /s/ PAUL T. PORRINI
                                                      ---------------------------------------------
                                                      Name: Paul T. Porrini
                                                      ------------------------------------------
                                                      Title: Senior Vice President and General Counsel
                                                      -------------------------------------------

                                                      STOCKHOLDERS:

                                                      APA EXCELSIOR IV, L.P.

                                                      By: APA Excelsior IV Partners, L.P.
                                                      ---------------------------------------------
                                                      Its: General Partner
                                                      ---------------------------------------------

                                                      By: Patricof & Co. Managers, Inc.
                                                      -------------------------------------
                                                      Its: General Partner
                                                      -------------------------------------

                                                      Signature /s/ GREGORY M. CASE
                                                      ---------------------------------------

                                                      Print Name: Gregory M. Case
                                                      -------------------------------------

                                                      APA EXCELSIOR IV/OFFSHORE, L.P.

                                                      By: APA Excelsior IV Partners, L.P.
                                                      ---------------------------------------------
                                                      Its: General Partner
                                                      ---------------------------------------------

                                                      By: Patricof & Co. Managers, Inc.
                                                      -------------------------------------
                                                      Its: General Partner
                                                      -------------------------------------

                                                      Signature /s/ GREGORY M. CASE
                                                      ---------------------------------------

                                                      Print Name: Gregory M. Case
                                                      -------------------------------------

                                                      PATRICOF PRIVATE INVESTMENT CLUB, L.P.

                                                      By: APA Excelsior IV Partners, L.P.
                                                      ---------------------------------------------
                                                      Its: General Partner
                                                      ---------------------------------------------

                                                      By: Patricof & Co. Managers, Inc.
                                                      -------------------------------------
                                                      Its: General Partner
                                                      -------------------------------------

                                                      Signature /s/ GREGORY M. CASE
                                                      ---------------------------------------

                                                      Print Name: Gregory M. Case
                                                      -------------------------------------

                                                      P/A FUND, L.P.

                                                      By: Fostin Capital Partners II, L.P.
                                                      ---------------------------------------------
                                                      Its: General Partner
                                                      ---------------------------------------------

                                                      Signature /s/ WILLIAM C. HULLEY
                                                      ---------------------------------------

                                                      Print Name: William C. Hulley
                                                      -------------------------------------

                                                      PAUL MELAN BAIADA GST EXEMPT TRUST

                                                      Signature /s/ J. MARK BAIADA
                                                      ---------------------------------------

                                                      Print Name: J. Mark Baiada
                                                      -------------------------------------
                                                      Its: Co-Trustee
                                                      ---------------------------------------------

                                                      Signature /s/ DIANE Y. BAIADA
                                                      ---------------------------------------

                                                      Print Name: Diane Y. Baiada
                                                      -------------------------------------
                                                      Its: Co-Trustee
                                                      ---------------------------------------------

                                                      PAUL MELAN BAIADA

                                                      Signature /s/ PAUL MELAN BAIADA
                                                      ---------------------------------------

                                                      Print Name: Paul Melan Baiada
                                                      -------------------------------------
                                                      as an individual and in his representative
                                                      capacity

                                                                      APPENDIX D

                  [DEUTSCHE BANK SECURITIES, INC. LETTERHEAD]

                                                                October 24, 2000

Board of Directors
Bluestone Software, Inc.
300 Stevens Drive
Philadelphia, PA 19113

Gentlemen:

    Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Bluestone Software, Inc. ("Bluestone") in connection with the proposed merger of Bluestone and Hewlett-Packard Company (the "Company") pursuant to the Agreement and Plan of Merger, dated as of October 24, 2000, among Bluestone, the Company and Sub, a direct wholly owned subsidiary of the Company ("Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into Bluestone (the "Transaction"), as a result of which Bluestone will become a wholly owned subsidiary of the Company. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.001 per share, of Bluestone ("Bluestone Common Stock") not owned directly or indirectly by the Company or Bluestone will be converted into the right to receive .2433 shares (the "Exchange Ratio") of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Bluestone Common Stock of the Exchange Ratio.

    In connection with Deutsche Bank's role as financial advisor to Bluestone regarding this transaction, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Bluestone and the Company and certain internal analyses and other information furnished to it by Bluestone. Deutsche Bank has also held discussions with members of senior management from both Bluestone and the Company regarding the businesses and prospects of their respective companies. Deutsche Bank was granted limited access to management of the Company for the purpose of discussing the Company and the prospects of the Company and thus relied, with your consent, primarily on publicly available information regarding these topics. Moreover, we have not been provided information on the status of any potential acquisitions by the Company, and accordingly, also with your consent, have not considered the potential impact of such combinations in our analysis. In the context of our engagement by Bluestone, we were not authorized to and did not solicit third party indications of interest in acquiring all or any part of Bluestone, or investigate any alternative transactions.

    Deutsche Bank has (i) reviewed the reported prices and trading activity for Bluestone Common Stock and Company Common Stock, (ii) compared certain financial and stock market information for Bluestone and the Company with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Bluestone or the Company, including, without limitation, any financial information, forecasts or

Bluestone Software, Inc.
October 24, 2000
Page 2

projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Bluestone or the Company. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Bluestone, the Company and Sub contained in the Merger Agreement are true and correct, Bluestone, the Company, and Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Bluestone, the Company, and Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Bluestone or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Bluestone or the Company or materially reduce the contemplated benefits of the Transaction to the Company. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Bluestone and the Company and their respective stockholders and that the Transaction will be accounted for as a purchase.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of Bluestone and is not a recommendation to the stockholders of Bluestone to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of Bluestone Common Stock of the Exchange Ratio, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Bluestone to engage in the Transaction.

    Deutsche Bank will be paid a fee for its services as financial advisor to Bluestone in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to Bluestone and the Company or their affiliates for which it has received compensation, including Bluestone's initial public offering and follow-on offering. In connection with the completion of a private placement offering for Bluestone in May of 1999, Deutsche Bank also received warrants to purchase 150,448 shares of Bluestone Common Stock, at a strike price of $15.00 per share, which have not been exercised to date. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Bluestone and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Bluestone Software, Inc.
October 24, 2000
Page 3

    Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of Bluestone Common Stock.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                          By /s/ DEUTSCHE BANK SECURITIES INC.
                                          --------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Delaware law, Hewlett-Packard's amended and restated certificate of incorporation provides that no director of Hewlett-Packard will be personally liable to Hewlett-Packard or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of duty of loyalty to Hewlett-Packard or to its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    Hewlett-Packard's amended and restated certificate of incorporation further provides that Hewlett-Packard must indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. Hewlett-Packard believes that indemnification under its amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    Hewlett-Packard has entered into indemnification agreements with each of its directors and certain officers. These agreements, among other things, require Hewlett-Packard to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Hewlett-Packard, arising out of the person's services as a director or officer to Hewlett-Packard, any subsidiary of Hewlett-Packard or to any other company or enterprise for which the person provides services at Hewlett-Packard's request.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
2(a)                    Master Separation and Distribution Agreement between
                        Hewlett-Packard Company and Agilent Technologies, Inc.
                        effective as of August 12, 1999, which appears as Exhibit 2 to Registrant's Annual Report on Form 10-K for the fiscal
                        year ended October 31, 1999, which exhibit is incorporated herein by reference.

2(b)                    Agreement and Plan of Merger dated as of October 24, 2000, among Hewlett-Packard Company, Beta Acquisition Corporation and Bluestone Software, Inc. (included as Appendix A to the prospectus/proxy statement).

2(c)                    Stock Option Agreement between Hewlett-Packard Company and
                        Bluestone Software, Inc., dated as of October 24, 2000
                        (included as Appendix B to the prospectus/proxy statement).

2(d)                    Voting Agreement among Hewlett-Packard Company, Bluestone
                        Software, Inc. and certain stockholders of Bluestone
                        Software, Inc. (included as Appendix C to the prospectus/proxy statement).

3(a)                    Registrant's Amended and Restated Certificate of
                        Incorporation, which appears as Exhibit 3(a) to Registrant's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended
                        April 30, 1998, which exhibit is incorporated herein by
                        reference.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
3(b)                    Registrant's Amended By-Laws, which appears as Exhibit 3(b)
                        to Registrant's Annual Report on Form 10-K for the fiscal
                        year ended October 31, 1999, which exhibit is incorporated herein by reference.

4(a)                    Indenture dated as of October 14, 1997 among Registrant and
                        Chase Trust Company of California regarding Liquid Yield
                        Option Notes due 2017 which appears as Exhibit 4.2 to
                        Registrant's Registration Statement on Form S-3
                        (Registration No. 333-44113), which exhibit is incorporated herein by reference.

4(b)                    Supplemental Indenture dated as of March 16, 2000 among
                        Registrant and Chase Trust Company of California regarding
                        Liquid Yield Option Notes due 2017 which appears as
                        Exhibit 4(b) to Registrant's Quarterly Report on Form 10-Q
                        for the fiscal quarter ended July 31, 2000, which exhibit is incorporated herein by reference.

4(c) Form of Registrant's 7.15% Global notes due June 15, 2005 and related Officers' Certificate, which appear as Exhibits 4.1 and 4.3 to Registrant's Form 8-K filed on
                        June 15, 2000, which exhibits are incorporated herein by reference.

4(d)                    Senior Indenture, which appears as Exhibit 4.1 to
                        Registrant's Registration Statement on Form S-3 dated
                        February 18, 2000, as amended by Amendment No. 1 thereto dated March 17, 2000 (Registration No. 333-30786), which exhibit is incorporated herein by reference.

5                       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

8(a)                    Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

8(b)                    Tax opinion of Pepper Hamilton LLP.*

10(a) Registrant's 1985 Incentive Compensation Plan, as amended, which appears as Exhibit 10(a) to Registrant's Annual
                        Report on Form 10-K for the fiscal year ended October 31, 1999, which exhibit is incorporated herein by reference.

10(b)                   Registrant's 1985 Incentive Compensation Plan, as amended, stock option agreement, which appears as Exhibit 10(b) to
                        Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, which exhibit is incorporated herein by reference.

10(c) Registrant's Excess Benefit Retirement Plan, amended and restated as of November 1, 1999.

10(d)                   Registrant's 1990 Incentive Stock Option Plan, as amended, which appears as Exhibit 10(d) to Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999,
                        which exhibit is incorporated herein by reference.

10(e)                   Registrant's 1990 Incentive Stock Option Plan, as amended, stock option agreement, which appears as Exhibit 10(e) to
                        Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, which exhibit is incorporated herein by reference.

10(f)                   Registrant's 1995 Incentive Stock Plan, as amended, which
                        appears as Exhibit 10(f) to Registrant's Annual Report on
                        Form 10-K for the fiscal year ended October 31, 1999, which exhibit is incorporated herein by reference.

10(g)                   Registrant's 1995 Incentive Stock Plan, as amended, stock
                        option and restricted stock agreements, which appears as
                        Exhibit 10(g) to Registrant's Annual Report on Form 10-K for
                        the fiscal year ended October 31, 1999, which exhibit is
                        incorporated herein by reference.

10(h)                   Registrant's 1997 Director Stock Plan which appears as
                        Exhibit 99 to Registrant's Form S-8 filed on March 7, 1997, which exhibit is incorporated herein by reference.

10(i)                   Registrant's Executive Deferred Compensation Plan, Amended
                        and Restated effective November 1, 1999, which appears as
                        Exhibit 10(i) to Registrant's Annual Report on Form 10-K for
                        the fiscal year ended October 31, 1999, which exhibit is
                        incorporated herein by reference.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
10(j)                   VeriFone, Inc. Amended and Restated 1992 Non-Employee
                        Directors' Stock Option Plan which appears as Exhibit 99.1 to Registrant's Form S-8 filed on July 1, 1997, which
                        exhibit is incorporated herein by reference.

10(k)                   VeriFone, Inc. Amended and Restated Incentive Stock Option
                        Plan and form of agreement which appears as Exhibit 99.2 to
                        Registrant's Form S-8 filed on July 1, 1997, which exhibit is incorporated herein by reference.

10(l)                   VeriFone, Inc. Amended and Restated 1987 Supplemental Stock
                        Option Plan and form of agreement which appears as
                        Exhibit 99.3 to Registrant's Form S-8 filed on July 1, 1997, which exhibit is incorporated herein by reference.

10(m)                   Enterprise Integration Technologies Corporation 1991 Stock
                        Plan and form of agreement which appears as Exhibit 99.4 to
                        Registrant's Form S-8 filed on July 1, 1997, which exhibit is incorporated herein by reference.

10(n)                   VeriFone, Inc. Amended and Restated Employee Stock Purchase
                        Plan which appears as Exhibit 99.1 to Registrant's Form S-8 filed on July 1, 1997, which exhibit is incorporated herein by reference.

10(o)                   Registrant's 1998 Subsidiary Employee Stock Purchase Plan
                        and the Subscription Agreement which appear as Appendices E and E-1 to Registrant's Proxy Statement dated January 12,
                        1998, respectively, which appendices are incorporated herein by reference.

10(p)                   Transition Agreement, dated May 20, 1999, between Registrant and Lewis E. Platt which appears as Exhibit 10(ee) to
                        Registrant's Quarterly Report on Form 10-Q for the fiscal
                        quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(q)                   Employment Agreement, dated May 20, 1999, between Registrant and Robert P. Wayman which appears as Exhibit 10(ff) to
                        Registrant's Quarterly Report on Form 10-Q for the fiscal
                        quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(r)                   Employment Agreement, dated July 17, 1999, between
                        Registrant and Carleton S. Fiorina which appears as
                        Exhibit 10(gg) to Registrant's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(s)                   Executive Transition Program which appears as
                        Exhibit 10(hh) to Registrant's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(t)                   Incentive Stock Plan Stock Option Agreement (Non-Qualified),
                        dated July 17, 1999, between Registrant and Carleton S.
                        Fiorina which appears as Exhibit 10(ii) to Registrant's
                        Quarterly Report on Form 10-Q for the fiscal quarter ended
                        July 31, 1999, which exhibit is incorporated herein by
                        reference.

10(u)                   Restricted Stock Agreement, dated July 17, 1999, between
                        Registrant and Carleton S. Fiorina which appears as
                        Exhibit 10(jj) to Registrant's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(v)                   Restricted Stock Unit Agreement, dated July 17, 1999,
                        between Registrant and Carleton S. Fiorina which appears as
                        Exhibit 10(kk) to Registrant's Quarterly Report on
                        Form 10-Q for the fiscal quarter ended July 31, 1999, which exhibit is incorporated herein by reference.

10(w)                   Registrant's 2000 Stock Plan which appears as Appendix A to
                        Registrant's Proxy Statement dated January 18, 2000, which appendix is incorporated herein by reference.

10(x)                   Registrant's 2000 Employee Stock Purchase Plan which appears as Appendix B to Registrant's Proxy Statement dated
                        January 18, 2000, which appendix is incorporated herein by reference.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
10(y)                   Registrant's Pay-for-Results Plan which appears as
                        Appendix C to Registrant's Proxy Statement dated
                        January 18, 2000, which appendix is incorporated herein by reference.

23(a)                   Consent of Independent Accountants (Hewlett-Packard
                        Company).

23(b)                   Consent of Independent Accountants (Bluestone Software,
                        Inc.).

23(c)                   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5).

23(d)                   Consent of Deutsche Bank Securities Inc.

24 Power of Attorney (included on signature page to this registration statement).

99(a)                   Form of Bluestone Software, Inc. Proxy.

99(b)                   Opinion of Deutsche Bank Securities Inc., dated October 24,
                        2000 (included as Appendix D to the prospectus/proxy
                        statement).

------------------------

*   To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

    No schedules are included in the foregoing financial statements because the required information is inapplicable or is presented in the financial statements or related notes thereto.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

    (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

    (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequently to the effective date of the registration statement through the date of responding to the request; and

    (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on the 9th day of November, 2000.

                                                       HEWLETT-PACKARD COMPANY

                                                       By:            /s/ CHARLES N. CHARNAS
                                                            -----------------------------------------
                                                                        Charles N. Charnas
                                                             ASSISTANT SECRETARY AND SENIOR MANAGING
                                                                             COUNSEL

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ann O. Baskins and Charles N. Charnas, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                        TITLE                              DATE
                      ---------                        -----                              ----
                                                       President, Chief Executive
               /s/ CARLETON S. FIORINA                   Officer and Chairman of
     -------------------------------------------         the Board (Principal       November 9, 2000
                 Carleton S. Fiorina                     Executive Officer)

                                                       Executive Vice President
                                                         Finance and
                /s/ ROBERT P. WAYMAN                     Administration, Chief
     -------------------------------------------         Financial Officer and      November 9, 2000
                  Robert P. Wayman                       Director (Principal
                                                         Financial Officer)

              /s/ RAYMOND W. COOKINGHAM                Vice President and
     -------------------------------------------         Controller (Principal      November 9, 2000
                Raymond W. Cookingham                    Accounting Officer)

                      SIGNATURE                        TITLE                              DATE
                      ---------                        -----                              ----
                /s/ PHILIP M. CONDIT
     -------------------------------------------       Director                     November 9, 2000
                  Philip M. Condit

               /s/ RICHARD A. HACKBORN
     -------------------------------------------       Director                     November 9, 2000
                 Richard A. Hackborn

            /s/ DR. GEORGE A. KEYWORTH II
     -------------------------------------------       Director                     November 9, 2000
              Dr. George A. Keyworth II

                  /s/ SUSAN P. ORR
     -------------------------------------------       Director                     November 9, 2000
                    Susan P. Orr